    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1995

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                    CBS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

         Common Stock, $2.50 par value

     (2)  Aggregate number of securities to which transaction applies:

         64,806,388 shares of Common Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $82.153, representing (i) the sum of the purchase price of $81 per share plus an additional amount equal to $1.22 per share (representing the product of (x)$81, (y) 6% and (z) the number of days in the period beginning on and including August 31, 1995, and ending on but excluding December 1, 1995 (the date the registrant has assumed the transaction to be acted upon will be consummated for purposes of calculating the per unit price), divided by 365) minus (ii) $.067 per share, representing a pro rata portion of the regular quarterly dividend the registrant expects to declare and pay during the quarter ending December 31, 1995

     (4)  Proposed maximum aggregate value of transaction:

         $5,324,039,193.36

     (5)  Total fee paid:

         $1,064,807.84, equaling 1/50th of one percent of the proposed maximum aggregate value of transaction.

/X/ Fee paid previously with preliminary materials (in connection with the initial filing on August 25, 1995).

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[LETTERHEAD OF CBS INC.]

                                                                October 17, 1995

To the Shareholders of CBS Inc.:

     You are cordially invited to attend a Special Meeting of Shareholders of CBS Inc. to be held at 10:00 a.m. on Thursday, November 16, 1995, at the Titus 1 Theater, The Museum of Modern Art, 11 West 53rd Street, New York, New York.

     As described in the enclosed Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated August 1, 1995 (the "Merger Agreement"), among Westinghouse Electric Corporation ("Westinghouse"), Group W Acquisition Corp., an indirect wholly owned subsidiary of Westinghouse, and CBS Inc. ("CBS"), and the Merger (as defined below) contemplated thereby. Under the Merger Agreement, Westinghouse would acquire CBS and each outstanding share of CBS Common Stock would be converted into the right to receive $81 in cash, plus an additional amount equal to the product of (x) $81, (y) 6% and (z) the number of days in the period from and including August 31, 1995, to but excluding the closing date for the Merger, divided by 365, minus any dividends declared and payable for the period following August 1, 1995 (all such transactions collectively the "Merger"). Assuming, for purposes of the following calculation, the Merger is consummated on December 1, 1995, and giving effect to the $0.10 per share regular quarterly dividend declared by the Company on October 11, 1995, such additional amount would equal approximately $1.15 per share. This additional amount is intended to compensate CBS shareholders for any delay in consummating the Merger after August 30, 1995.

     Your Board of Directors has determined that the Merger is in the best interests of CBS and its Shareholders and has unanimously approved the Merger Agreement and the Merger. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. L.T. Holding Corp., a wholly owned subsidiary of Loews Corporation, has agreed, subject to certain conditions, to vote its shares of CBS Common Stock (representing, as of August 4, 1995, approximately 16.95% of the outstanding shares of CBS Common Stock) in favor of the Merger Agreement and the Merger.

     Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of 66 2/3% of the outstanding shares of CBS Common Stock entitled to vote thereon and the receipt of certain approvals from regulatory authorities. Only holders of CBS Common Stock of record at the close of business on October 6, 1995, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     If the Merger is consummated, holders of CBS Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 623 of the New York Business Corporation Law will be entitled to statutory appraisal rights.

     You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement.

     It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage-paid envelope. Failure to return a properly executed proxy card or vote at the Special Meeting would have the same effect as a vote against the Merger Agreement and the Merger. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Agreement and the Merger. Please do not send in your stock certificates at this time. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          Sincerely,

                                          /s/ LAURENCE A. TISCH

                                          --------------------------------------
                                          Laurence A. Tisch
                                          Chairman, President and
                                          Chief Executive Officer

[LETTERHEAD OF CBS INC.]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of CBS Inc. (the "Special Meeting") will be held on Thursday, November 16, 1995, at 10:00 a.m., at the Titus 1 Theater, The Museum of Modern Art, 11 West 53rd Street, New York, New York, for the following purposes :

          (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated August 1, 1995 (the "Merger Agreement"), among Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), Group W Acquisition Corp., a New York corporation and indirect wholly owned subsidiary of Westinghouse ("Sub"), and CBS Inc., a New York corporation (the "Company"), and the Merger (as defined below) contemplated thereby. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Merger Agreement provides that: (A) Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; (B) the Company would thereupon become a wholly owned subsidiary of Westinghouse; and (C) each outstanding share of Common Stock, par value $2.50 per share (the "Common Stock"), of the Company (other than certain shares owned by the Company, Westinghouse or their respective subsidiaries, which would be cancelled, and other than shares properly dissenting from the Merger) would be converted, upon the consummation of the Merger, into the right to receive $81 in cash plus an additional amount equal to the product of (x) $81, (y) 6% and (z) the number of days in the period from and including August 31, 1995, to but excluding the Closing Date (as defined herein), divided by 365, minus any dividends declared and payable by the Company for the period following August 1, 1995 (such amount the "Additional Amount" and, together with the $81, the "Merger Consideration"). Assuming, for purposes of the following calculation, the Merger is consummated on December 1, 1995, and giving effect to the $0.10 per share regular quarterly dividend declared by the Company on October 11, 1995, the Additional Amount would equal approximately $1.15 per share of Common Stock. (If the Merger is consummated on any other date or another such dividend is paid, the Additional Amount will be greater or less than such amount, as the case may be, according to the foregoing formula.) The Additional Amount is intended to compensate the Shareholders for any delay in consummating the Merger after August 30, 1995.

          (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on October 6, 1995, as the record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Agreement and the Merger. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

     In the event that there are not sufficient votes to approve and adopt the Merger Agreement and the Merger, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

     If the Merger is consummated, holders of Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 623 of the New York Business Corporation Law will be entitled to statutory appraisal rights.

                                          By Order of the Board of Directors,

                                          ELLEN ORAN KADEN
                                          Secretary

New York, New York
October 17, 1995

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     THE AFFIRMATIVE VOTE OF HOLDERS OF 66 2/3% OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

[LETTERHEAD OF CBS INC.]

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                               NOVEMBER 16, 1995

                            ------------------------

     This Proxy Statement is being furnished to the holders of Common Stock, par value $2.50 per share (the "Common Stock"), of CBS Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Special Meeting of Shareholders to be held on Thursday, November 16, 1995, at 10:00 a.m., at the Titus 1 Theater, The Museum of Modern Art, 11 West 53rd Street, New York, New York, and at any adjournments or postponements thereof (the "Special Meeting"). The Board of Directors has fixed the close of business on October 6, 1995, as the record date (the "Record Date") for the Special Meeting with respect to this solicitation.

     At the Special Meeting, the holders of Common Stock (the "Shareholders") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated August 1, 1995 (the "Merger Agreement"), among Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), Group W Acquisition Corp., a New York corporation and indirect wholly owned subsidiary of Westinghouse ("Sub"), and the Company, and the Merger (as defined below) contemplated thereby. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein, (i) Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Company would thereupon become a wholly owned subsidiary of Westinghouse and (iii) each outstanding share of Common Stock (other than certain shares owned by the Company, Westinghouse or their respective subsidiaries, which would be cancelled, and other than shares dissenting from the Merger ("Dissenting Shares") pursuant to Section 623 of the Business Corporation Law of the State of New York (the "BCL")) would be converted, upon the consummation of the Merger, into the right to receive $81 in cash plus an additional amount equal to the product of (x) $81, (y) 6% and (z) the number of days in the period from and including August 31, 1995, to but excluding the Closing Date, divided by 365, minus any dividends declared and payable by the Company for the period following August 1, 1995 (such amount the "Additional Amount" and, together with the $81, the "Merger Consideration"), from the Surviving Corporation. Assuming, for purposes of the following calculation, the Merger is consummated on December 1, 1995, and giving effect to the $0.10 per share regular quarterly dividend declared by the Company on October 11, 1995, the Additional Amount would equal approximately $1.15 per share of Common Stock. (If the Merger is consummated on any other date or another such dividend is paid, the Additional Amount will be greater or less than such amount, as the case may be, according to the foregoing formula.) The Additional Amount is intended to compensate the Shareholders for any delay in consummating the Merger after August 30, 1995.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. L.T. Holding Corp., a wholly owned subsidiary of Loews Corporation, has agreed, subject to certain conditions, to vote its shares of Common Stock (representing, as of August 4, 1995, approximately 16.95% of the outstanding shares of Common Stock) in favor of the Merger Agreement and the Merger.

     Shareholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

     This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being mailed to Shareholders on or about October 17, 1995.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            ------------------------

             The date of this Proxy Statement is October 17, 1995.
                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR WESTINGHOUSE SINCE THE DATE HEREOF.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange and certain reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

     All information contained in this Proxy Statement concerning Westinghouse and its subsidiaries, including Sub, has been supplied by Westinghouse and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY
  The Special Meeting.................................................................     1
  Solicitation of Proxies.............................................................     1
  Appraisal Rights....................................................................     2
  Parties to the Merger...............................................................     2
  Recommendation of Board of Directors................................................     2
  Opinion of Financial Advisor........................................................     3
  The Merger Agreement................................................................     3
  No Solicitation.....................................................................     3
  Termination; Termination Fees.......................................................     4
  Tender Offer........................................................................     4
  Regulatory Approvals................................................................     5
  Source and Amount of Funds..........................................................     5
  Interests of Certain Persons in the Merger..........................................     5
  Certain Tax Consequences............................................................     5
  Security Ownership of Management and Certain Beneficial Owners......................     6
  Litigation..........................................................................     6
  Market Prices of Common Stock.......................................................     6
  Selected Consolidated Financial Data................................................     6
THE SPECIAL MEETING
  Matters To Be Considered at the Special Meeting.....................................     7
  Record Date and Voting..............................................................     7
  Vote Required; Revocability of Proxies..............................................     8
  Appraisal Rights....................................................................     8
  Solicitation of Proxies.............................................................    10
PARTIES TO THE MERGER
  The Company.........................................................................    10
  Westinghouse........................................................................    11
  Sub.................................................................................    11
THE MERGER
  Background of the Merger............................................................    12
  Reasons for the Merger..............................................................    14
  Opinion of Financial Advisor........................................................    15
THE MERGER AGREEMENT
  Effective Time......................................................................    20
  The Merger..........................................................................    20
  Representations and Warranties......................................................    22
  Conduct of the Business Pending the Merger..........................................    22
  No Solicitation.....................................................................    24
  Other Agreements of the Company, Westinghouse and Sub...............................    25
  Employee Benefit Plans..............................................................    26
  Stock Options.......................................................................    27
  Indemnification and Insurance.......................................................    27
  Conditions to the Merger............................................................    27
  Termination.........................................................................    28

                                                                                        PAGE
                                                                                        ----
  Termination Fees and Expenses.......................................................    29
  Tender Offer........................................................................    30
  Amendment; Waiver...................................................................    30
REGULATORY APPROVALS
  FCC.................................................................................    31
  Hart-Scott-Rodino...................................................................    33
  Status of Regulatory Approvals and Other Information................................    33
SOURCE AND AMOUNT OF FUNDS............................................................    34
TRANSACTIONS BETWEEN THE COMPANY AND WESTINGHOUSE.....................................    35
INTERESTS OF CERTAIN PERSONS IN THE MERGER
  Executive Officers..................................................................    36
  Directors...........................................................................    37
CERTAIN TAX CONSEQUENCES TO SHAREHOLDERS..............................................    38
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS
  Security Ownership of Directors and Executive Officers..............................    39
  Other Ownership of Common Stock.....................................................    40
LITIGATION............................................................................    41
MARKET PRICES OF COMMON STOCK.........................................................    42
SELECTED CONSOLIDATED FINANCIAL DATA..................................................    43
  Third Quarter 1995 Earnings.........................................................    43
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    45
INDEPENDENT PUBLIC ACCOUNTANTS........................................................    45
OTHER MATTERS.........................................................................    45
OTHER MEETINGS........................................................................    45
APPENDIX A  Agreement and Plan of Merger dated August 1, 1995, among Westinghouse
                  Electric Corporation, Group W Acquisition Corp. and CBS Inc.........   A-1
APPENDIX B  Voting Agreement dated August 1, 1995, between L.T. Holding Corp. and
                  Westinghouse Electric Corporation...................................   B-1
APPENDIX C  Fairness Opinion of Salomon Brothers Inc..................................   C-1
APPENDIX D  New York Business Corporation Law Section 623.............................   D-1

                                    SUMMARY

     The following is a summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or incorporated by reference in this Proxy Statement or in the documents attached as Appendices hereto. Each Shareholder is urged to give careful consideration to all the information contained in this Proxy Statement and the Appendices before voting.

THE SPECIAL MEETING

     Matters To Be Considered at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m. on Thursday, November 16, 1995, at the Titus 1 Theater, The Museum of Modern Art, 11 West 53rd Street, New York, New York. At the Special Meeting, Shareholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger and (ii) such other matters as may properly be brought before the Special Meeting. See "THE SPECIAL MEETING -- Matters To Be Considered at the Special Meeting" and "OTHER MATTERS".

     Record Date and Voting. The Record Date for the Special Meeting is the close of business on October 6, 1995. At the close of business on the Record Date, there were 64,821,446 shares of Common Stock outstanding and entitled to vote, held by approximately 10,428 Shareholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved. Each participant in the Company's Employee Investment Fund (the "Fund"), whether or not otherwise a Shareholder, may, by properly executing and returning the enclosed proxy card, instruct Boston Safe Deposit and Trust Company, the trustee of the Fund, as to the voting of Common Stock representing amounts credited to such participant's Fund account(s) ("Fund Stock"). Under the terms of the Fund, Fund Stock may be voted by the trustee of the Fund only; Fund participants may not vote Fund Stock in person at the Special Meeting. All shares of Fund Stock in respect of which Fund participants do not direct the voting thereof will be voted by the Fund's trustee in the same manner as a majority of the shares of Fund Stock for which valid instructions have been received. See "THE SPECIAL MEETING -- Record Date and Voting".

     Vote Required; Revocability of Proxies. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon.

     The required vote of the Shareholders on the Merger Agreement and the Merger is based upon the total number of outstanding shares of Common Stock. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Shareholder (including broker non-votes) will have the same effect as an "against" vote with respect to the Merger Agreement and the Merger. See "THE SPECIAL MEETING -- Vote Required; Revocability of Proxies".

     The presence of a Shareholder at the Special Meeting will not automatically revoke such Shareholder's proxy. However, a Shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Ellen Oran Kaden, Secretary, CBS Inc., 51 West 52nd Street, New York, New York 10019-6188, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained MacKenzie Partners, Inc. ("MacKenzie Partners") to aid in the solicitation of proxies. See "THE SPECIAL MEETING -- Solicitation of Proxies".

APPRAISAL RIGHTS

     Under the BCL, holders of shares of Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of BCL Section 623 will be entitled to statutory appraisal rights (such shares collectively referred to as the "Dissenting Shares"). See "THE SPECIAL MEETING -- Appraisal Rights" and BCL Section 623, which is attached hereto as Appendix D.

PARTIES TO THE MERGER

     The Company. The Company conducts its domestic and international operations either directly or through subsidiaries and joint ventures. The operations of the Company are carried out primarily by the CBS/ Broadcast Group, which, through the CBS Television Network, distributes a comprehensive schedule of news and public affairs broadcasts, entertainment and sports programming and feature films to CBS-owned and independently-owned and affiliated television stations. As of June 30, 1995, the Company had total assets and shareholders' equity of approximately $2.088 billion and $416.8 million, respectively. For the six months ended June 30, 1995, and the year ended December 31, 1994, the Company had net income of approximately $73.7 million and $281.6 million, respectively.

     As a television and radio broadcasting company that operates a television network, the Company is subject to the provisions of the Communications Act of 1934, as amended (the "Communications Act"), pursuant to which the Federal Communications Commission (the "FCC") is empowered to, among other things, license and regulate television and radio broadcasting stations and certain television network operations. The FCC has authority to grant or renew broadcast licenses for a maximum term of five years for television stations and seven years for radio stations if it determines that the "public convenience, interest or necessity" would be served thereby. See "PARTIES TO THE MERGER -- The Company".

     Westinghouse. Westinghouse is a diversified, global, technology-based corporation operating in the principal business areas of television and radio broadcasting, advanced electronic systems for the defense industry, environmental services, management services at government-owned facilities, sales, services and fuel for the nuclear energy market, sales, services and equipment for the power generation market, transport temperature control equipment and office furniture systems. As of June 30, 1995, Westinghouse had total assets and shareholders' equity of approximately $10.824 billion and $1.820 billion, respectively. For the six months ended June 30, 1995, and the year ended December 31, 1994, Westinghouse had net income of approximately $74.0 million and $77.0 million, respectively. See "PARTIES TO THE MERGER -- Westinghouse".

     Sub. Sub is an indirect wholly owned subsidiary of Westinghouse. Pursuant to the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), Sub would be merged with and into the Company, with the Company continuing as the Surviving Corporation. See "PARTIES TO THE MERGER -- Sub".

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors of the Company has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and its Shareholders and has unanimously approved the Merger Agreement and the Merger. Accordingly, the Board of Directors unanimously recommends that Shareholders vote "FOR" approval and adoption of the Merger Agreement and the Merger.

     In determining to approve the Merger Agreement and the Merger and to recommend that Shareholders approve the Merger Agreement and the Merger, the Board of Directors considered a number of factors, as more fully described under "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger".

OPINION OF FINANCIAL ADVISOR

     On August 1, 1995, Salomon Brothers Inc ("Salomon Brothers"), financial advisor to the Company, delivered its opinion to the Board of Directors that, as of the date of such opinion, the consideration to be received by the Shareholders in the Merger is fair to the Shareholders from a financial point of view. The full text of the written opinion of Salomon Brothers dated August 1, 1995, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C. Shareholders should read such opinion carefully and in its entirety. See "THE MERGER -- Opinion of Financial Advisor".

THE MERGER AGREEMENT

     Subject to the provisions of the Merger Agreement, at the Effective Time:
(i) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled as described in clause (ii) below and other than Dissenting Shares) will be converted into the right to receive $81 in cash plus an additional amount equal to the product of (x) $81, (y) 6% and (z) the number of days in the period from and including August 31, 1995, to but excluding the Closing Date, divided by 365, minus any dividends declared and payable by the Company for the period following August 1, 1995 (such amount the "Additional Amount" and, together with the $81, the "Merger Consideration"), from the Surviving Corporation, and will thereafter be cancelled; and (ii) each share of Common Stock that is owned by the Company, Westinghouse or any of their respective subsidiaries will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Assuming, for purposes of the following calculation, the Merger is consummated on December 1, 1995, and giving effect to the $0.10 per share regular quarterly dividend declared by the Company on October 11, 1995, the Additional Amount would equal approximately $1.15 per share of Common Stock. (If the Merger is consummated on any other date or another such dividend is paid, the Additional Amount will be greater or less than such amount, as the case may be, according to the foregoing formula.) The Additional Amount is intended to compensate the Shareholders for any delay in consummating the Merger after August 30, 1995. Based on the foregoing assumptions, the total amount of funds required by Westinghouse to purchase all the outstanding shares of Company Common Stock pursuant to the Merger Agreement and to pay fees and expenses associated with the Merger would be approximately $5.5 billion. See "THE MERGER AGREEMENT -- Effective Time" and "-- The Merger".

     Consummation of the Merger is subject to various conditions, including, among others: (i) the approval and adoption of the Merger Agreement by the requisite vote of Shareholders; (ii) the absence of any injunction preventing consummation of the Merger; (iii) the receipt by Westinghouse of the funds necessary to consummate the Merger pursuant to its Credit Agreement dated as of September 12, 1995 (the "Credit Agreement"), with certain financial institutions named therein (the "Lenders"), Morgan Guaranty Trust Company of New York, as Documentation Agent, and Chemical Bank, as Administrative Agent; (iv) the issuance by the FCC of the FCC Order (as defined herein) and the satisfaction of any condition or the taking of any action required to be so satisfied or taken to legally effect the Merger under the FCC Order; (v) expiration of the applicable waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (vi) there not having been any material adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries (as defined in the Merger Agreement) taken as whole, other than changes relating to the Company's industry or the economy in general. See "THE MERGER AGREEMENT -- Conditions to the Merger", "REGULATORY APPROVALS" and "SOURCE AND AMOUNT OF FUNDS".

NO SOLICITATION

     Pursuant to the Merger Agreement, the Company has agreed that it, its Subsidiaries and each of their respective officers, directors, employees, representatives, agents and affiliates: (i) will cease any discussions or negotiations with any party with respect to a Competing Transaction (as defined herein); and (ii) will not initiate, solicit or knowingly encourage, or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing

Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction; in the case of either clause (i) or (ii) above, except under certain circumstances to the extent required so that the Board may, in its good faith judgment, comply with its fiduciary duties to Shareholders under applicable law. See "THE MERGER AGREEMENT -- No Solicitation".

TERMINATION; TERMINATION FEES

     The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or, if applicable, after its approval by the Shareholders, as follows: (i) by the mutual written consent of the Company and Westinghouse; (ii) by either the Company or Westinghouse in the event of (A) the failure of the Shareholders to approve the Merger Agreement and the Merger or
(B) a material breach by the other party thereto of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not cured within 30 days after notice of such breach is given, in any such case such that the conditions to the Merger relating to such representation, warranty, covenant or agreement, as the case may be (see "THE MERGER -- Conditions to the Merger"), would be incapable of being satisfied by August 1, 1996; (iii) by either the Company or Westinghouse if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; (iv) by either the Company or Westinghouse in the event the Merger is not consummated by August 1, 1996, except that the terminating party may not have been responsible for the breach causing or resulting in the failure of the Merger to occur on or before such date; (v) by the Company at any time on or after the date of this Proxy Statement, if the Credit Agreement shall not be in full force and effect; (vi) by Westinghouse at any time on or after November 3, 1995, if the Credit Agreement shall not be in full force and effect; or (vii) by the Company or Westinghouse under certain circumstances in connection with a Competing Transaction. See "THE MERGER AGREEMENT -- Termination".

     Under certain circumstances, termination of the Merger Agreement would require the payment by the Company to Westinghouse of an amount equal to the sum of $100 million plus Westinghouse's reasonable documented out-of-pocket expenses relating to the Merger in an amount up to but not exceeding $50 million. Such circumstances include, without limitation, the Shareholders failing to approve and adopt the Merger Agreement and the Merger if, at or prior to the time of the Special Meeting, a Competing Transaction has been commenced or publicly proposed or disclosed, and, within one year of the Special Meeting, the Company enters into an agreement with respect to or approves or recommends such or any other Competing Transaction. Under certain other circumstances, termination of the Merger Agreement would require the payment by Westinghouse to the Company of an amount equal to the sum of, depending upon the circumstance leading to termination, (i) $100 million plus the Company's reasonable documented out-of-pocket expenses related to the Merger in an amount up to but not exceeding $20 million or (ii) $50 million plus the Company's reasonable documented out-of-pocket expenses in an amount up to but not exceeding $10 million. See "THE MERGER AGREEMENT -- Termination Fees and Expenses".

TENDER OFFER

     If there is a bona fide proposal made by a person other than Westinghouse to effect a Competing Transaction or if the FCC would otherwise permit the filing by Westinghouse and grant of an application for special temporary authorization to an independent trustee to acquire and vote the Common Stock and to exercise control of the Company's FCC-licensed facilities, Westinghouse has the right, upon no less than five days' notice, to commence a cash tender offer (the "Tender Offer") to purchase all the outstanding shares of the Company (with a minimum tender condition of 66 2/3% of the fully-diluted shares of Common Stock) at a price equal to or in excess of what would have been the Merger Consideration. The terms of the Merger Agreement would remain in full force and effect to the extent applicable to such Tender Offer. See "THE MERGER
AGREEMENT -- Tender Offer".

REGULATORY APPROVALS

     The obligation of each of Westinghouse and the Company to consummate the Merger is conditioned upon the approval of the FCC in the form of the FCC Order and the expiration of the applicable HSR Act waiting period. As of the date of this Proxy Statement, Westinghouse and the Company have filed all required applications with all applicable regulatory agencies. See "REGULATORY APPROVALS".

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Westinghouse to purchase all the outstanding shares of Company Common Stock pursuant to the Merger Agreement and to pay related fees and expenses associated with the Merger would be approximately $5.5 billion (assuming, for purposes of such calculation, the Merger is consummated on December 1, 1995). Westinghouse has entered into the Credit Agreement with the Lenders to provide credit facilities to Westinghouse in the aggregate amount of $7.5 billion. Westinghouse intends to use a portion of these credit facilities for general corporate purposes and to refinance the then existing bank indebtedness of Westinghouse and the Company. Westinghouse estimates that, at December 1, 1995, it will have approximately $500 million of outstanding bank indebtedness to be refinanced in connection with the consummation of the Merger. At September 29, 1995, the Company had approximately $215 million of outstanding bank indebtedness, although the Company expects such amount to be lower at the time of the refinancing thereof in connection with the consummation of the Merger. Chemical Bank and Morgan Guaranty Trust Company of New York each have a $247 million commitment under the Credit Agreement, the largest such commitments thereunder. There are 48 other Lenders under the Credit Agreement, with varying size commitments. The Credit Agreement contains various conditions to the Lenders' obligation to provide such credit facilities, including that there shall have been no material adverse change in the financial condition, operations, assets, business or prospects taken as a whole of the combined Westinghouse/Company entity. It is a condition to Westinghouse's obligations under the Merger Agreement that the Lenders provide the funding under the Credit Agreement. If the Lenders fail to provide such funding or the Credit Agreement otherwise ceases to be in full force and effect and, in either such case, the Merger Agreement is terminated as a result thereof, Westinghouse will be obligated to pay to the Company the applicable termination fee and to reimburse certain of the Company's expenses. See "THE MERGER
AGREEMENT -- Conditions to the Merger" and "-- Termination Fees and Expenses" and "SOURCE AND AMOUNT OF FUNDS".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The executive officers of the Company and members of the Board would receive economic benefits in the event that the Merger is consummated, including benefits pursuant to employment agreements previously entered into between the Company and certain of such individuals, consideration payable under the Merger Agreement for stock options and accelerated payments pursuant to certain deferred compensation arrangements (aggregating approximately $45,530,000, assuming the Merger is consummated on December 1, 1995). Laurence A. Tisch, Chairman, President and Chief Executive Officer of the Company, and his brother Preston R. Tisch, a member of the Board of Directors, are the co-Chairmen and co-Chief Executive Officers of Loews Corporation ("Loews"), which through L. T. Holding Corp., a Delaware corporation and wholly owned subsidiary of Loews ("L.
T. Holding"), owned, as of August 4, 1995, 10,987,285 shares, or approximately 16.95%, of the Company's outstanding Common Stock. As of such date, Messrs. Laurence and Preston Tisch beneficially owned, in the aggregate, approximately 32.08% of the outstanding common stock of Loews. L. T. Holding has entered into a Voting Agreement dated August 1, 1995 (the "Loews Voting Agreement"), with Westinghouse whereby L. T. Holding has agreed, subject to certain conditions, to vote all shares of Common Stock held of record or beneficially owned by L. T. Holding in favor of approval of the Merger Agreement and the Merger. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

CERTAIN TAX CONSEQUENCES

     The Merger would be a taxable transaction to Shareholders. Shareholders would recognize gain or loss in the Merger in an amount determined by the difference between the Merger Consideration and their tax basis in the Common Stock exchanged therefor. For further information, see "CERTAIN TAX CONSEQUENCES TO SHAREHOLDERS".

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of August 4, 1995, the directors and executive officers of the Company beneficially owned, in the aggregate, 11,434,846 shares of Common Stock (excluding shares subject to unvested options but, in the case of Messrs. Laurence and Preston Tisch, including the shares beneficially owned by Loews as described above, as to which such shares Messrs. Laurence and Preston Tisch disclaim beneficial ownership), representing approximately 17.65% of such shares outstanding. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their outstanding shares of Common Stock for the approval and adoption of the Merger Agreement and the Merger. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS".

LITIGATION

     The Company, the individual members of its Board of Directors and, in certain instances, Westinghouse and its Chairman and Chief Executive Officer have been named as defendants in eight lawsuits filed in the Supreme Court of the State of New York, New York County. In these proceedings the plaintiffs, on behalf of themselves and other Shareholders, primarily assert that the members of the Company's Board of Directors have failed to maximize Shareholder value and have breached their fiduciary duties and that the Merger does not provide sufficient value to the Company and its Shareholders. The plaintiffs seek, among other things, to enjoin the Merger and that the Company conduct an auction to maximize Shareholder value. The Company has consulted with counsel and believes that each of these lawsuits is without merit and, accordingly, will have no adverse affect on the Company or the Merger. See "LITIGATION".

MARKET PRICES OF COMMON STOCK

     The Common Stock is listed on both the NYSE and the Pacific Stock Exchange under the name CBS Inc. and traded under the symbol "CBS". On July 31, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock was $77.75. On October 16, 1995, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock was $80.25. For additional information concerning historical market prices of the Common Stock, see "MARKET PRICES OF COMMON STOCK".

SELECTED CONSOLIDATED FINANCIAL DATA

     Certain selected historical financial data of the Company are set forth under "SELECTED CONSOLIDATED FINANCIAL DATA". That data should be read in conjunction with the financial statements and related notes incorporated by reference in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     Each copy of this Proxy Statement mailed to Shareholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., on Thursday, November 16, 1995, at the Titus 1 Theater, The Museum of Modern Art, 11 West 53rd Street, New York, New York. At the Special Meeting, Shareholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger and (ii) such other matters as may properly be brought before the Special Meeting.

     The Board of Directors of the Company has determined that the Merger and the Merger Agreement are advisable and fair to and in the best interests of the Company and its Shareholders and has unanimously approved the Merger and the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger".

     SHAREHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE AND VOTING

     The Board of Directors has fixed the close of business on October 6, 1995, as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only Shareholders of record at the close of business on that date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 64,821,446 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 10,428 Shareholders of record.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum thereat. Abstentions (including broker non-votes) will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

     If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement and the Merger. Each participant in the Company's Employee Investment Fund (the "Fund"), whether or not otherwise a Shareholder, may, by properly executing and returning the enclosed proxy card, instruct Boston Safe Deposit and Trust Company, the trustee of the Fund, as to the voting of Common Stock representing amounts credited to such participant's Fund account(s) ("Fund Stock"). Under the terms of the Fund, Fund Stock may be voted by the trustee of the Fund only; Fund participants may not vote Fund Stock in person at the Special Meeting. All shares of Fund Stock in respect of which Fund participants do not direct the voting will be voted by the Fund's trustee in the same manner as a majority of the shares of Fund Stock for which valid instructions have been received.

     The Board is not aware of any matters other than that set forth in the Notice of Special Meeting of Shareholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board, except that shares represented by proxies which have been voted "against" the Merger Agreement and the

Merger will not be used to vote "for" postponement or adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement and the Merger. See "-- Vote Required; Revocability of Proxies" and "OTHER MATTERS".

     SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WOULD BE SENT TO SHAREHOLDERS BY CHEMICAL BANK, IN ITS CAPACITY AS THE PAYING AGENT, AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of holders of 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger.

     Because the required vote of the Shareholders on the Merger Agreement and the Merger is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Shareholder (including broker non-votes) will have the same effect as an "against" vote with respect to approval and adoption of the Merger Agreement and the Merger.

     The presence of a Shareholder at the Special Meeting will not automatically revoke such Shareholder's proxy. However, a Shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Ellen Oran Kaden, Secretary, CBS Inc., 51 West 52nd Street, New York, New York 10019-6188, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person.

     If a quorum is not obtained, or if fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement and the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

     No vote of the shareholders of Westinghouse is required in connection with the Merger Agreement or the Merger. The obligations of the Company and Westinghouse to consummate the Merger are subject, among other things, to the condition that the Shareholders approve and adopt the Merger Agreement and the Merger. See "THE MERGER AGREEMENT -- Conditions to the Merger".

APPRAISAL RIGHTS

     If the Merger is consummated, Shareholders who wish to dissent from such transaction will be entitled to have the "fair value" of their shares of Common Stock at the Effective Time judicially determined and paid to them in cash by complying with the provisions of BCL Section 623. The following is a summary of certain of the provisions of Section 623 of the BCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix D.

     Shareholders wishing to dissent must file an objection and notice of election to dissent with the Company at any time prior to the Special Meeting. (Shareholders not receiving notice of the Special Meeting are entitled to exercise dissenting rights at any time prior to 20 days after notice from the Company that the Merger Agreement and the Merger have been approved by the Shareholders.) The objection shall include a notice of such Shareholder's election to dissent, such Shareholder's name and residence address, the number of shares as to which such Shareholder dissents ("Dissenting Shares") and a demand for payment of the fair value of such Shareholder's shares if the action is taken. The objection should be delivered to Ellen Oran Kaden, Secretary, CBS Inc., 51 West 52nd Street, New York, New York 10019-6188.

     This written objection must be in addition to and separate from any proxy or vote abstaining from or against the Merger Agreement. Voting against, abstaining from voting or failing to vote on the Merger Agreement and the Merger will not constitute a written objection within the meaning of BCL Section 623. Shareholders electing to dissent must not vote for approval and adoption of the Merger Agreement and the Merger. Voting in favor of the Merger Agreement and the Merger, or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the Merger Agreement and the Merger), will constitute a waiver of a Shareholder's right to dissent and will nullify any written objection submitted by such Shareholder.

     Only a holder of record of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in such holder's name. The written objection and notice of election to dissent referred to above should be executed by or for the holder of record, fully and correctly, as such holder's name appears on such holder's Common Stock certificates. If the Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the written objection should be made in that capacity, and if the Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the written objection should be executed by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the written objection for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the written objection, the agent is acting as agent for the record owner or owners.

     A Shareholder may not dissent as to less than all the shares of Common Stock as to which such Shareholder has a right to dissent. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of Common Stock of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. However, a record holder, such as a broker, who holds Common Stock as nominee for multiple beneficial owners may exercise such holder's right of appraisal with respect to the shares of Common Stock held for all or less than all such beneficial owners. In such case, the written objection should set forth the number of shares of Common Stock covered by it; if the number of shares of Common Stock is not so expressly set forth, the objection will be presumed to cover all shares of Common Stock standing in the name of the record owner.

     Within one month of the time of filing of a Shareholder's written objection and notice of election to dissent, such Shareholder shall submit the certificates representing such Shareholder's Dissenting Shares to the Company, or to Chemical Bank, as the paying agent (the "Paying Agent") appointed for the payment of the Merger Consideration upon surrender of certificates representing Common Stock. The Paying Agent shall forthwith note conspicuously upon such certificates so submitted that a notice of election to dissent has been filed and shall thereupon return the certificates to such Shareholder. Any Shareholder failing to so submit Common Stock certificates for this notation shall, at the option of the Company exercised by written notice to such Shareholder, within 45 days from the date of filing such notice of election to dissent, lose such Shareholder's dissenter's rights unless a court, for good cause shown, shall direct otherwise.

     Within 15 days after the expiration of the period within which Shareholders may file their written objections and notices of election to dissent, or within 15 days after the Merger is consummated, whichever is later (but in no case later than 90 days from the Effective Time), the Company shall make a written offer to pay for Dissenting Shares at a specified price which the Company considers to be their fair value (a "Settlement Offer"). If the Company fails to timely make a Settlement Offer, or if it makes such Offer and any Shareholder who has properly elected to dissent fails to agree with the Company within the 30 days thereafter upon the price to be paid for the Dissenting Shares, the Company shall, within 20 days after the expiration of the applicable period, institute a special proceeding in the New York Supreme Court to determine the rights of any such Shareholder and to fix the fair value of the Dissenting Shares. Any Shareholder who has properly elected to dissent may institute such special proceeding within 30 days after the expiration of the foregoing period, if the Company shall fail to do so.

     A written objection and notice of election to dissent may be withdrawn in writing by a Shareholder at any time prior to the earlier of such Shareholder accepting the Company's Settlement Offer or 60 days after consummation of the Merger, unless the Company fails to make a timely Settlement Offer, in which event such objection and election may be withdrawn at any time prior to 60 days from the date such Settlement Offer is made.

     All Dissenting Shares held by Shareholders who have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares, in either case pursuant to the BCL, shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in the Merger Agreement of the certificate or certificates that, immediately prior to the Effective Time, evidenced shares of Common Stock. Under the Merger Agreement, the Company has agreed to give Westinghouse (i) prompt notice of any written demands for appraisal of shares of Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company has agreed not to voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands without the prior written consent of Westinghouse.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained MacKenzie Partners to aid in the solicitation of proxies. MacKenzie Partners' fee for solicitation of the proxies is estimated to be $30,000 plus reimbursement for out-of-pocket costs and expenses.

                             PARTIES TO THE MERGER

THE COMPANY

     The Company conducts its domestic and international operations either directly or through subsidiaries and joint ventures. The operations of the Company are carried out primarily by the CBS/Broadcast Group, which, through the CBS Television Network, distributes a comprehensive schedule of news and public affairs broadcasts, entertainment and sports programming and feature films to Company-owned and independently-owned and affiliated television stations. The Group also is responsible through its various divisions for producing and otherwise acquiring entertainment and sports programming and feature films, operating a worldwide news organization, selling advertising time, maintaining affiliate relations and operating and serving (in the case of certain television stations, through the joint venture with Westinghouse described below) as sales representative for the seven Company-owned television stations (excluding three "satellite" stations), eight Company-owned AM radio stations and 13 Company-owned FM radio stations located throughout the United States.

     In addition, the Company holds a 50% interest in The CBS/FOX Company, which, together with a wholly owned subsidiary of Twentieth Century-Fox Film Company, engages in the acquisition and marketing of videocassette rights to feature films and other, non-theatrical products. Through the Radford Studio Center Inc., a wholly owned subsidiary of the Company, the Company owns and operates the largest television and film production facilities in the Los Angeles area not owned by a movie studio.

     In July 1994, the Company and Westinghouse announced that they had agreed to a comprehensive strategic partnership involving extended affiliation agreements between the Company's Television Network and television stations owned by Westinghouse in four major markets, and the creation of three new jointly-held entities which would be established, respectively, to acquire and operate television stations in major markets; to combine the two companies' current advertising sales representation businesses; and to produce and distribute television programming. The Company and Westinghouse have subsequently formed the television stations and sales representation joint ventures and anticipate soon forming the other joint venture. For more information, see "TRANSACTIONS BETWEEN THE COMPANY AND WESTINGHOUSE".

     As a television and radio broadcasting company that operates a television network, the Company is subject to the provisions of the Communications Act, pursuant to which the FCC is empowered to, among other things, license and regulate television and radio broadcasting stations and certain television network operations. The FCC has authority to grant or renew broadcast licenses for a maximum term of five years for television stations and seven years for radio stations if it determines that the "public convenience, interest or necessity" would be served thereby.

     As of June 30, 1995, the Company had total assets and shareholders' equity of approximately $2.088 billion and $416.8 million, respectively. For the six months ended June 30, 1995, and the year ended December 31, 1994, the Company had net income of approximately $73.7 million and $281.6 million, respectively. The Company's principal offices are located at 51 West 52nd Street, New York, New York 10019-6188, and its telephone number is (212) 975-4321.

WESTINGHOUSE

     Westinghouse is a diversified, global, technology-based corporation operating in the principal business areas of television and radio broadcasting, advanced electronic systems for the defense industry, environmental services, management services at government-owned facilities, sales, services and fuel for the nuclear energy market, sales, services and equipment for the power generation market, transport temperature control equipment and office furniture systems. As of June 30, 1995, Westinghouse had total assets and shareholders' equity of approximately $10.824 billion and $1.820 billion, respectively. For the six months ended June 30, 1995, and the year ended December 31, 1994, Westinghouse had net income of approximately $74.0 million and $77.0 million, respectively. Westinghouse's principal offices are at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222-1384, and its telephone number is (412) 244-2000.

SUB

     Sub is an indirect wholly owned subsidiary of Westinghouse. Pursuant to the terms of the Merger Agreement, at the Effective Time, Sub would be merged with and into the Company, with the Company continuing as the Surviving Corporation.

                                   THE MERGER

BACKGROUND OF THE MERGER

     On June 30, 1994, the Company announced that it was in discussions with QVC, Inc. ("QVC") concerning a possible business combination in which QVC would merge into the Company, which would be the surviving corporation. On July 13, 1994, the Company announced that it would not pursue its acquisition of QVC in light of the offer for QVC made by Comcast Corporation. Although, since such date, the Company has met from time to time with certain parties who wished to discuss the possibility of effecting a business combination with the Company, no proposals for any business combination were made to the Company, other than the Merger. Accordingly, since such date, the Company's Board of Directors has not considered any business combinations other than the Merger.

     In July 1994, Westinghouse and the Company agreed to a comprehensive strategic partnership establishing extended station affiliations between the Company and Westinghouse's television stations and creating joint ventures to acquire and operate major market television stations, combine the two companies' current advertising sales representation businesses and produce and distribute television programming. Westinghouse and the Company also discussed during 1994, but did not agree to, other joint venture relationships, including a venture involving their respective radio stations. See "TRANSACTIONS BETWEEN THE COMPANY AND WESTINGHOUSE".

     On March 9, 1995, Michael H. Jordan, Chairman of the Board and Chief Executive Officer of Westinghouse, met with Laurence A. Tisch, Chairman, President and Chief Executive Officer of the Company, to inquire whether the Company had an interest in a possible business combination. At such meeting, Mr. Tisch expressed a lack of confidence that a transaction could be achieved with Westinghouse because he did not believe Westinghouse would be prepared to propose a price and other terms that would be acceptable to the Company. Accordingly, Mr. Tisch indicated that the Company was not interested in pursuing such a combination.

     Mr. Tisch met with Mr. Jordan on April 6, 1995, at Mr. Jordan's request. At the meeting, Mr. Jordan indicated that Westinghouse was interested in pursuing with the Company discussions regarding a possible transaction including cash and some form of Westinghouse securities. At such meeting, Mr. Tisch repeated that the Company was not interested in such a transaction for the same reasons described in the preceding paragraph. On May 2, 1995, Mr. Jordan and Frederic G. Reynolds, Chief Financial Officer of Westinghouse, met at their request with Mr. Tisch. Messrs. Jordan and Reynolds indicated that they remained interested in a possible business combination and would consider an all-cash proposal. Mr. Tisch again indicated a lack of interest in such a transaction for the same reasons described in the preceding paragraph.

     On June 23, 1995, Mr. Jordan and Roger Altman, a consultant to Westinghouse, arranged to meet with Mr. Tisch to discuss the terms (including price, timing and financing) of a possible proposal that Westinghouse would be prepared to make. Messrs. Jordan and Altman indicated that such terms would include an all-cash purchase price of $77 per share of Common Stock. At such meeting, Mr. Tisch expressed a lack of interest in such a business combination at such price but informed Messrs. Jordan and Altman that, if Westinghouse in fact made a proposal, Mr. Tisch would relay it to the Company's Board of Directors. Subsequent to such meeting, a meeting of the Board's Executive Committee was held, at which Mr. Tisch discussed with the Committee such possible terms. The Executive Committee advised Mr. Tisch that, while such terms would not be acceptable, it was advisable to continue to meet with Westinghouse if Westinghouse requested any further meetings. On June 30, 1995, Mr. Altman arranged to meet with Mr. Tisch to further discuss possible terms (which included price, timing and financing, although there was no change in the purchase price Westinghouse had previously indicated it was willing to pay). Mr. Tisch reiterated that, at such price, such terms would not be acceptable.

     Mr. Jordan, Mr. Tisch and Preston R. Tisch, a member of the Company's Board of Directors and co-Chairman and co-Chief Executive Officer of Loews, and certain of their representatives met on July 11, 1995, to discuss the possibility of Westinghouse making a proposal to acquire the Company. Westinghouse's representatives indicated that Westinghouse would be prepared to propose an all-cash purchase price of $80 per share of Common Stock. At a meeting of the Board's Executive Committee on July 12, 1995, Mr. Tisch informed the Committee of his discussions with Westinghouse. The Executive Committee advised Mr. Tisch that, based on a proposed all-cash purchase price of $80 per share of Common Stock, Mr. Tisch should further discuss Westinghouse's possible proposal with Mr. Jordan and the other Westinghouse representatives.

     On July 18, 1995, Messrs. Jordan and Tisch and certain of their representatives met again to discuss the terms of a possible proposal. On July 18, Mr. Altman and an attorney from Weil, Gotshal & Manges, counsel to Westinghouse, met with attorneys from Cravath, Swaine & Moore, counsel to the Company. At such meeting, discussions were held concerning the non-financial terms of a possible merger agreement. The material terms discussed at such meeting were Westinghouse's request for termination fees and expenses, an option on new shares of Common Stock and an option on shares of Common Stock owned by Loews. On July 19, 1995, Messrs. Jordan and Tisch and certain of their representatives met to discuss regulatory matters in connection with a possible proposal.

     Messrs. Reynolds and Altman, Westinghouse's lead lenders and certain of their respective representatives met on July 21, 1995, with Peter W. Keegan, Chief Financial Officer of the Company, and attorneys from Cravath, Swaine & Moore to discuss the feasibility of Westinghouse's financing the possible transaction. On such date, there also was a meeting among Messrs. Jordan, Reynolds and Altman and Messrs. Tisch and Keegan to discuss the financing, as well as Westinghouse making an additional payment to compensate Shareholders if the time between the signing and closing of any such transaction were more than 30 days. (The amount of the additional payment was ultimately determined as a product of the negotiations between the parties over the various terms of the Merger Agreement.) At the July 21 meeting, Mr. Tisch also told Messrs. Jordan, Reynolds and Altman that he would not consider granting Westinghouse an option on shares of Common Stock owned by Loews. Messrs. Tisch and Keegan also informed the Westinghouse representatives at this meeting that the Company would not consider any option on new shares of Common Stock. The attendees at this meeting also discussed termination fees and expenses.

     On July 24, 1995, Mr. Jordan telephoned Mr. Tisch to propose an all-cash purchase price of $81 per share of Common Stock, plus an additional payment, less any dividends which otherwise would be payable. On July 24, subsequent to such telephone call, a meeting of the Board's Executive Committee was held, at which Mr. Tisch updated the Committee on the terms of Westinghouse's proposal.

     On July 24, 1995, Westinghouse also executed and delivered to the Company a confidentiality agreement and Westinghouse began conducting its due diligence. In connection therewith, the Company made available to Westinghouse confidential information, including certain financial information relating to the Company's revenue and earnings for fiscal years 1992, 1993, 1994 and 1995 (estimated). On July 25, 1995, counsel to Westinghouse delivered to the Company and its counsel a first draft of the Merger Agreement and to Loews and its counsel a first draft of the Loews Voting Agreement.

     As part of the due diligence process, Westinghouse's lead lenders met with senior management of the Company on July 26, 1995. On July 27, 1995, Westinghouse and the Company and their respective financial advisors and attorneys met with Westinghouse's lead lenders to discuss the feasibility of financing for a merger of the two companies.

     During the period from July 27, 1995, through the morning of August 1, 1995, the parties negotiated the terms of the Merger Agreement, including provisions relating to the conduct of the Company's business during the period after execution of the Merger Agreement but prior to the Effective Time; the maintenance of certain benefits under the Company's employee benefit plans after the Effective Time; the situations under which the parties could terminate the Merger Agreement and under which termination fees would be payable therefor; obligations of each party with respect to the regulatory approval process; the nature of Westinghouse's obligation to obtain financing for the transaction; and the circumstances under which the Company could review and accept alternative proposals to the Merger. Such negotiations involved, at various times, members of Westinghouse's and the Company's respective senior managements and the parties' respective attorneys, financial advisors and consultants. In addition, during such period counsel to Loews negotiated with counsel to Westinghouse the terms of the Loews Voting Agreement.

     On August 1, 1995, the Board of Directors of each of Westinghouse and the Company independently met and approved the Merger, and Loews executed the Loews Voting Agreement. On the afternoon of August 1, 1995, the parties executed the Merger Agreement and issued a press release announcing the proposed Merger.

     The Company does not as a matter of course publicly disclose estimates as to its future financial results. However, in the course of the negotiation of the terms of the Merger Agreement, certain estimates of the Company for 1995 were made available to Westinghouse (as well as to Salomon Brothers, the Company's financial advisor). These estimates were originally prepared by the Company in November 1994, and updated by the Company in July 1995, all as part of the Company's ordinary budgeting and financial reporting process. The estimates were based on a variety of assumptions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. In light of the significant uncertainties inherent in estimates of any kind, as well as the volatility in earnings especially inherent in the broadcasting business, the estimates provided below should not be relied on by any Shareholder or be regarded as a representation by the Company, Westinghouse or any other person that the estimates will be achieved. The estimates are provided solely because they were furnished to Westinghouse. The estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding estimates. Neither the Company nor Westinghouse intends to publicly update or publicly revise the estimates for any reason. These estimates for the Company were, for the year ended December 31, 1995, as follows: net sales ($3,428.0 million); income from continuing operations ($171.1 million); and income from continuing operations per common share ($2.64). The foregoing estimates anticipated a decline in revenues from 1994 to 1995 of 8%, attributable primarily to the absence in 1995 of broadcast rights to the Olympics and the NFL, partially offset by higher sales in most dayparts at the CBS Television Network; an anticipated decline in costs from 1994 to 1995 of 5% due to the absence in 1995 of the Olympics and the NFL, partially offset by higher programming and affiliate compensation expenses; and an anticipated decline in income from continuing operations from 1994 to 1995 of 39%.

REASONS FOR THE MERGER

     The Board of Directors has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and its Shareholders and has unanimously approved the Merger Agreement and the Merger. Accordingly, the Board of Directors unanimously recommends that Shareholders vote "FOR" approval and adoption of the Merger Agreement and the Merger. See "-- Background of the Merger" and "-- Opinion of Financial Advisor".

     In reaching its unanimous determination that the Merger Agreement and the Merger are in the best interests of the Company and its Shareholders, the Board considered a number of factors (both positive and negative), including, without limitation, the following:

          (i) the written opinion of Salomon Brothers that the Merger Consideration to be received by the Shareholders pursuant to the Merger Agreement is fair to such Shareholders from a financial point of view (see "-- Opinion of Financial Advisor");

          (ii) the relationship of the Merger Consideration to the historical market prices for the Common Stock (see "MARKET PRICES OF COMMON STOCK"), including the fact that the Merger Consideration represents a substantial multiple of the earnings per share of the Common Stock for 1994;

          (iii) the Board's view that the terms of the Merger Agreement, as reviewed by the Board with its legal advisors and Salomon Brothers (see "THE MERGER AGREEMENT"), are advisable and fair to the Company and its Shareholders in light of the nature of the transaction with Westinghouse and provided the Company and its Shareholders with the flexibility to, under certain circumstances, accept a Superior Proposal (as defined herein) for a Competing Transaction and terminate the Merger Agreement (see "THE MERGER AGREEMENT -- No Solicitation" and "-- Termination Fees and Expenses");

          (iv) the Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained for the Merger (see "REGULATORY APPROVALS");

          (v) information relating to the financial condition and results of operations of the Company (see "SELECTED CONSOLIDATED FINANCIAL DATA") and management's best estimates of the prospects of the Company (see
     "-- Opinion of Financial Advisor"), which, in the Board's view, supported a determination that the purchase price to be paid in the Merger for the Company's Common Stock is fair to the Company and its Shareholders;

          (vi) the lack of proposals from any other third party, which the Board considered to support its determination that the Merger Agreement and the Merger are in the best interests of the Company and its Shareholders (the Board did not solicit any such proposals);

          (vii) the Board's belief that the interests of certain executive officers and directors of the Company in the Merger (see "INTERESTS OF CERTAIN PERSONS IN THE MERGER") were appropriate in light of the nature of the transaction with Westinghouse and were consistent with the advisability and fairness of the Merger Agreement and the Merger to the Company and its Shareholders; and

          (viii) the current and prospective environment in which the Company operates, including national and local economic conditions, the competitive environment for broadcast companies generally and the trend toward consolidation in the media and entertainment industries.

     The foregoing discussion of the information and factors discussed by the Board of Directors is not meant to be exhaustive but includes all material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of the Shareholders.

OPINION OF FINANCIAL ADVISOR

     The Company retained Salomon Brothers to act as financial advisor to the Company and to render a fairness opinion, from a financial point of view, in connection with the Merger. Salomon Brothers rendered an opinion to the Company's Board on August 1, 1995, that, as of such date, the consideration to be received by the Shareholders in the Merger is fair to the Shareholders from a financial point of view.

     The full text of Salomon Brothers' fairness opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix C to this Proxy Statement. Salomon Brothers' opinion is directed only to the fairness, from a financial point of view, to the Shareholders of the consideration to be received by such holders in the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the Merger Agreement or the Merger. The summary of Salomon Brothers' opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix C. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with rendering this opinion, Salomon Brothers reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the five-year period ended December 31, 1994, and the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1995; (iii) the Company's press release announcing preliminary financial information for the quarter ended June 30, 1995; (iv) certain other internal information, primarily financial in nature, including the Company's estimate of 1995 earnings, concerning the business and operations of the Company furnished to Salomon Brothers by the Company for purposes of its analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Company's Common Stock; (vi) certain publicly available information with respect to certain other companies that Salomon Brothers believed to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant to its inquiry. Salomon Brothers was not requested to and did not solicit third party interest in the Company. Salomon Brothers also met with certain officers and employees of the Company to discuss the foregoing as well as other matters Salomon Brothers believed relevant to its inquiry. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which they deemed relevant.

     In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the Company's estimate of earnings for 1995, Salomon Brothers assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the financial performance of the Company for the period covered. Salomon Brothers did not make or obtain any independent evaluations or appraisals of any of the Company's assets, properties or facilities nor was Salomon Brothers furnished with any such evaluations or appraisals. Salomon Brothers assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement.

     In conducting its analysis and arriving at its opinion, Salomon Brothers considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company's Common Stock and for the equity securities of certain other companies that Salomon Brothers believes to be comparable to the Company and certain of its businesses; and (iv) the nature and terms of certain other acquisition transactions that Salomon Brothers believes to be relevant. Salomon Brothers also took into account its assessment of general economic, market and financial conditions and its knowledge of the broadcasting industry as well as its experience in connection with similar transactions and securities valuation generally. Salomon Brothers' opinion was based on conditions as they existed and could be evaluated on August 1, 1995, the date of its opinion.

     In connection with a presentation to the Company's Board on August 1, 1995, Salomon Brothers advised the Company's Board that, in evaluating the consideration to be received in the Merger by the Shareholders, Salomon Brothers had performed a variety of financial analyses with respect to the Company, all as summarized below.

     Overview of the Company and Historical Trading Analysis. Salomon Brothers reviewed for background purposes certain aspects of the financial performance of the Company, including revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for fiscal years 1992, 1993 and 1994 and 1995 budget estimates (calculated as of December 1994) and management estimates (calculated as of July 1995). Salomon Brothers also reviewed with the Company's Board certain information concerning the trading prices and volumes of trading of the Company's Common Stock through July 28, 1995. Salomon Brothers observed that the Merger Consideration (excluding the Additional Amount) represented a 23.4% premium over the trading price of the Company's Common Stock on July 14, 1995 (which Salomon Brothers believed to be the last trading day before the possibility of a transaction between the Company and Westinghouse became the subject of widespread media speculation). Salomon Brothers also noted that the consideration to be received by holders of the Company's Common Stock pursuant to the Merger is higher than the highest price at which the Company's Common Stock (adjusted for stock splits) had ever traded on the NYSE. Salomon Brothers calculated, among other things, multiples of the Merger Consideration (excluding the Additional Amount) to the Company's earnings per share during the latest twelve months ended June 30, 1995 ("LTM"), and to its projected earnings per share for fiscal years 1995 and 1996 (based on the Institutional Brokers Estimate System), and multiples of the Company's Firm Value (market capitalization plus debt less cash and cash equivalents), based upon the Merger Consideration (excluding the Additional Amount), to its LTM EBIT and its LTM EBITDA. The results of the calculations were as follows: Merger Consideration (excluding the Additional Amount) to LTM earnings per share of 27.3x, to projected fiscal year 1995 earnings per share of 24.3x and to projected fiscal year 1996 earnings per share of 22.8x; and Firm Value to LTM EBIT of 18.5x and to LTM EBITDA of 14.8x.

     Analysis of Selected Publicly Traded Comparable Companies. Salomon Brothers reviewed certain publicly available financial, operating and stock market information as of July 14, 1995, for the Company and as of July 28, 1995, for certain selected publicly traded companies in three sectors of the media industry (which were similar in certain respects to certain of the Company's businesses) -- diversified media companies (Capital Cities/ABC, Inc., Multimedia, Inc., The News Corporation Limited, Time Warner, Inc., The Walt Disney Company and Viacom, Inc.) (the "Diversified Media Group"), television station companies (Granite Broadcasting, LIN Television, Renaissance Communications, Sinclair Broadcast Group, United

Television and Young Broadcasting) (the "Television Station Group") and radio station companies (American Radio Systems, Citicasters Inc., Clear Channel Communications, Inc., Emmis Broadcasting, Evergreen Media Corporation, EZ Communications, Infinity Broadcasting, Jacor Communications, Inc. and SFX Broadcasting) (the "Radio Station Group").

     For the Company and each company in the Diversified Media Group, Salomon Brothers calculated, among other things, multiples of Adjusted Firm Value (Firm Value less unconsolidated assets) to LTM Net Revenue and EBITDA, multiples of Adjusted Firm Value to estimated EBITDA for fiscal years 1995 and 1996 (derived from media industry research reports) and multiples of pre-announcement market price to estimated earnings per share for fiscal years 1995 and 1996 (derived from media industry research reports). An analysis of the multiples of Adjusted Firm Value to LTM Net Revenue yielded 1.4x for the Company, with multiples ranging from 1.8x to 3.7x, with a median of 2.3x, for the Diversified Media Group. An analysis of the multiples of Adjusted Firm Value to LTM EBITDA yielded 12.1x for the Company, with multiples ranging from 9.6x to 13.0x, with a median of 10.6x, for the Diversified Media Group. An analysis of the multiples of Adjusted Firm Value to estimated EBITDA for calendar year 1995 yielded 11.4x for the Company, with multiples ranging from 8.9x to 12.9x, with a median of 10.6x, for the Diversified Media Group. An analysis of the multiples of Adjusted Firm Value to estimated EBITDA for fiscal year 1996 (derived from media industry research reports) yielded 9.4x for the Company, with multiples ranging from 8.1x to 11.5x, with a median of 9.4x, for the Diversified Media Group. An analysis of the multiples of market price to estimated earnings per share for fiscal year 1995 yielded 19.6x for the Company, with multiples ranging from 18.4x to 61.3x, with a median of 21.7x, for the Diversified Media Group. An analysis of the multiples of market price to estimated earnings per share for fiscal year 1996 yielded 18.5x for the Company, with multiples ranging from 17.2x to 30.8x, with a median of 20.5x, for the Diversified Media Group.

     For each company in the Television Station Group and the Radio Station Group, Salomon Brothers calculated, among other things, multiples of Adjusted Firm Value to LTM Net Revenue, EBITDA, Broadcast Cash Flow (operating income plus depreciation plus amortization of program rights less cash payments for program rights plus corporate overhead) ("BCF") and estimated BCF (derived from media industry research reports) for fiscal year 1995. An analysis of the multiples of Adjusted Firm Value to LTM Net Revenue yielded multiples ranging from 3.4x to 7.7x, with a median of 5.5x, for the Television Station Group and multiples ranging from 3.3x to 9.3x, with a median of 5.3x, for the Radio Station Group. An analysis of the multiples of Adjusted Firm Value to LTM EBITDA yielded multiples ranging from 9.2x to 14.8x, with a median of 12.0x, for the Television Station Group and multiples ranging from 10.6x to 21.1x, with a median of 15.5x, for the Radio Station Group. An analysis of the multiples of Adjusted Firm Value to LTM BCF yielded multiples ranging from 8.8x to 14.4x, with a median of 11.1x, for the Television Station Group and multiples ranging from 9.6x to 19.5x, with a median of 13.7x, for the Radio Station Group. An analysis of the multiples of Adjusted Firm Value to estimated BCF for fiscal year 1995 yielded multiples ranging from 8.5x to 13.4x, with a median of 10.8x, for the Television Station Group and multiples ranging from 9.4x to 17.0x, with a median of 12.5x, for the Radio Station Group.

     Using a range of multiples derived from these calculations of Adjusted Firm Value to LTM EBITDA for the Diversified Media Group and Adjusted Firm Value to BCF for each of the Television Station Group and the Radio Station Group, Salomon Brothers derived a valuation range on a public market basis for the television network, television stations and radio stations segments, respectively, of the Company which, in turn, were used in deriving a range of implied value per share of the Company's Common Stock (based on 64.8 million shares of Common Stock outstanding plus options for 2.0 million shares of Common Stock) of $55.25 to $71.30.

     Discounted Cash Flow Analysis. Salomon Brothers performed a discounted cash flow analysis based on two scenarios for earnings and cash flow from the five months ending December 31, 1995, and fiscal years 1996 to 2004 developed by Salomon Brothers and the Company's management using forecasted financials prepared by the Company's management for 1995 and industry trends and research estimates for years thereafter. The first scenario reflected average network performance over the projected period (the "Average Network Performance Scenario"); the second scenario reflected superior network and television station performance (which assumed approximately $130 million annual improvement in EBITDA beyond 1997 as a result of improved demographics and ratings) for the projected period (the "Superior Network Performance Scenario").

     Based upon the scenario analyses, Salomon Brothers estimated EBITDA and unlevered free cash flow for the five months ending December 31, 1995, and fiscal years 1996 through 2004 for each of the Company's three segments. Salomon Brothers applied to the EBITDA for fiscal year 2004 estimated terminal value multiples ranging from 7.5x to 8.5x for the Average Network Performance Scenario and 8.5x to 9.5x for the Superior Network Performance Scenario for the television network segment, 9.5x to 10.5x for the Average Network Performance Scenario and 10.5x to 11.5x for the Superior Network Performance Scenario for the television stations segment and 10.5x to 11.5x for the radio stations segment, from which Salomon Brothers derived ranges for the terminal values for the Company on a segment basis. Salomon Brothers then discounted the stream of unlevered free cash flows for the five months ending December 31, 1995, and fiscal years 1996 through 2004 as well as the terminal values of the Company segments so obtained at discount rates ranging from 10.5% to 11.5% for the television network segment and 11.5% to 12.5% for each of the television stations and the radio stations segments. Based on these calculations, Salomon Brothers derived a valuation range for the television network, television stations and radio stations segments, respectively, of the Company which, in turn, were used in deriving a range of implied value per share of the Company's Common Stock (based on 64.8 million shares of Common Stock outstanding plus options for 2.0 million shares of Common Stock) of $54.65 to $63.85 for the Average Network Performance Scenario and $69.50 to $80.80 for the Superior Network Performance Scenario.

     Analysis of Selected Mergers/Acquisition Transactions. Salomon Brothers also reviewed certain publicly available financial, operating and stock market information for certain selected recent television broadcasting and radio broadcasting merger or acquisition transactions over $50 million in size. For each such transaction, Salomon Brothers calculated the multiple of Firm Value to estimated BCF for fiscal year 1995, which yielded a range of multiples of 9.3x to 16.0x, with a median of 11.0x, for the television broadcasting transactions, and a range of multiples of 9.2x to 12.1x, with a median of 10.8x, for the radio broadcasting transactions. Using a range of multiples derived from these calculations of Firm Value to estimated BCF for each of the television stations and the radio stations segments, respectively, and a range of multiples, based, in part on the ABC/Disney Merger, of Firm Value to LTM EBITDA for the television network segment, Salomon Brothers derived a valuation range for each segment which, in turn, was used in deriving a range of implied value per share of the Company's Common Stock (based on 64.8 million shares of Common Stock outstanding plus options for 2.0 million shares of Common Stock) of $63.95 to $85.45.

     Analysis of Walt Disney and Capital Cities/ABC Announced Merger. Salomon Brothers reviewed certain publicly available information regarding the announced merger between The Walt Disney Company and Capital Cities/ABC, Inc. (the "ABC/Disney Merger") and compared that information with certain information regarding the Merger. Salomon Brothers calculated, among other things, multiples of Firm Value to LTM EBIT, LTM EBITDA and estimated EBITDA for fiscal year 1995 and multiples of offer price to LTM earnings per share and estimated earnings per share for fiscal years 1995 and 1996. LTM for the Company was calculated as of June 30, 1995, and LTM for Capital Cities/ABC, Inc. was calculated as of April 2, 1995. An analysis of Firm Value to LTM EBIT, to LTM EBITDA and to estimated EBITDA for fiscal year 1995 (derived from media industry research reports) yielded 18.5x for the Merger and 13.9x for the ABC/Disney Merger, 14.8x for the Merger and 12.3x for the ABC/Disney Merger and 13.9x for the Merger and 11.5x for the ABC/Disney Merger, respectively. An analysis of the multiples of offer price to LTM earnings per share, to estimated earnings per share for fiscal year 1995 and to estimated earnings per share for fiscal year 1996 yielded 27.3x for the Merger and 26.1x for the ABC/Disney Merger, 24.3x for the Merger and 23.4x for the ABC/Disney Merger and 22.8x for the Merger and 21.8x for the ABC/Disney Merger, respectively.

     The foregoing summary does not purport to be a complete description of the analyses performed by Salomon Brothers or of its presentation to the Company's Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Salomon Brothers believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Brothers, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Salomon Brothers and its opinion. Salomon Brothers made no attempt to assign specific weights to particular analyses. Any estimates contained in Salomon Brothers' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

     Salomon Brothers is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company retained Salomon Brothers based on Salomon Brothers' reputation and expertise in transactions similar to the Merger, as well as its familiarity with the Company. The amount of the Merger Consideration was determined by arms'-length negotiations between the Company and Westinghouse, in consultation with their respective financial advisors and other representatives. Salomon Brothers has previously rendered certain investment banking and financial advisory services to the Company for which Salomon Brothers received customary compensation. In addition, in the ordinary course of its business, Salomon Brothers actively trades the debt and equity securities of both the Company and Westinghouse for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter with Salomon Brothers, the Company will pay Salomon Brothers (a) $1,875,000 payable following the delivery of Salomon Brothers' opinion to the Company's Board and (b) $3,125,000 upon the earlier of
(i) consummation of the Merger and (ii) termination of the Merger Agreement in circumstances where the Company shall have received reimbursement of its expenses. The Company has also agreed to reimburse Salomon Brothers for reasonable travel and out-of-pocket expenses incurred in connection with its engagement (including certain reasonable fees and expenses of Salomon Brothers' counsel) and to indemnify Salomon Brothers and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     Additional Financial Advisor. The Company also engaged Allen & Company Incorporated ("Allen") to act as the Company's financial advisor in connection with the Merger, although the Company did not request that Allen deliver a fairness opinion regarding the Merger. The Company's management consulted with Allen during the course of the transaction. Pursuant to an engagement letter with Allen, the Company has agreed to pay Allen a fee of $3,000,000 upon consummation of the Merger. In addition, the Company has agreed to reimburse Allen for expenses incurred in connection with its engagement (including certain fees and expenses of Allen's counsel) and to indemnify Allen and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

                              THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Shareholders are urged to read the Merger Agreement carefully and in its entirety.

EFFECTIVE TIME

     Subject to the provisions of the Merger Agreement, as soon as practicable on or after the day the Merger closes, which will be the second business day following the satisfaction or waiver of all the conditions set forth in the Merger Agreement (the "Closing Date"), unless another time or date is agreed to in writing by the Company, Westinghouse and Sub, a certificate of merger or other appropriate documents (the "Certificate of Merger") will be filed with the Secretary of State of the State of New York. The "Effective Time" of the Merger will be upon the filing of the Certificate of Merger or at such time thereafter as is provided in the Certificate of Merger.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement and the Merger by the Shareholders, approval by certain regulatory authorities and compliance with certain other covenants and conditions, Sub, a wholly owned subsidiary of Westinghouse, will be merged with and into the Company, at which time the separate corporate existence of Sub will cease and the Company will continue as the Surviving Corporation. Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly owned subsidiary of Westinghouse. As a result of the Merger, all the property, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub will become the debts, liabilities and duties of the Surviving Corporation.

     Conversion of Securities. At the Effective Time, (i) each share of Common Stock that is owned by the Company, any Subsidiary of the Company, Westinghouse, Sub or any other Subsidiary of Westinghouse will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be cancelled in accordance with the immediately preceding clause and other than Dissenting Shares) will be converted into the right to receive $81 in cash plus an additional amount equal to the product of (x) $81,(y) 6% and (z) the number of days in the period from and including August 31, 1995, to but excluding the Closing Date, divided by 365, minus any dividends declared and payable by the Company for the period following August 1, 1995 (such amount the "Additional Amount" and, together with the $81, the "Merger Consideration"), from the Surviving Corporation, without interest thereon, upon surrender of the certificates representing shares of Common Stock, and (iii) each share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation. Assuming, for purposes of the following calculation, the Merger is consummated on December 1, 1995, and giving effect to the $0.10 per share regular quarterly dividend declared by the Company on October 11, 1995, the Additional Amount would equal approximately $1.15 per share of Common Stock. (If the Merger is consummated on any other date or another such dividend is paid, the Additional Amount will be greater or less than such amount, as the case may be, according to the foregoing formula.) The Additional Amount is intended to compensate the Shareholders for any delay in consummating the Merger after August 30, 1995. Based on the foregoing assumptions, the total amount of funds required by Westinghouse to purchase all the outstanding shares of Company Common Stock pursuant to the Merger Agreement and to pay fees and expenses associated with the Merger would be approximately $5.5 billion.

     Directors and Officers; Governing Documents. At the Effective Time, the directors of Sub will become the directors, and the officers of the Company will become the officers, of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and the By-laws of

Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     Exchange Procedures. Sub has designated Chemical Bank to act as Paying Agent for the payment of the Merger Consideration upon surrender of certificates representing shares of Common Stock, and prior to the Effective Time Westinghouse will deposit or cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Common Stock for payment pursuant to the Merger Agreement, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments necessary to Shareholders pursuant to the Merger Agreement. Portions of the Payment Fund will be invested by the Paying Agent as Westinghouse directs. As soon as reasonably practicable after the Effective Time, Westinghouse will instruct the Paying Agent to mail to each Shareholder of record (other than the Company or Westinghouse, or any of their respective subsidiaries, or holders of Dissenting Shares) a letter of transmittal with instructions for the surrender of certificates representing ownership of shares of Common Stock ("Certificates") in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions set forth in the letter of transmittal, the holder of such Certificate will be entitled to receive in respect thereof cash in an amount equal to the product of (i) the number of shares of Common Stock represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer, and that the person requesting such payment will pay any transfer or other taxes which may be required by reason of such payment to a person other than the registered holder of the surrendered Certificate, or will have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered, after the Effective Time, each Certificate will represent only the right to receive upon such surrender the Merger Consideration, determined as of the Effective Time, without interest thereon. Westinghouse will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as Westinghouse is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that such amounts are so withheld by Westinghouse, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by Westinghouse.

     Cancellation and Retirement of Common Stock. All shares of Common Stock, when converted as provided in the Merger Agreement, will automatically be cancelled and retired and will cease to exist, and each holder of a Certificate previously representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration or as otherwise provided by law and subject to the Surviving Corporation's obligation to pay any dividends with a record date prior to the Effective Time which may have been declared in accordance with the terms of the Merger Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of shares thereafter on the records of the Company.

     Any portion of the Payment Fund which remains undistributed to the Shareholders for one year after the Effective Time will be delivered to Westinghouse, upon demand, and any Shareholders who have not complied with the provisions of the Merger Agreement and the instructions set forth in the letter of transmittal shall thereafter look only to Westinghouse for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund will inure to the benefit of, and be paid to, Westinghouse.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties of the Company regarding: the due organization, good standing and authority to conduct business and own, lease and operate its properties for the Company and its Material Subsidiaries (as defined in the Merger Agreement); the capitalization of the Company and its Material Subsidiaries; the authority of the Company to enter into the Merger Agreement, subject to Shareholder approval; the absence of conflict between transactions contemplated by the Merger Agreement and other agreements, documents and permits; consents and approvals; the adequacy of filings with the SEC; the conduct of business in the ordinary course and the absence of certain material adverse changes since December 31, 1994; the absence of undisclosed material liabilities; the accuracy and truthfulness of documents filed with or sent to the SEC or any other regulatory authority; compliance with applicable law; the absence of (i) any suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which (in any case) (A) questions the validity of the Merger Agreement or the Merger or any action taken or to be taken in connection therewith or (B) is, individually or together with any other suit, action or proceeding arising out of or based upon the same or substantially the same facts or circumstances, reasonably likely to have a Material Adverse Effect (as defined below) with respect to the Company or (ii) any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Company or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect on the Company or prevent, hinder or materially delay its ability to consummate the transactions contemplated by the Merger Agreement; taxes, including the absence of any tax-sharing agreement with any entity which is not, directly or indirectly, a Subsidiary of the Company; certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the good standing and ownership by the Company of the Company name and the Company "eye" logo; the absence of contracts or agreements that would be altered, terminated or cancelled as a result of, or otherwise affected by, the Merger and the transactions contemplated by the Merger Agreement; the sufficiency of the Board's recommendation of the Merger Agreement and the Merger under the BCL and the inapplicability of New York anti-takeover laws; the opinion of Salomon Brothers as to the fairness, from a financial point of view, of the Merger Consideration; the Shareholder vote required to approve the Merger Agreement and the Merger; the engagement of brokers and financial advisors; and FCC qualifications. "Material Adverse Effect" is defined in the Merger Agreement to mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole.

     The Merger Agreement also includes representations and warranties by Westinghouse and Sub regarding: the due organization, good standing and authority to conduct business and own, lease and operate its properties and those of its Material Subsidiaries; the authority to enter into the Merger Agreement; the absence of conflict with other agreements and documents; consents and approvals; the conduct of business by Sub; the accuracy and truthfulness of documents filed with or sent to the SEC or any other regulatory authority; the approval of its Board of Directors; the receipt by Westinghouse of certain financing commitments for the Merger and compliance with certain terms of such commitments; the engagement of brokers and financial advisors; and FCC qualifications.

CONDUCT OF THE BUSINESS PENDING THE MERGER

     During the period from August 1, 1995, until the Effective Time, the Company has agreed as to itself and its Subsidiaries that, except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by Westinghouse, the Company and its Subsidiaries will carry on their respective businesses in the ordinary course in substantially the same manner as conducted prior to August 1, 1995. Except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by Westinghouse, the Company also has agreed that it will not, nor shall it permit any of its Subsidiaries to: (i)
(A) declare or pay any dividends on or make any other distributions in respect of any of its capital stock, other than regular quarterly dividends not in excess of $.10 per share with customary record and payment dates and other than cash dividends paid to the Company or any wholly owned Subsidiary on or with respect to the capital stock of a wholly owned Subsidiary; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) repurchase or acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock except as required by the terms of its securities outstanding as of August 1, 1995, as contemplated by the Merger Agreement or by any employee benefit or dividend reinvestment plan in effect on August 1, 1995; or (ii) (A) grant any options, warrants or rights to purchase shares of Common Stock; (B) amend or reprice any option or SAR Unit (as defined in the Merger Agreement) or amend the Company's 1983 Stock Rights Plan (as amended from time to time prior to August 1, 1995, the "Stock Rights Plan"); or (C) issue, deliver or sell, or authorize or propose the same with respect to, any shares of its capital stock, any Company Voting Debt (as defined in the Merger Agreement) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (1) the issuance of shares upon the exercise of options granted under the Stock Rights Plan which were outstanding on August 1, 1995, or in satisfaction of stock grants or stock based awards made prior to August 1, 1995, pursuant to the Stock Rights Plan or based upon any individual agreements such as employment agreements or executive termination agreements (in each such case, as in effect on August 1, 1995) and (2) issuances by a wholly owned Subsidiary of its capital stock to its parent.

     The Company has also agreed that it will not, and in the cases of clauses
(ii), (iii), (v), (vi) and (vii) below, will not permit any of its Subsidiaries to: (i) amend or propose to amend its Certificate of Incorporation or By-laws;
(ii) except as disclosed in the Merger Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any material business; (iii) sell, lease, encumber or otherwise dispose of, or agree to do the same with, any of its assets, other than (A) dispositions or proposed dispositions disclosed in the Merger Agreement or (B) dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole; (iv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries; (v) take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties under the Merger Agreement being untrue such that the condition to Westinghouse's and Sub's obligations under the Merger Agreement relating to the Company's representations and warranties (see "-- Conditions to the Merger") would not be satisfied; (vi) except as disclosed in the Merger Agreement, (A) grant any increases in the compensation of any of its directors, officers or key employees, except for increases for officers and employees in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company ERISA Plans (as defined herein) as in effect on August 1, 1995, to any such director, officer or key employee, whether past or present, (C) except as permitted under the covenants described in clause (vii)(B) below, enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee or (D) except as may be required to comply with applicable law, become obligated under any new Company Plan (as defined in the Merger Agreement), which was not in existence on August 1, 1995, or amend any such plan or arrangement in existence on such date if such amendment would have the effect of enhancing any benefits thereunder;
(vii) except as disclosed in the Merger Agreement, (A) assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others or create any mortgages, liens, security interest or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person or (B)(1) enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any (w) television network affiliation agreement for a television station in one of the 50 largest markets,
(x) intercollegiate, professional or other sports television network programming agreement having an aggregate value over its term greater than $100,000,000, (y) new employment or consulting agreement which provides for compensation in excess of $250,000 per year (in the case of corporate staff employees and consultants) or $750,000 per year (in the case of entertainment division employees and consultants) or (z) any contract, agreement, commitment or arrangement to which the Company or any of its Subsidiaries is a party or by which it or any Subsidiary is bound which would be required to be filed by the Company with the

SEC as an exhibit to its Annual Report on Form 10-K or (2) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of certain other agreements entered into by the Company;
(viii) take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices; or (ix) make any material tax election (unless required by law) or settle or compromise any material income tax liability except if such action is taken in the ordinary course of business and Westinghouse shall have been provided reasonable prior notice thereof.

     The Company has further agreed (i) to cause its senior officers to use reasonable efforts to promptly advise Westinghouse of any change or occurrence having, or which, insofar as reasonably can be foreseen, could have, a Material Adverse Effect with respect to the Company, and (ii) to the extent permitted by law (including FCC regulations), to meet on a regular basis with Westinghouse's senior officers to discuss the Company's business.

NO SOLICITATION

     The Company has agreed that: (i) it, its Subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates (collectively, the "Company Representatives") will immediately cease any discussions or negotiations with any party that may be ongoing with respect to a Competing Transaction; (ii) from and after August 1, 1995, until the termination of the Merger Agreement, neither the Company nor any of its Subsidiaries will, nor will the Company authorize or permit any of its Subsidiaries or any of the Company's Representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, or authorize or permit any of the Company Representatives to take any such action; and (iii) it will in each case notify Westinghouse orally (within one business day) and in writing (as promptly as practicable) of all the relevant details relating to all inquiries and proposals which it, its Subsidiaries or any of the Company's Representatives may receive relating to any of such matters, including providing a copy of such inquiry or proposal; provided, that, in any such case, the Company or the Board of Directors may (A)(1) take and disclose to Shareholders a position contemplated by Rule 14e-2 of the Exchange Act or (2) make any disclosure that, in the good faith judgment of the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, is required under applicable law, (B) furnish information to, or enter into discussions or negotiations with, any person or entity that makes after August 1, 1995, a written, bona fide proposal, unsolicited after August 1, 1995, to acquire the Company and/or its Subsidiaries if (1) the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary to comply with its fiduciary duties to Shareholders under applicable law and (2) prior to taking such action, the Company (x) provides reasonable notice to Westinghouse of such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form or (C) fail to make or withdraw or modify its recommendation to Shareholders in favor of approval of the Merger Agreement and the Merger if there exists a Competing Transaction and the Board, after consultation with and based upon the advice of independent counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to Shareholders under applicable law.

     Except as described in this paragraph, the Company has agreed that the Board shall not approve or recommend, or cause the Company to enter into any agreement with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to Shareholders under applicable law, the Board may approve or recommend a Superior Proposal or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only after providing reasonable written notice to Westinghouse advising such party that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it will, concurrently with entering into such agreement, pay to Westinghouse its termination fee and reimburse Westinghouse for certain of its expenses, all as described below under "-- Termination Fees and Expenses".

     "Competing Transaction" is defined in the Merger Agreement to mean any of the following (other than the transactions between the Company, Westinghouse and Sub contemplated by the Merger Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or of more than 25% (or 50% in the case of termination of the Merger Agreement because the Shareholders fail to approve the Merger Agreement, where a Competing Transaction shall have been commenced, publicly proposed or publicly disclosed at or prior to the Special Meeting and within one year of the Special Meeting the Company shall have entered into an agreement with respect to, approved or recommended such or any other Competing Transaction) of the equity securities of the Company or any of its Material Subsidiaries, in any case in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% (or 50% in the case as described above in the parenthetical in clause (ii) above) or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" is defined in the Merger Agreement to mean any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Shareholders than the Merger.

OTHER AGREEMENTS OF THE COMPANY, WESTINGHOUSE AND SUB

     In the Merger Agreement, the Company, Westinghouse and Sub have agreed to use their best efforts to take, or cause to be taken, all action and to do or satisfy, or cause to be done or satisfied, all things and conditions necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including: (i) cooperating fully with the other party, including by providing information and making all necessary filings in connection with, among other things, approvals under the HSR Act and of the FCC or any other governmental entity; and (ii) obtaining (and cooperating with each other in obtaining) any consent, authorization, order (including the FCC Order) or approval of, or any exemption by, or making any filing with, any governmental entity or other public or private third party, including the FCC, required to be obtained or made by the Company, Westinghouse, Sub or any of their respective Subsidiaries in connection with the Merger Agreement or any actions contemplated thereby.

     Westinghouse and Sub have agreed to use their best efforts to take, or cause to be taken, all action to satisfy, or cause to be done or satisfied, all things and conditions necessary, proper or advisable to obtain the FCC Order and to satisfy all conditions and take all actions required thereby, in each case so as to come into compliance with FCC requirements and to consummate the Merger as promptly as practicable. The Company will also use such best efforts, but is not required to take any action that would be effective prior to the consummation of the Merger except as disclosed in the Merger Agreement. "FCC Order" is defined in the Merger Agreement to mean an order or decision of the FCC which grants all consents or approvals required under the Communications Act for the transfer of control of all FCC licenses held by the Company to Westinghouse and/or Sub and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, whether or not (i) any appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect, has expired or (ii) such order is subject to any condition or a provision of law or regulation of the FCC.

     The Company, Westinghouse and Sub prepared and filed with the FCC on August 3, 1995, the necessary application for approval by the FCC of the transactions contemplated by the Merger, including for certain waivers pursuant to the Communications Act. The parties have agreed that in making such application, and Westinghouse and Sub have agreed that in seeking the FCC Order, they shall not apply for waivers, except if each party to the Merger Agreement consents thereto in writing (which consent shall not be unreasonably withheld or delayed). The parties have also agreed that in no event will the obtaining of any waivers be a condition to consummation of the Merger. Westinghouse and Sub on the one hand, and the Company on the other hand, have covenanted that from August 1, 1995, until the Effective Time, without the written consent of Westinghouse or the Company, as the case may be, neither Westinghouse nor Sub, on the one hand, nor the Company, on the other hand, will, except as otherwise disclosed in the Merger Agreement, take any action that could in any way adversely affect, or delay or interfere with, obtaining the FCC Order or complying with or satisfying the terms thereof. See "REGULATORY APPROVALS".

     To the extent permitted by law (including FCC regulations) and subject to confidentiality agreements with third parties, the Company has agreed to (and to cause each of its Subsidiaries to) afford, upon reasonable notice, the officers, employees, accountants, counsel and other representatives of Westinghouse reasonable access, during normal business hours during the period prior to the Effective Time, to the Company's properties, books, contracts, commitments and records and, during such period, (i) the Company will (and will cause each of its Subsidiaries to) furnish promptly to Westinghouse all other information concerning its business, properties and personnel as Westinghouse may reasonably request and (ii) Westinghouse shall have reasonable access to members of senior management of the Company and its Subsidiaries.

     Westinghouse and the Company have agreed to cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes (as defined in the Merger Agreement), Westinghouse having agreed to pay or cause to be paid, without withholding from the amounts payable to any holder of any shares, all Transfer Taxes.

EMPLOYEE BENEFIT PLANS

     Westinghouse has agreed to cause the Surviving Corporation to maintain for not less than two years following the Effective Time the Company ERISA Plans, other than severance plans and the Company pension plan and the Midwest Communications pension plan (collectively, the "Company Pension Plan") and related supplemental and excess retirement plans, maintained by the Company and its Subsidiaries as of the Effective Time, with respect to employees of the Company and its Subsidiaries eligible for coverage under such Plans as of the Effective Time who remain employed by the Company or its Subsidiaries or any broadcasting unit owned by Westinghouse or its Subsidiaries. The Company has agreed to amend its non-qualified 401(k) plan prior to the Effective Time to permit termination or amendment of such plan two years after the Effective Time. Westinghouse also has agreed to maintain for not less than one year following the Effective Time the existing severance plans of the Company or of any Subsidiary thereof in effect as of the Effective Time with respect to employees eligible for coverage under such plan or plans as of the Effective Time. In addition, Westinghouse has agreed to maintain for specified periods after the Effective Time the same benefit accruals as are provided under the Company Pension Plan (and related supplemental and excess retirement plans) as of the Effective Time (including all provisions relating to the calculation and payment of, and eligibility to receive, benefits, but excluding the actuarial assumptions for the calculation of lump sum benefits, which may be modified in accordance with applicable law), as follows: (i) for all eligible employees, for two years following the Effective Time; (ii) for eligible employees who have attained the age of 50 but who have not attained age 55 at the Effective Time, for five years following the Effective Time; and (iii) for eligible employees who have attained age 55 at the Effective Time, without limitation. With respect to employees working under collective bargaining agreements that provide for coverage of those employees under any of the Company's benefit plans described above, the foregoing provisions will be made available to employees eligible to participate in the respective plans at the Effective Time through an offer to their collective bargaining representatives. "Company ERISA Plans" is defined in the Merger Agreement to mean all the employee benefit plans (as that phrase is defined in Section 3(3) of ERISA) maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.

     Under the Merger Agreement, the Company has the right to (i) cause all deferred compensation, including pursuant to the Company's Deferred Additional Compensation Plan, as amended to July 9, 1986, the Company's Deferred Compensation Plan for Non-Employee Directors dated as of November 2, 1981, and certain employment agreements, to be paid out at the time of the Merger and (ii) adopt a tax equalization plan prior to the Effective Time to provide a full "gross-up" for any excise tax imposed under Section 4999 of the Code in connection with transactions contemplated or permitted by the Merger Agreement. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

STOCK OPTIONS

     At the Effective Time, each holder of a then outstanding option to purchase shares of Common Stock under the Company's Stock Rights Plan, whether or not then exercisable, will, in settlement thereof, receive, except under certain circumstances relating to Section 16(a) of the Exchange Act, from the Company for each such share subject to such option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option. Upon such holder's receipt of such amount, such option and any coupled SAR Unit (as defined in the Stock Rights Plan) will be cancelled. Such surrender of any option (and any coupled SAR Unit) to the Company will be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. The Company has agreed to use its best efforts to obtain all consents and releases of the holders of the options and to take all such other lawful action as may be necessary to effect such transactions. In addition, the Company has agreed to terminate as of the Effective Time the Stock Rights Plan, to cancel as of the Effective Time the provision in any other plan, program or arrangement providing for the issuance or grant of any interest in respect of any capital stock of the Company or any Subsidiary thereof and to take all action necessary to ensure that following the Effective Time no participant in the Stock Rights Plan or other plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that, from and after the Effective Time, Westinghouse and the Surviving Corporation will indemnify, defend and hold harmless, to the full extent permitted in the BCL, each current and former director and officer of the Company or any of its Subsidiaries against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was such a director or officer at or prior to the Effective Time. In addition, Westinghouse has agreed to cause to be maintained in effect, for a period of six years after the Effective Time, the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events which occurred prior to the Effective Time, provided that Westinghouse does not have to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to August 1, 1995.

CONDITIONS TO THE MERGER

     All Parties. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date: (i) approval and adoption of the Merger Agreement and the Merger by the holders of at least
66 2/3% of the Company's outstanding shares of Common Stock; (ii) termination or expiration of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act; (iii) issuance by the FCC of the FCC Order and satisfaction of any condition or taking of any action required to be so satisfied or taken to legally effect the Merger in compliance with the FCC Order, provided that in no event will the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Order be so satisfied or taken subsequent to consummation of the Merger; and (iv) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction preventing the consummation of the Merger being in effect.

     Westinghouse and Sub. Pursuant to the Merger Agreement, the obligations of Westinghouse and Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement being true and correct as of August 1, 1995, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and the Company having performed all obligations required to be performed by it under the Merger Agreement on or prior to Closing Date, except to the extent the failure of such representations to be true and correct or the failure to perform the obligations under the Merger Agreement would not, in the aggregate, have a Material Adverse Effect with respect to the Company; (ii) there not having been since August 1, 1995, any material adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than changes relating to the Company's industry or the economy in general; and
(iii) Westinghouse having received the funds pursuant to the Credit Agreement necessary to consummate the Merger.

     The Company. Pursuant to the Merger Agreement, the obligation of the Company to effect the Merger is subject to the representations and warranties of Westinghouse and Sub set forth in the Merger Agreement being true and correct as of August 1, 1995, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and Westinghouse and Sub having performed all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, except to the extent the failure of such representations to be true and correct or the failure to perform obligations under the Merger Agreement would not, in the aggregate, have a Material Adverse Effect with respect to the Company.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement and the Merger by the Shareholders, by mutual written consent of Westinghouse and the Company or their respective Boards of Directors, or under the following conditions:

          Either Party. The Merger Agreement provides that either Westinghouse or the Company may terminate the Merger Agreement and abandon the Merger if: (i) there has been a material breach on the part of the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach has not been cured within 30 days following receipt by the breaching party of notice of such breach, in any such case such that the conditions to the Merger relating to such representation, warranty, covenant or agreement, as the case may be (see "-- Conditions to the Merger"), would be incapable of being satisfied by August 1, 1996; (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; (iii) the Merger shall not have been consummated on or before August 1, 1996, except that the right to terminate the Merger Agreement under such provision is not available to any party whose breach of the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or (iv) the Merger Agreement shall fail to be approved and adopted by the Shareholders at the Special Meeting.

          Westinghouse. The Merger Agreement provides that Westinghouse may terminate the Merger Agreement and abandon the Merger: (i) at any time on or after November 3, 1995, if the Credit Agreement is no longer in full force and effect on the date Westinghouse exercises such termination option; or (ii) (A) if the Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Westinghouse or shall have approved or recommended to the Shareholders a Competing Transaction, (B) if the Company shall have entered into any agreement with respect to any Competing Transaction or (C) if the Board shall resolve to do any of the foregoing.

          The Company. The Merger Agreement provides that the Company may terminate the Merger Agreement and abandon the Merger: (i) if the Company enters into a definitive agreement with respect to a Superior Proposal in accordance with the provisions of the Merger Agreement for accepting such

     Superior Proposal, as described above under "-- No Solicitation" (provided that the Company has paid to Westinghouse the termination fee and reimbursed Westinghouse its expenses as described below under "-- Termination Fees and Expenses"); or (ii) at any time subsequent to the date of this Proxy Statement, if the Credit Agreement is no longer in full force and effect on the date the Company exercises such termination option.

TERMINATION FEES AND EXPENSES

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except (i) as otherwise provided below and (ii) that all costs and expenses, including filing fees, related to the filing, printing or mailing of this Proxy Statement or any other filing with any governmental entity in connection with the Merger or the Merger Agreement will be shared equally by Westinghouse and the Company.

     If the Merger Agreement is terminated: (i) by either Westinghouse or the Company because the Shareholders did not approve and adopt the Merger Agreement and the Merger and at or prior to the time of the Special Meeting a Competing Transaction had been commenced, publicly proposed or publicly disclosed and within one year after the Special Meeting the Company entered into an agreement with respect to or approved or recommended such or any other Competing Transaction; (ii) by Westinghouse because the Board withdrew, modified or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Westinghouse or approved or recommended to the Shareholders a Competing Transaction, or the Company entered into any agreement with respect to any Competing Transaction, or the Board shall have resolved to do any of the foregoing; or (iii) by the Company because it shall have entered into a definitive agreement relating to a Superior Proposal in accordance with the provisions described above under "-- No Solicitation"; then in any such case the Company shall (A) pay to Westinghouse an amount equal to $100,000,000 and (B) assume and pay, or reimburse Westinghouse for, all reasonable documented out-of-pocket fees and expenses incurred by Westinghouse (including, without limitation, the fees and expenses of its counsel, commercial banks, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, the Merger Agreement and the matters contemplated therein, but in no event more than an aggregate amount of $50,000,000.

     If the Merger Agreement is terminated by either the Company or Westinghouse because: (i) on August 1, 1996, the conditions to Westinghouse's and Sub's obligations have been satisfied and the other conditions to the Merger are capable of being satisfied, and Westinghouse shall not have received the funds pursuant to the Credit Agreement necessary to consummate the Merger; or (ii) on or after November 20, 1995, the Credit Agreement shall no longer be in full force and effect on the date such party exercises its option to terminate the Merger Agreement; then in either such case Westinghouse shall (A) pay to the Company an amount equal to $100,000,000 and (B) assume and pay, or reimburse the Company for, all reasonable documented out-of-pocket fees and expenses incurred by the Company (including, without limitation, the fees and expenses of its counsel, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, the Merger Agreement and the matters contemplated therein, but in no event more than an aggregate amount of $20,000,000.

     If the Merger Agreement is terminated: (i) by Westinghouse at any time on or after November 3, 1995, but on or prior to November 20, 1995, because the Credit Agreement shall not continue in full force and effect on the date Westinghouse exercises such termination option; or (ii) by the Company at any time on or after October 5, 1995, but on or prior to November 20, 1995, because the Credit Agreement shall not continue in full force and effect on the date the Company exercises such termination option; then in either such case Westinghouse shall (A) pay to the Company an amount equal to $50,000,000 and (B) assume and pay, or reimburse the Company for, all reasonable documented out-of-pocket fees and expenses incurred by the Company (including, without limitation, the fees and expenses of its counsel, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, the Merger Agreement and the matters contemplated therein, but in no event more than an aggregate amount of $10,000,000.

     If the Merger Agreement had been terminated by the Company prior to October 4, 1995, because executed commitments from one or more financial institutions to provide the financing necessary to effect the

Merger and related transactions (on certain terms specified in the Merger Agreement) had not continued in full force and effect on the date the Company exercised such termination option, then Westinghouse would have been required to
(A) pay to the Company an amount equal to $25,000,000 and (B) assume and pay, or reimburse the Company for, all reasonable documented out-of-pocket fees and expenses incurred by the Company (including, without limitation, the fees and expenses of its counsel, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, the Merger Agreement and the matters contemplated therein, but in no event more than an aggregate amount of $5,000,000.

TENDER OFFER

     Under the Merger Agreement, if there is a bona fide proposal made by a person other than Westinghouse or any affiliate thereof to effect a Competing Transaction or if the FCC would otherwise permit the filing by Westinghouse and grant of an application for an STA (as defined below), Westinghouse has the right, upon no less than five days' notice, to commence a cash tender offer (a "Tender Offer") to purchase all the outstanding shares of Common Stock (with a minimum tender condition of 66 2/3% of the fully-diluted shares of Common Stock) at a price equal to or in excess of what would have been the Merger Consideration. There will be no conditions to the acceptance of shares of Common Stock pursuant to such Tender Offer except as otherwise set forth above under "-- Conditions to the Merger", the grant or approval by the FCC of the STA and certain other conditions set forth in the Merger Agreement. The terms of the Merger Agreement would remain in full force and effect to the extent applicable to such Tender Offer, with the parties thereto executing an amendment to the Merger Agreement to include customary provisions pertaining to cash tender offers, including provisions relating to the extension of any such offer. Any shares of Common Stock not purchased by Westinghouse in such Tender Offer would be, as promptly as possible, acquired by Westinghouse at the same purchase price paid for any such shares accepted in such Tender Offer through a short-form merger (if available) or a long-form merger.

     In connection with such a Tender Offer, Westinghouse will file an application for special temporary authorization (an "STA") to be granted to an independent voting trustee to enable such trustee to acquire and vote, subject to certain restrictions, the shares obtained in such Tender Offer and to exercise control of the Company's FCC-licensed facilities during the period when the application to the FCC for the FCC Order is pending. Westinghouse or Sub would enter into a voting trust agreement with such voting trustee (such voting trustee being acceptable to the FCC), and the Company has agreed to cooperate with Westinghouse, Sub and any such voting trustee to effect a sale of the shares of Common Stock held by such voting trustee if shares of Common Stock must be sold pursuant to such voting trust agreement. The Company has agreed that it will, at the time after commencement of such Tender Offer, enter into a loan agreement with Westinghouse pursuant to which the Company will lend to Westinghouse, during the period from the consummation of such Tender Offer until the sale of all the shares of Common Stock held by such voting trustee as a result of the FCC Order not having been obtained, the Company's excess cash flow (which will have the meaning customarily ascribed to such term). The terms of any such loan (which will be unsecured) will be based upon market terms for loans of this nature.

AMENDMENT; WAIVER

     The Merger Agreement provides that it may be amended, modified or supplemented only by written agreement of each of the Company, Westinghouse and Sub at any time prior to the Effective Time; provided, however, that, after the Shareholders have approved the Merger Agreement and the Merger at the Special Meeting, no such amendment or modification would be permitted to reduce the amount or change the form of consideration to be delivered to the Shareholders. The Merger Agreement further provides that, at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other party thereto,
(ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by any other party with any of the conditions and agreements contained in the Merger Agreement.

                              REGULATORY APPROVALS

FCC

     FCC Regulation of Broadcast Stations. Television and radio broadcasting are subject to the jurisdiction of the FCC under the Communications Act. The Communications Act prohibits the operation of broadcasting stations except under licenses issued by the FCC. The Communications Act further prohibits the assignment of a station license or the transfer of control of a broadcast station licensee without prior approval of the FCC. Because the Merger will result in the transfer of control of the Company, which is the licensee of a number of broadcasting stations, the prior approval of the FCC is necessary before the Merger may be consummated.

     Upon the filing of an application for consent to the transfer of control of a broadcast station licensee, the FCC will issue an official public notice of such filing. Interested parties have a period of 30 days following issuance of the public notice in which to petition to deny such applications. An application for consent to the transfer of control to Westinghouse of all broadcast licenses held by the Company (after pending sales and acquisitions) was filed with the FCC on August 3, 1995 (the "Application"). Public notices of the filing were released on August 9, 1995. Accordingly, any petitions to deny the Application were required to be filed on or before September 8, 1995. Applications relating to the transfer of control of certain non-broadcast licenses held by the Company also have been filed with the FCC.

     Timely petitions to deny the Application were filed by the Office of Communication of the United Church of Christ, et al. ("OOC"), Spectrum Detroit, Inc. ("Spectrum") and Alexander J. Serafyn ("Serafyn"). The OOC petition contended, in substance, that Westinghouse's requests for certain waivers of the FCC's national and local broadcast ownership rules in connection with the Application, as described below, should not be granted in the absence of a commitment by Westinghouse to present at least three hours per week of educational and informational children's programming on the CBS Television Network and to donate five-minute blocks of prime time to presidential candidates during national election years. On September 20, 1995, Westinghouse filed an opposition to the OOC petition. On such date, OOC and the other parties to its petition also filed a request with the FCC that the petition be dismissed, citing an announcement by Westinghouse of its plans to increase the amount of educational and informational children's programming on the CBS Television Network. The Spectrum and Serafyn petitions contend that the FCC should deny or withhold action on or conditionally grant the Application pending the disposition of appeals which they have filed with the United States Court of Appeals for the District of Columbia Circuit from the FCC's approval of the Company's acquisition of WGPR-TV, Detroit, Michigan (now WWJ-TV). Westinghouse and the Company have filed oppositions to the Spectrum and Serafyn petitions.

     In reviewing applications for its consent to transfer of control, the FCC considers whether such transfers will serve the "public interest, convenience and necessity", as well as whether the proposed transferee has the requisite legal, financial, technical and other qualifications to operate the licensed entities. Following the grant of FCC approval with respect to such a transfer, any "person who is aggrieved or whose interests are adversely affected" (as such terms are defined in Section 402(b) of the Communications Act) may appeal such approval to the United States Court of Appeals for the District of Columbia Circuit. In addition, under certain circumstances, the FCC may reconsider such approval at the request of a third party or on its own motion.

     For a description of certain agreements of the Company, Westinghouse and Sub regarding the FCC regulatory process, see "THE MERGER AGREEMENT -- Other Agreements of the Company, Westinghouse and Sub".

     Broadcast Station Ownership Restrictions. Pursuant to its authority under the Communications Act, the FCC has promulgated rules that limit the ability of individuals or entities to own or have "attributable" ownership interests in broadcast stations, as well as in certain other communications media. On a national basis, the rules generally limit any individual or entity from owning or having an attributable interest in more than 12 television stations, 20 AM radio stations and 20 FM radio stations. Moreover, the aggregate audience reach of commonly owned television stations may not exceed 25% of all U.S. households. On a local basis, FCC rules currently allow an individual or entity to own or have an attributable interest in only one television station in a market (the "television duopoly rule") and, depending on the size of the market and the ratings achieved by commonly owned stations, up to two AM and two FM stations in a market (the radio "contour overlap rule"). Further, ownership of a television station and one or more radio stations in the same market may be restricted by the FCC's "one-to-a-market" rule.

     Requests for Waivers of Multiple Ownership Rules. If an acquisition will result in an acquiror having media holdings that conflict with applicable ownership limits, the FCC may grant temporary waivers in order to permit the acquiror to come into compliance, through divestiture or otherwise, with applicable law and regulation or, in certain cases, may grant permanent waivers of the relevant rule. Because Westinghouse already owns or controls a number of television and radio stations, some of which are in the same markets as stations owned by the Company, Westinghouse has requested, as described below, that the FCC issue certain waivers of the FCC's national and local broadcast station ownership rules in connection with the application for FCC consent to the transfer of control of the Company's broadcast licenses.

     Assuming completion of each of the Company's and Westinghouse's pending sales and acquisitions, the Merger would result in Westinghouse's owning 18 AM radio stations, 21 FM radio stations and 15 television stations (or 16 television stations if a construction permit of Westinghouse for an unbuilt station is included) with a national audience reach of approximately 32%. The FM radio and television station totals exceed the FCC's limits and, accordingly, Westinghouse has applied to the FCC for a temporary (18-month) waiver of the national ownership rules to allow it time after consummation of the Merger to achieve compliance with the limits imposed on FM radio and television station ownership, through divestiture or otherwise.

     In addition, Westinghouse has applied to the FCC for: (i) temporary (18-month) waivers of the television duopoly rule and the radio contour overlap rule in order to permit Westinghouse to come into compliance with such rules, including, if necessary, by the divestiture of one television station (in Providence, Rhode Island) and two radio stations (in Chicago, Illinois and Houston, Texas) which would otherwise be commonly owned in violation of such rules after consummation of the Merger; (ii) a permanent waiver of the television duopoly rule to permit the common ownership after the Merger of television stations in Philadelphia, Pennsylvania and New York, New York; (iii) a temporary (18-month) waiver of the "one-to-a-market" rule to come into compliance, through divestiture or otherwise, in six instances in which, after consummation of the Merger, Westinghouse would own a television station and multiple AM or FM radio stations in the same market (this situation would occur in New York, New York; Los Angeles, California; Chicago, Illinois; Philadelphia, Pennsylvania; San Francisco, California; and Detroit, Michigan); and (iv) a permanent waiver of the "one-to-a-market" rule in three other markets (Boston, Massachusetts; Baltimore, Maryland/ Washington, D.C.; and Minneapolis, Minnesota) where the Merger would result in the common ownership of a television station and one AM and/or one FM radio station (these situations are subject to this rule's provision that the FCC will "look favorably" upon such waiver requests if the stations to be commonly owned are located in one of the 25 largest television markets and more than 30 independently owned broadcast "voices" would remain after the proposed transaction).

     The Company also currently operates three television stations as "satellites" of other television stations, which are accordingly exempt from the provisions of the FCC's multiple ownership and television duopoly rules. Westinghouse has requested that the FCC allow these stations to continue to be operated as satellites following consummation of the Merger.

     License Grant and Renewal. Television broadcasting licenses generally are granted or renewed for a period of five years and radio broadcasting licenses for a period of seven years. At the time an application is made for renewal of a television or radio station license, parties in interest may file petitions to deny the application, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term. At the same time, any person may file a competing application for authority to operate the station and replace the incumbent licensee.

     In the vast majority of cases, broadcast licenses are renewed by the FCC even when petitions to deny or competing applications are filed against broadcast license renewal applications. Currently, the Company has pending an application for renewal of the license of one of its radio stations in Bethesda, Maryland (the "Bethesda Station"). Petitions to deny the application and competing applications for the right to broadcast on the frequency used by that station were required to be filed on or before September 1, 1995. On that date, a competing application was filed by the Ukrainian Congress Committee of America, Inc. ("UCCA"), which application has been received but not yet accepted by the FCC as meeting technical requirements. It is possible that the FCC will not grant its consent to the Application until it has granted the license renewal application for the Bethesda Station. Under applicable precedent in which a transfer of control has been allowed, however, the FCC has the discretion to grant consent to the Application without a prior grant of such license renewal, subject to the right of the UCCA to an FCC hearing on its application. The Company is not required to file any other license renewal application during the term of the Merger Agreement except those for its Detroit and Chicago radio stations on June 3, 1996, and August 1, 1996, respectively.

HART-SCOTT-RODINO

     The HSR Act provides that certain acquisition transactions (including the Merger) may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The Antitrust Division and the FTC have received the required information from all parties involved in the Merger. The waiting period imposed by the HSR Act began on August 2, 1995, and expired at 11:59 p.m. on September 1, 1995. At any time before or after the consummation of the Merger, the Antitrust Division, the FTC or another third party could seek to enjoin or rescind the Merger on antitrust grounds. In addition, at any time before or after the consummation of the Merger, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under state antitrust laws as it deems necessary or desirable in the public interest. On August 1, 1995, the Company received an informal request for information from the Attorney General's Office of the State of New York. The Company complied with such request and has had no subsequent contacts with such Office.

STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

     Westinghouse and the Company have filed applications with all applicable regulatory agencies and have taken, or will take, other appropriate action with respect to any requisite approvals or other action of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, whose consent, approval, order or authorization, or with whom registration, declaration or filing of the Merger Agreement is required to consummate the Merger, subject to the provisions of the Merger Agreement. See "THE MERGER AGREEMENT -- Other Agreements of the Company, Westinghouse and Sub".

     The Merger Agreement provides that the obligation of each of Westinghouse and the Company to consummate the Merger is conditioned upon the approval of the FCC in the form of the FCC Order, the termination of any applicable waiting period under the HSR Act and the absence of any injunction against the Merger on antitrust or other grounds. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the Antitrust Division, or, if such challenge is made, the result thereof. See "THE MERGER AGREEMENT -- Conditions to the Merger".

     Westinghouse and the Company are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Westinghouse to purchase all the outstanding shares of Company Common Stock and to pay fees and expenses associated with the Merger will be in the aggregate approximately $5.5 billion. (The foregoing assumes the Merger is consummated on December 1, 1995, and gives effect to the $0.10 per share regular quarterly dividend declared by the Company on October 11, 1995, resulting in an Additional Amount payable by Westinghouse equal to approximately $1.15 per share of Common Stock. If the Merger is consummated on any other date or another such dividend is paid, the Additional Amount payable by Westinghouse will be greater or less than such amount, as the case may be, according to the formula for calculating such amount as described above under "THE MERGER AGREEMENT -- The Merger -- Conversion of Securities".)

     The Credit Agreement provides, upon satisfaction of the conditions contained therein and described below, for borrowing by Westinghouse under: (i) a two and one-half year term loan facility in the amount of $2.5 billion; (ii) a seven-year term loan facility in the amount of $2.5 billion; and (iii) a seven-year revolving credit facility in the amount of $2.5 billion. Westinghouse has informed the Company that, in addition to providing the above-described required funds to consummate the Merger, the borrowing capacity under the Credit Agreement will be used for general corporate purposes and to refinance the then existing bank indebtedness of Westinghouse and the Company. Westinghouse estimates that, at December 1, 1995, it will have approximately $500 million of outstanding bank indebtedness to be refinanced in connection with the consummation of the Merger. At September 29, 1995, the Company had approximately $215 million of outstanding bank indebtedness, although the Company expects such amount to be lower at the time of the refinancing thereof in connection with the consummation of the Merger. Loans under the Credit Agreement would bear interest, at the option of Westinghouse, at either: (i) a base rate equal to the higher of (A) the rate of interest publicly announced by Chemical Bank as its prime rate in effect at its principal office in New York City and (B) the federal funds effective rate from time to time plus 0.5% or (ii) the rate for deposits in U.S. dollars for a period equal to one, two, three or six months (as selected by Westinghouse) appearing on page 3750 of the Telerate Screen, plus, in the case of either clause (i) or (ii) above, a margin determined in accordance with a pricing grid set forth in the Credit Agreement and based solely upon Westinghouse's Consolidated Leverage Ratio (as defined in the Credit Agreement) or the ratings established by Standard & Poor's Ratings Group or Moody's Investors Service, Inc. for Westinghouse's senior unsecured long-term debt. Chemical Bank and Morgan Guaranty Trust Company of New York each have a $247 million commitment under the Credit Agreement, the largest such commitments thereunder. There are 48 other Lenders under the Credit Agreement, with varying size commitments.

     The Credit Agreement contains various conditions to the funding of the loans thereunder at the Effective Time, including the following: (i) execution of the Stock Pledge Agreement and the Guarantee Agreement (each such term as defined in the Credit Agreement) described below; (ii) the terms of the Merger Agreement not having been waived, amended, supplemented or modified in any material respect without the consent of Lenders holding more than 50% of the commitments under the Credit Agreement and the Merger having been consummated;
(iii) termination of Westinghouse's commitments under its existing revolving credit facility and repayment of all amounts owed thereunder; (iv) receipt by the Lenders of certain financial statements; (v) satisfaction by Westinghouse on a pro forma basis, giving effect to the Merger, of certain debt and coverage tests; (vi) issuance of the FCC Order and satisfaction of all conditions and taking of all actions required to be so satisfied or taken in compliance therewith, except such conditions and actions as can be satisfied or taken subsequent to consummation of the Merger under the terms of such FCC Order;
(vii) consummation of the Merger for consideration not in excess of the Merger Consideration (not to exceed $5.4 billion, excluding the Additional Amount);
(viii) receipt by the Administrative Agent of certificates representing the shares of Sub pledged pursuant to the Stock Pledge Agreement; (ix) receipt of all necessary governmental and material third-party approvals and termination of all applicable waiting periods without imposition of materially adverse conditions on the Merger or the financing thereof; (x) receipt by the Lenders of customary legal opinions and closing certificates; (xi) as of the Effective Time, there having been no material adverse change in the consolidated financial condition, operations, assets, business or prospects, taken as a whole, of Westinghouse and the Company from that set forth in the pro forma financial statements of the combined Westinghouse/Company entity (giving effect to the Merger) as of June 30, 1995, and the other representations and warranties in the Credit Agreement being true and correct in all material respects; and (xii) absence of any Default or Event of Default (each such term as defined in the Credit Agreement). The Credit Agreement includes Defaults and Events of Default with respect to, among other things, nonpayment of principal, interest and fees; material misrepresentations; violation of covenants; cross defaults; bankruptcy; certain ERISA events; material judgments; and change of control.

     The Stock Pledge Agreement is to be entered into between the subsidiary of Westinghouse that will own the stock of Sub immediately prior to the Merger ("Sub Holdings") and Chemical Bank, as Administrative Agent. Pursuant to the Stock Pledge Agreement, Sub Holdings will pledge all the outstanding shares of stock of Sub to secure its obligations under the Guarantee Agreement described below. Upon consummation of the Merger, all the shares of stock of the Surviving Corporation will be pledged under the Stock Pledge Agreement. The Guarantee Agreement is to be given by certain of the subsidiaries of Westinghouse, including Sub Holdings (collectively, the "Guarantors"), to Chemical Bank, as Administrative Agent, for the benefit of the Lenders. Pursuant to the Guarantee Agreement, each of the Guarantors will guarantee the payment when due of all principal, interest and other amounts owing under the Credit Agreement and the other documents related thereto.

     It is a condition to Westinghouse's obligations under the Merger Agreement that Westinghouse borrow the funds available under the Credit Agreement necessary to effect the Merger. If the Lenders do not provide such funds or the Credit Agreement otherwise ceases to be in full force and effect and, in either such case, the Merger Agreement is terminated as a result thereof, Westinghouse will be obligated to pay to the Company the applicable termination fee and to reimburse the Company for certain of its out-of-pocket expenses. See "THE MERGER AGREEMENT -- Conditions to the Merger" and "-- Termination Fees and Expenses".

               TRANSACTIONS BETWEEN THE COMPANY AND WESTINGHOUSE

     In July 1994, the Company and Westinghouse announced that they had agreed to a comprehensive strategic partnership involving extended affiliation agreements between the Company's Television Network and television stations owned by Westinghouse in four major markets, and the creation of three new jointly-held entities which would be established, respectively, to acquire and operate television stations in major markets; to combine the two companies' current advertising sales representation businesses; and to produce and distribute television programming.

     The Company formed the television station joint venture with Westinghouse on September 10, 1995. On such date, the joint venture entity, pursuant to agreements originally entered into in the fall of 1994 with National Broadcasting Company, Inc. ("NBC"), acquired two NBC-owned stations and certain assets of another NBC-owned station in exchange for one station and certain assets of another station owned by the joint venture (through contribution thereto by the Company). In addition, on September 10, 1995, Westinghouse contributed one of its wholly owned television stations to the joint venture. The respective contributions by the Company and Westinghouse of such stations included the licenses, permits, leases, contracts, intellectual property rights and other assets relating to such stations, together with such stations' liabilities and working capital. Westinghouse owns 51% of the voting interests of the managing general partner of the joint venture, with the Company owning the remainder of such voting interests. The Company and Westinghouse share equally in the profits and losses of the venture. For more information, see Note 2 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     On July 14, 1995, the Company and Westinghouse formed the sales representation joint venture by contributing to such joint venture their respective sales representation businesses (together with the leases, contracts and other assets, as well as liabilities and working capital, relating thereto). The sales representation joint venture has the same ownership structure as the television station joint venture, with the Company and Westinghouse sharing equally in the profits and losses and Westinghouse owning 51% of the voting interests of the venture's managing general partner. However, the parties have agreed that, if applicable FCC rules and regulations are changed to permit the Company to own 50% of the voting interests in the joint venture, then the Company will have the option at that time, for payment of $1, to reorganize the joint venture to give the Company such 50% control over the joint venture.

     The Company and Westinghouse currently anticipate forming the production and distribution joint venture in October 1995. At such time, Westinghouse will contribute its existing production and distribution businesses to the venture (together with all assets, liabilities and working capital relating thereto), while the Company will contribute up to approximately $18,000,000. The Company will be obligated (until five years from the date of formation) to make up to an aggregate amount of $25,000,000 in further contributions to the joint venture to fund its production and development expenses, subject to Westinghouse making equal contributions. The voting interests of the production and distribution entity will be equally owned by the Company and Westinghouse and each such party will share equally in its profits and losses.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

EXECUTIVE OFFICERS

     Chairman/CEO. Laurence A. Tisch, Chairman, President and Chief Executive Officer of the Company, and his brother Preston R. Tisch, a member of the Board of Directors, are the co-Chairmen and co-Chief Executive Officers of Loews, which through its wholly owned subsidiary, L.T. Holding, owned, as of August 4, 1995, 10,987,285 shares, or approximately 16.95%, of the Company's outstanding Common Stock. As of such date, Messrs. Laurence and Preston Tisch owned, in the aggregate, 18,899,912 shares, or approximately 32.08%, of Loews's outstanding common stock. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS".

     Pursuant to the Loews Voting Agreement (attached hereto as Appendix B), L.T. Holding agreed to vote, and cause to be voted, all shares of Common Stock of the Company held of record or beneficially owned by L.T. Holding, whenever issued or acquired, in favor of approval of the Merger Agreement. In the event Westinghouse elects to exercise its rights under the Merger Agreement to commence a Tender Offer for the Common Stock, L.T. Holding has agreed to tender all its shares in such Tender Offer and not to withdraw the same. L.T. Holding also has agreed not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of its shares of Common Stock, or enter into any contract, option or other agreement or understanding with respect to such actions, or (ii) grant any proxies, deposit any shares into a voting trust or enter into a voting agreement with respect to any such shares. The obligations of L.T. Holding under the Loews Voting Agreement terminate in the event the Merger Agreement is terminated or the Board withdraws its recommendation of the Merger Agreement and the Merger.

     Under the terms of the Tisch Deferred Compensation Plan (and the related Trust Agreement dated as of January 1, 1995, which funds the Company's obligations under such plan), entered into between the Company and Mr. Laurence Tisch, if Mr. Tisch's employment with the Company is terminated for any reason during a two-year period commencing with the occurrence of a Change of Control (as defined therein), all amounts deferred under the Tisch Deferred Compensation Plan, including credited investment returns, are required to be paid to Mr. Tisch in a single sum on the next business day following such termination. The Merger would constitute a Change of Control for purposes of such plan, and, pursuant to the Merger Agreement, the Tisch Deferred Compensation Plan will be amended to provide that, for purposes thereof, Mr. Tisch's employment will be deemed terminated immediately prior to consummation of the Merger. Accordingly, Mr. Tisch will receive a lump-sum payment of deferred compensation (including credited investment returns) immediately prior to the Effective Time of the Merger in an amount equal to approximately $1,179,200 (assuming the Merger is consummated on December 1, 1995).

     Certain Other Executive Officers. Employment Agreements (each dated June 27, 1994) between the Company and two of its executive officers (Peter W. Keegan, Executive Vice President and Chief Financial Officer, and Ellen Oran Kaden, Executive Vice President, Secretary and General Counsel) provide for certain termination benefits (including pension benefits) in the event the applicable executive officer's employment is terminated by the Company other than for cause. Pursuant to the Merger Agreement, such Employment Agreements will be amended to provide that, for purposes thereof, each such executive officer's employment is deemed to be terminated without cause, and, accordingly, such termination benefits will be payable immediately prior to consummation of the Merger. The Company estimates that such benefits will equal, in the aggregate, approximately $8,357,200 (assuming the Merger is consummated on December 1, 1995). Such Employment Agreements also provide for a "gross-up" by the Company for certain taxes so that such executive officers are in the same after-tax position they would have been absent the acceleration of benefits under such Employment Agreements (the aggregate amount of such gross-up would equal approximately the amount set forth in the preceding sentence).

     Pursuant to the Employment Agreement dated as of May 17, 1995, as amended on June 29, 1995, between the Company and Leslie Moonves, President of the CBS Entertainment Division and Executive Vice President of CBS/Broadcast Group, in the event of a Change in Control (as defined therein), Mr. Moonves is entitled to certain additional payments under such Employment Agreement. The amount of such payments depends upon the consideration paid for Company Common Stock in the transaction giving rise to the Change of Control. The Merger will constitute such a Change of Control, and the Company currently anticipates that it will be obligated to pay to Mr. Moonves in connection therewith $5,000,000 at the Effective Time.

     The Merger Agreement also provides that, pursuant to the Company's Employment Agreement dated as of February 23, 1995, with Peter A. Lund, Executive Vice President and President of CBS/Broadcast Group, there will be a lump-sum payment to Mr. Lund of all deferred compensation thereunder immediately prior to consummation of the Merger. Such payment is expected to equal approximately $1,098,800 (assuming the Merger is consummated on December 1, 1995).

     All Executive Officers. The following current executive officers of the Company will receive approximately the amounts indicated parenthetically as consideration payable under the Merger Agreement for options (vested and unvested) held by such executive officers under the Company's Stock Rights Plan:
Laurence A. Tisch ($11,628,800); Ellen Oran Kaden ($1,197,300); Peter W. Keegan ($2,342,400); David Kenin ($458,000); Peter A. Lund ($2,154,200); Anthony C.
Malara ($2,320,700); Eric W. Ober ($1,460,400); Johnathan Rodgers ($1,065,000);
Rainer Siek ($183,500); James A. Warner ($873,000); and Nancy C. Widmann ($1,204,500). Neal H. Pilson, who was an executive officer of the Company during the last fiscal year of the Company but no longer holds such position, will receive $1,561,500 as consideration for options so held. The foregoing amounts assume the Merger is consummated on December 1, 1995. See "THE MERGER
AGREEMENT -- Stock Options". It is estimated that Mr. Siek and Edward Grebow, a former executive officer of the Company, will receive approximately $132,700 and $219,500, respectively (assuming the Merger is consummated on December 1, 1995), pursuant to the Company's election, under the Merger Agreement, to cause all deferred compensation under its Deferred Additional Compensation Plan to be paid out at the time of the Merger. See "THE MERGER AGREEMENT -- Employee Benefit Plans". The Merger Agreement also provides certain indemnification and insurance benefits to current and former officers of the Company, as well as that at the Effective Time, the officers of the Company will become officers of the Surviving Corporation. See "THE MERGER AGREEMENT -- Indemnification and Insurance" and "-- Directors and Officers".

DIRECTORS

     Under the Company's Retirement Plan for Non-Employee Directors dated as of November 2, 1981, each eligible member of the Board not otherwise employed by the Company is entitled to receive, upon retirement from the Board (but not before normal retirement age), a benefit payable in installments equal in the aggregate to the product of (i) $10,000 and (ii) the number of years of service credited to such member. Pursuant to the Merger Agreement, this plan will be amended at or prior to the Effective Time to provide that each participant will be entitled to receive a lump-sum payment equal to $10,000 per year of service, discounted from such participant's normal retirement age. In addition, pursuant to the Merger Agreement, the Company's Deferred Compensation Plan for Non-Employee Directors dated as of November 2, 1991, will be amended to provide for the payment to non-employee directors participating therein of all deferred compensation (including credited investment returns) immediately prior to the Effective Time. Payments pursuant to these plans (which are non-funded, non-ERISA plans) to each of the following non-employee directors of the Company (including James D. Wolfensohn, who, in connection with his appointment as

President of World Bank, resigned from the Company's Board of Directors effective March 31, 1995) are expected to equal approximately the amounts indicated parenthetically: Michel C. Bergerac ($106,900); Harold Brown ($474,500); Ellen V. Futter ($13,400); Henry A. Kissinger ($277,100); Henry B.
Schacht ($298,100); Edson W. Spencer ($561,000); Franklin A. Thomas ($649,400); Preston R. Tisch ($61,100); James D. Wolfensohn ($639,200); and Daniel Yankelovich ($12,600). The foregoing amounts assume the Merger is consummated on December 1, 1995. The Merger Agreement also contains certain provisions providing for indemnification and insurance benefits to the current and former directors of the Company. See "THE MERGER AGREEMENT -- Indemnification and Insurance".

                    CERTAIN TAX CONSEQUENCES TO SHAREHOLDERS

     The following is a summary of certain United States federal income tax consequences of the Merger to Shareholders.

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Shareholder's adjusted tax basis in such Shareholder's Common Stock and the Merger Consideration (which includes the Additional Amount) received by such Shareholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the Effective Time, such Common Stock has been held for more than one year.

     It is expected that, as a result of the Merger, certain state and local real property transfer and real estate transfer gains taxes ("Transfer Taxes") will be imposed on Shareholders. Westinghouse has agreed to pay all such Transfer Taxes, if any, directly to state and local taxing authorities on behalf of Shareholders. For federal income tax purposes, any such payments made on behalf of a Shareholder should result in the deemed receipt of additional consideration by such Shareholder in proportion to the number of shares of Common Stock owned by such Shareholder. In such event, such Shareholder would be deemed to have paid such tax on its own behalf and therefore such Shareholder should be permitted to reduce such Shareholder's gain (or increase such Shareholder's loss) on the sale by the amount of the tax.

     The foregoing discussion may not apply to Shareholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding beneficial ownership, as of August 4, 1995, and within the meaning of Rule 13d-3 under the Exchange Act, of Common Stock by directors, the five most highly compensated executive officers (based on salary and bonus amounts paid during the 12-month period ended August 4, 1995) and the directors and executive officers as a group. Since the table reflects beneficial ownership determined pursuant to the applicable rules of the SEC, the information is not necessarily indicative of beneficial ownership for any other purpose.

                                                                                    PERCENT OF
                                                        AMOUNT AND NATURE           OUTSTANDING
                                                          OF BENEFICIAL               COMMON
                                                            OWNERSHIP                  STOCK
                                                        -----------------           -----------
    NAME OF DIRECTOR
    Laurence A. Tisch.................................      11,187,160(1)(2)(5)        17.26%(2)
    Michel C. Bergerac................................             480                  *
    Harold Brown......................................             365                  *
    Ellen V. Futter...................................             100                  *
    Henry A. Kissinger................................          24,255(3)               *
    Henry B. Schacht..................................           2,705                  *
    Edson W. Spencer..................................           1,875                  *
    Franklin A. Thomas................................             375                  *
    Preston R. Tisch..................................      10,987,285(2)              16.95%(2)
    Daniel Yankelovich................................             500                  *
    NAME OF EXECUTIVE OFFICER
      (information as to Laurence A. Tisch set forth
      above)
    Peter A. Lund.....................................          33,543(1)(4)(5)         *
    Peter W. Keegan...................................          39,607(1)(4)(5)         *
    David Kenin.......................................           2,764(1)(4)(5)         *
    Eric W. Ober......................................          22,818(1)(4)(5)         *
    ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
      (21 persons, including those named above).......      11,434,846(1)(2)(3)(4)     17.65%(2)
                                                                      (5)(6)(7)

OTHER OWNERSHIP OF COMMON STOCK

     The following table sets forth information, as of August 4, 1995, in the case of Loews and, based on their respective Schedules 13G filed with the SEC, December 31, 1994, for the other indicated Shareholders, concerning the persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                                                                AMOUNT AND
                                                                NATURE OF       PERCENT OF
                                                                BENEFICIAL     OUTSTANDING
                           NAME/ADDRESS                         OWNERSHIP      COMMON STOCK
    ----------------------------------------------------------  ----------     ------------
    Loews Corporation(8)......................................  10,987,285         16.95%
    667 Madison Avenue
    New York, NY 10021
    J.P. Morgan & Co. Incorporated(9).........................   4,104,315          6.60%
    60 Wall Street
    New York, NY 10260
    The Capital Group Companies, Inc.(10).....................   3,814,300          6.22%
    333 South Hope Street
    Los Angeles, CA 90071

---------------
  *  less than 1%

 (1) Includes shares which may be acquired upon the exercise of outstanding vested options pursuant to the Stock Rights Plan as follows: 199,875; 29,000; 36,500; 2,750; 19,250; and 387,000 shares by Messrs. L. Tisch,
     Lund, Keegan, Kenin, Ober and the group, respectively. Each executive officer, named or otherwise, has disclaimed beneficial ownership of all such shares underlying presently exercisable stock options held by him or her. All such options will be accelerated and paid out at the Effective Time as described above under "THE MERGER AGREEMENT -- Stock Options".

 (2) Includes, and in the case of the Percent of Outstanding Common Stock reflects, 10,987,285 shares of Common Stock owned by Loews through L.T. Holding. Messrs. Laurence and Preston Tisch are co-Chairmen and co-Chief Executive Officers of Loews and own, in the aggregate, approximately 32.08% of Loews's outstanding common stock. Messrs. Laurence and Preston Tisch each disclaim beneficial ownership of all shares of Common Stock owned beneficially by L.T. Holding.

 (3) Includes 21,755 shares of Common Stock owned as of August 4, 1995, by trusts established under the will of William S. Paley, of which Dr. Kissinger is a co-trustee. Dr. Kissinger shares investment and voting power with respect to these shares with the other trustees and disclaims beneficial ownership of all such shares.

 (4) Includes shares of Common Stock held, as of June 30, 1995, by the Company's Employee Investment Fund as to which voting (but not investment) power is held as follows: 4,043; 3,107; 14; 3,538; and 23,557 shares by Messrs. Lund, Keegan, Kenin, Ober and the group, respectively. Mr. Laurence Tisch does not participate in such Fund.

 (5) Does not include shares which may be acquired upon the exercise of outstanding non-vested options pursuant to the Stock Rights Plan as follows: 105,625; 38,000; 29,000; 18,050; 26,300; and 314,400 shares by
     Messrs. L. Tisch, Lund, Keegan, Kenin, Ober and the group, respectively. All such options will be accelerated and paid out at the Effective Time as described above under "THE MERGER AGREEMENT -- Stock Options".

 (6) Includes 1,612 phantom shares of Common Stock credited to one executive officer's account under the Company's Deferred Additional Compensation Plan.

 (7) The total and the related percentage reflect the 10,987,285 shares of Common Stock owned by L. T. Holding only being counted once.

 (8) Loews has advised the Company that all such shares are owned and held of record by L.T. Holding.

 (9) J.P. Morgan & Co. Incorporated has advised the Company as to the above shares as follows. With respect to disposition, it has shared power as to 98,580 shares and sole power as to 4,005,735 shares. In respect of the power to vote, it has shared power as to 49,390 shares and sole power as to 2,046,085 shares. Voting power as to the remaining 2,008,840 shares, which are held in various investment accounts, is retained by the beneficial owners.

(10) The Capital Group Companies, Inc. ("The Capital Group") is the parent company of six investment management companies, three of which are based in the United States. The Capital Group has advised that all shares are owned on behalf of investment clients and institutional accounts which are managed by one of its subsidiaries. Each subsidiary of The Capital Group exercises investment discretion in respect of shares it manages. In no case do any managed accounts or the accounts of a single investment company own more than 5% of the Company's outstanding shares of Common Stock. Sole voting power is retained in respect of 526,500 shares. On behalf of itself and its subsidiaries, The Capital Group has advised the Company that it and its subsidiaries disclaim beneficial ownership as to all shares reflected above.

                                   LITIGATION

     The Company, the individual members of its Board of Directors and, in certain instances, Westinghouse and its Chairman and Chief Executive Officer, Michael H. Jordan, have been named as defendants in the following eight lawsuits filed in the Supreme Court of the State of New York, New York County: Carol B. Miller IRA Account v. CBS (date filed: July 18, 1995); Roger B. Minkoff v. CBS (July 28, 1995); Moise Katz v. CBS (August 1, 1995); Max Grill v. CBS (August 1,
1995); William Stevens v. CBS (August 1, 1995); John Stack v. CBS (August 2,
1995); Kenneth Steiner v. CBS (August 2, 1995); and Ron Stern v. CBS (August 3,
1995). In these proceedings the plaintiffs, on behalf of themselves and other Shareholders, primarily assert that (i) the individual members of the Company's Board of Directors have failed to act in such a manner so as to maximize Shareholder value, including by failing to properly consider and solicit other bids for the Company, and have acted according to their own personal interests, instead of consistent with the fiduciary obligations they owe to the Company's Shareholders, and (ii) the Merger does not provide sufficient value to the Company and its Shareholders, especially in light of the Company's current financial condition and prospects for future growth and the trading prices for the Company's Common Stock immediately prior to announcement of the Merger. Certain of the plaintiffs also allege that Westinghouse and Mr. Jordan aided and abetted the foregoing alleged failures and breaches of the Company's directors. The plaintiffs seek primarily to enjoin the Merger and that the Company conduct an auction to maximize Shareholder value, as well as an order imposing a "voting trust" on the shares controlled by the directors, unquantified damages and other equitable relief (including certain declaratory relief and that the Company disclose certain information before completing any change of control transaction). The Company has consulted with counsel and believes that each of these lawsuits is without merit and, accordingly, will have no adverse affect on the Company or the Merger.

                         MARKET PRICES OF COMMON STOCK

     The Common Stock is listed on both the NYSE and the Pacific Stock Exchange under the name CBS Inc. and traded under the symbol "CBS". The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share of Common Stock traded on the NYSE (as adjusted for the Company's five-for-one stock split effected in the fourth quarter of 1994):

                               YEAR ENDED
                            DECEMBER 31, 1992                           HIGH         LOW
    -----------------------------------------------------------------  -------     -------
    First Quarter....................................................  $35.375     $27.250
    Second Quarter...................................................   42.000      32.875
    Third Quarter....................................................   43.375      36.500
    Fourth Quarter...................................................   44.125      35.250

                               YEAR ENDED
                            DECEMBER 31, 1993
    -----------------------------------------------------------------
    First Quarter....................................................  $43.500     $37.250
    Second Quarter...................................................   50.125      42.750
    Third Quarter....................................................   55.625      45.625
    Fourth Quarter...................................................   65.250      53.750

                               YEAR ENDED
                            DECEMBER 31, 1994
    -----------------------------------------------------------------
    First Quarter....................................................  $64.750     $55.000
    Second Quarter...................................................   62.250      50.625
    Third Quarter....................................................   72.125      57.875
    Fourth Quarter...................................................   68.750      50.000

                               YEAR ENDED
                            DECEMBER 31, 1995
    -----------------------------------------------------------------
    First Quarter....................................................  $70.375     $55.375
    Second Quarter...................................................   71.000      59.250
    Third Quarter....................................................   82.250      64.875

     On July 31, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock on the NYSE was $77.750. On October 16, 1995, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock on the NYSE was $80.250. Shareholders are urged to obtain current information with respect to the price of the Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below is certain selected historical consolidated financial information of the Company. The selected financial information at or for the three years ended December 31, 1994, is derived from the audited consolidated financial statements as reported in the Company's Annual Report on Form 10-K for such period. The selected financial information for the six months ended June 30, 1995 and 1994 (except for Dividends per common share), is derived from the Company's unaudited financial statements as reported in the Company's Form 10-Q for the quarter ended June 30, 1995. More comprehensive financial information is included in such reports, and the financial information that follows is qualified by reference to such reports and the financial statements and related notes, discussions and other information contained therein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". Dollars below are in millions, except for per share amounts.

                                              AT OR FOR THE SIX
                                              MONTHS ENDED JUNE          AT OR FOR THE YEAR ENDED
                                                     30,                       DECEMBER 31,
                                             --------------------    --------------------------------
                                               1995        1994        1994        1993        1992
                                             --------    --------    --------    --------    --------
                                                 (UNAUDITED)
Net sales..................................  $1,787.3    $2,129.6    $3,711.9    $3,510.1    $3,503.0
Income from continuing operations..........      73.7       178.6       281.6       326.2       162.5
Income from continuing operations per
  common share.............................      1.12        2.21        3.74        4.08        2.10
Total assets...............................   2,088.0     3,435.8     2,160.1     3,418.7     3,175.0
Long-term debt.............................     507.0       590.1       507.3       590.3       870.0
Preference stock subject to
  redemption...............................      28.0       112.8        89.9       124.7       124.5
Dividends per common share.................      0.20        0.20        0.40        0.25        0.20

THIRD QUARTER 1995 EARNINGS

     On October 11, 1995, the Company issued a press release announcing that, for the third quarter of 1995, the Company had net income of $33.4 million, or $0.52 per share, compared with $58.5 million, or $0.77 per share, earned in the prior-year's third quarter. This decline in earnings per share of 32% was due primarily to lower operating income for the CBS Television Network, reflecting both weakness in primetime audience delivery and increased payments to television stations affiliated with the Company.

     Results for the third quarter and the first nine months were as follows (in millions, except per share amounts):

                       THIRD QUARTER                    1995           1994       % CHANGE
        -------------------------------------------  -----------     --------     --------
                                                           (UNAUDITED)
        Net income.................................   $    33.4      $   58.5        - 43%
        Net income per share.......................        0.52          0.77        - 32
        Net sales..................................       733.2         727.1        +  1
        Average shares outstanding.................        64.4          72.6        - 11

                     FIRST NINE MONTHS                  1995           1994       % CHANGE
        -------------------------------------------  -----------     --------     --------
                                                           (UNAUDITED)
        Net income.................................   $   107.1      $  237.1        - 55%
        Net income per share.......................        1.64          3.00        - 45
        Net sales..................................     2,520.5       2,856.7        - 12
        Average shares outstanding.................        62.5          75.9        - 18

     Third Quarter Operating Results. For 1995's third quarter, the consolidated net sales of the Company were $733.2 million, an increase of one percent compared with the prior-year's third quarter. Operating income before interest and taxes was $52.2 million, compared with $83.9 million earned a year earlier.

     The CBS Television Network reported a decline in operating income, on a slight increase in net sales, for the third quarter of 1995. As a result of a falloff in audience ratings, the Network's unit pricing, revenues and profits fell in the primetime daypart. In addition, the Network's earnings were negatively affected by an increase in the compensation paid to television stations affiliated with the Company. The decline in primetime sales was offset in part by improved unit pricing in the late night, daytime and sports dayparts. Net sales and earnings derived from program syndication increased significantly, mirroring in part a stepped-up level of internally produced television programming. The Company's operating income from program syndication also included a one-time benefit of approximately $8 million. This benefit was due to increased revenues reported to the Company by Viacom Inc. in the third quarter of 1995, as a result of Viacom's conforming its accounting policies related to libraries of television programming in connection with its merger with Paramount. Viacom distributes in the United States and abroad certain television programs owned by the Company.

     At the CBS Television Stations Division, sales and profits declined, stemming partly from slowing demand for local television advertising in several major markets and weaker ratings performance, particularly in the primetime daypart. Despite an increase in sales, CBS Radio reported lower operating earnings, mainly as a result of sports rights fees.

     The effective income tax rate was 35% for the third quarter of 1995, compared with a rate of 29% for the comparable prior-year period. In 1994's third quarter, a favorable state and local tax audit settlement reduced income tax expense by $8.0 million, or $0.11 per share.

     The Company had weighted average shares outstanding of 64.4 million for the third quarter of 1995, compared with 72.6 million for 1994's third quarter. The reduction in shares outstanding was due principally to the Company's repurchase of 17.5 million shares of its Common Stock in September 1994.

     As reported in the Company's press release issued on October 11, 1995, the Company's unaudited condensed statements of income for the three and nine months ended September 30, 1995 and 1994, were as follows (in millions, except per share amounts):

                                                         THREE MONTHS              NINE MONTHS
                                                      ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                      -------------------     ---------------------
                                                      ESTIMATE     ACTUAL     ESTIMATE      ACTUAL
                                                        1995        1994        1995         1994
                                                      --------     ------     --------     --------
                                                          (UNAUDITED)              (UNAUDITED)
Net sales...........................................   $733.2      $727.1     $2,520.5     $2,856.7
                                                       ======      ======     ========     ========
Operating income....................................     52.2        83.9        181.8        360.7
                                                       ------      ------     --------     --------
Interest income on investments, net.................     10.0         9.9         22.1         52.2
Interest expense on debt, net.......................    (11.1)      (11.5)       (36.3)       (33.7)
                                                       ------      ------     --------     --------
Interest, net.......................................     (1.1)       (1.6)       (14.2)        18.5
                                                       ------      ------     --------     --------
Income before income taxes..........................     51.1        82.3        167.6        379.2
Income taxes........................................    (17.7)      (23.8)       (60.5)      (142.1)
                                                       ------      ------     --------     --------
Net income..........................................   $ 33.4      $ 58.5     $  107.1     $  237.1
                                                       ======      ======     ========     ========
Earnings per common share...........................   $ 0.52      $ 0.77     $   1.64     $   3.00
                                                       ======      ======     ========     ========
Weighted average shares outstanding(1)..............     64.4        72.6         62.5         75.9
                                                       ======      ======     ========     ========

---------------
(1) In 1995, the reduction in shares reflects the repurchase of 17.5 million shares in September 1994.

     Quarterly Cash Dividend. On October 11, 1995, the Company also issued a press release announcing that the Company's Board of Directors had, on such date, declared the Company's quarterly cash dividend of $0.10 per share of its Common Stock. This cash dividend is payable December 11, 1995, to Shareholders of record at the close of business on November 3, 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated into this Proxy Statement by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed on March 13, 1995, and as amended on March 16, 1995, June 2, 1995, and October 12, 1995;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, filed on May 1, 1995;

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed on August 7, 1995, and as amended on October 12, 1995;

     4. The Company's Proxy Statement on Schedule 14A, filed on April 7, 1995;
        and

     5. The Company's Current Report on Form 8-K, filed on August 4, 1995, and as amended on October 12, 1995.

     All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any of or all the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Ellen Oran Kaden, Secretary, CBS Inc., 51 West 52nd Street, New York, New York 10019-6188, (212) 975-4321.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company at and for the three years ended December 31, 1994, incorporated in this Proxy Statement by reference to the Company's Annual Report on Form 10-K for such period, have been incorporated in reliance on the report of Coopers & Lybrand LLP, independent certified public accountants, also incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. A representative of Coopers & Lybrand LLP will be at the Special Meeting to answer questions by Shareholders and will have the opportunity to make a statement, if so desired.

                                 OTHER MATTERS

     Under the BCL, only business related to the Merger Agreement and the Merger may be transacted at the Special Meeting.

                                 OTHER MEETINGS

     The Company will hold a 1996 Annual Meeting only if the Merger is not consummated prior thereto. In the event of such a meeting, any Shareholder proposals intended to be presented thereat must, in addition to meeting the Shareholder eligibility and other requirements of the SEC's rules governing such proposals, be received by the Company at its principal executive offices no later than December 8, 1995.

Conformed Copy                                                        APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       WESTINGHOUSE ELECTRIC CORPORATION

                           GROUP W ACQUISITION CORP.

                                      AND

                                    CBS INC.

                              dated August 1, 1995

                               TABLE OF CONTENTS

SECTION                                                                                 PAGE
-------                                                                                 ----
ARTICLE I
THE MERGER............................................................................    1
     1.1   The Merger.................................................................    1
     1.2   Closing....................................................................    1
     1.3   Effective Time of the Merger...............................................    1
     1.4   Effects of the Merger......................................................    1
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
  CERTIFICATES........................................................................    2
     2.1   Effect on Capital Stock....................................................    2
     2.2   Conversion of Securities...................................................    2
     2.3   Payment for Shares.........................................................    3
     2.4   Stock Transfer Books.......................................................    4
     2.5   Stock Options..............................................................    4
     2.6   Dissenting Shares..........................................................    5
ARTICLE III
REPRESENTATIONS AND WARRANTIES........................................................    5
     3.1   Representations and Warranties of the Company..............................    5
           (a)  Organization, Standing and Power......................................    5
           (b)  Capital Structure.....................................................    6
           (c)  Authority; No Violations; Consents and Approvals......................    6
           (d)  SEC Documents.........................................................    7
           (e)  Absence of Certain Changes or Events..................................    8
           (f)  No Undisclosed Material Liabilities...................................    8
           (g)  Information Supplied..................................................    8
           (h)  Compliance with Applicable Laws.......................................    8
           (i)  Litigation............................................................    9
           (j)  Taxes.................................................................    9
           (k)  Employee Benefit Plans................................................    9
           (l)  Intangible Property...................................................   10
           (m)  Contracts.............................................................   11
           (n)  Board Recommendation; State Takeover Statutes.........................   11
           (o)  Opinion of Financial Advisor..........................................   11
           (p)  Vote Required.........................................................   11
           (q)  FCC Qualifications....................................................   11
     3.2   Representations and Warranties of Parent and Sub...........................   11
           (a)  Organization, Standing and Power......................................   11
           (b)  Authority; No Violations; Consents and Approvals......................   11
           (c)  Information Supplied..................................................   12
           (d)  Financing.............................................................   12

SECTION                                                                                 PAGE
-------                                                                                 ----

           (e)  Interim Operations of Sub.............................................   12
           (f)  Board Approval........................................................   13
           (g)  FCC Qualifications....................................................   13
           (h)  Financial Covenant Compliance.........................................   13
           (i)  Third-party Consents..................................................   13
           (j)  Sufficient Financing..................................................   13
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................   13
     4.1   Covenants of the Company...................................................   13
           (a)  Ordinary Course.......................................................   13
           (b)  Dividends; Changes in Stock...........................................   13
           (c)  Issuance of Securities................................................   13
           (d)  Governing Documents...................................................   14
           (e)  No Solicitation.......................................................   14
           (f)  No Acquisitions.......................................................   15
           (g)  No Dispositions.......................................................   15
           (h)  Advice of Changes.....................................................   15
           (i)  No Dissolution, Etc...................................................   15
           (j)  Other Actions.........................................................   15
           (k)  Certain Employee Matters..............................................   16
           (l)  Indebtedness; Agreements..............................................   16
           (m)  Accounting............................................................   16
           (n)  Tax Election..........................................................   16
ARTICLE V
ADDITIONAL AGREEMENTS.................................................................   17
     5.1   Preparation of the Proxy Statement; Company Shareholders Meeting...........   17
     5.2   Access to Information; Confidentiality.....................................   17
     5.3   Transfer Taxes.............................................................   17
     5.4   Fees and Expenses..........................................................   17
     5.5   Brokers or Finders.........................................................   18
     5.6   Indemnification; Directors' and Officers' Insurance........................   19
     5.7   Best Efforts...............................................................   20
           (a)  General...............................................................   20
           (b)  FCC...................................................................   20
           (c)  Financing.............................................................   20
     5.8   Conduct of Business of Sub.................................................   20
     5.9   Publicity..................................................................   20
     5.10  Notification of Certain Matters............................................   20
     5.11  FCC Matters................................................................   21
     5.12  Employee Benefit Plans.....................................................   21
     5.13  SEC Filings................................................................   23

SECTION                                                                                 PAGE
-------                                                                                 ----
ARTICLE VI
CONDITIONS PRECEDENT..................................................................   23
     6.1   Conditions to Each Party's Obligation to Effect the Merger.................   23
           (a)  Shareholder Approval..................................................   23
           (b)  HSR Act...............................................................   23
           (c)  No Injunctions or Restraints..........................................   23
           (d)  FCC Order.............................................................   23
     6.2   Conditions to Obligations of Parent and Sub................................   24
           (a)  Representations and Warranties; Performance of Obligations............   24
           (b)  No Material Adverse Change............................................   24
           (c)  Funding...............................................................   24
     6.3   Conditions to Obligations of the Company...................................   24
     6.4   Closing Deliveries.........................................................   24
ARTICLE VII
TERMINATION AND AMENDMENT.............................................................   24
     7.1   Termination................................................................   24
     7.2   Effect of Termination......................................................   25
     7.3   Amendment..................................................................   25
     7.4   Extension; Waiver..........................................................   26
ARTICLE VIII
TENDER OFFER..........................................................................   26
     8.1   Tender Offer...............................................................   26
ARTICLE IX
GENERAL PROVISIONS....................................................................   27
     9.1   Effectiveness of Representations, Warranties and Agreements;
           Confidentiality Agreement..................................................   27
     9.2   Notices....................................................................   27
     9.3   Interpretation.............................................................   28
     9.4   Counterparts...............................................................   28
     9.5   Entire Agreement; No Third Party Beneficiaries; Rights of Ownership........   28
     9.6   Governing Law..............................................................   28
     9.7   No Remedy in Certain Circumstances.........................................   28
     9.8   Assignment.................................................................   28

                           GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                                  DEFINED IN SECTION
-------------                                                                  ------------------
Additional Amount............................................................           2.2(a)
Agreement....................................................................         preamble
BCL..........................................................................              1.1
Benefit Plans................................................................          5.12(a)

Certificate of Merger........................................................              1.3
Certificates.................................................................           2.3(b)
Closing......................................................................              1.2
Closing Date.................................................................              1.2
Code.........................................................................           2.3(e)
Commitment Letter............................................................           3.2(d)
Communications Act...........................................................      3.1(c)(iii)
Company......................................................................         preamble
Company Common Stock.........................................................         preamble
Company Disclosure Schedule..................................................              3.1
Company ERISA Plan...........................................................           3.1(k)
Company Intangible Property..................................................           3.1(i)
Company Pension Plans........................................................          5.12(a)
Company Permits..............................................................           3.1(h)
Company Plans................................................................           3.1(k)
Company SEC Documents........................................................           3.1(d)
Company Shareholder Approval.................................................      3.1(c)(iii)
Company Shareholders Meeting.................................................           5.1(b)
Company Voting Debt..........................................................           3.1(b)
Competing Transaction........................................................        4.1(e)(i)
Confidentiality Agreement....................................................              5.2
Constituent Corporations.....................................................              1.1
Credit Agreement.............................................................           5.7(c)
Dissenting Shares............................................................              2.6
Effective Time...............................................................              1.3
Eligible Employees...........................................................          5.12(b)
Employees....................................................................          5.12(a)
ERISA........................................................................           3.1(k)
Exchange Act.................................................................              2.5
FCC Order....................................................................           6.1(d)
Financing....................................................................           5.7(c)
GAAP.........................................................................           3.1(d)
Gains and Transfer Taxes.....................................................      3.1(c)(iii)
Governmental Entity..........................................................      3.1(c)(iii)
HSR Act......................................................................      3.1(c)(iii)
Indemnified Parties..........................................................              5.6
Indemnified Liabilities......................................................              5.6
Injunction...................................................................           6.1(c)
IRS..........................................................................           3.1(j)
Laws.........................................................................       3.1(c)(ii)
Material Adverse Effect......................................................           3.1(a)
Material Contracts...........................................................       4.1(l)(ii)

DEFINED TERMS                                                                  DEFINED IN SECTION
-------------                                                                  ------------------
Material Subsidiary..........................................................           3.1(a)
Merger.......................................................................         preamble
Merger Consideration.........................................................           2.2(a)
Multiple Employer Plans......................................................        3.1(k)(i)
Notice of Superior Proposal..................................................       4.1(a)(ii)
Option Consideration.........................................................              2.5
Options......................................................................              2.5
Parent.......................................................................         preamble
Parent Disclosure Schedule...................................................              3.2
Paying Agent.................................................................           2.3(a)
Payment Fund.................................................................           2.3(a)
Preferred Stock..............................................................           3.1(b)
Permitted Investments........................................................           2.3(a)
Proxy Statement..............................................................      3.1(c)(iii)
SAR Unit.....................................................................              2.5
SEC..........................................................................           3.1(a)
Securities Act...............................................................      3.1(c)(iii)
SERPS........................................................................          5.12(b)
Shares.......................................................................         preamble
Stations.....................................................................      3.1(c)(iii)
Stock Rights Plan............................................................              2.5
Sub..........................................................................         preamble
Subsidiary...................................................................           2.1(b)
Superior Proposal............................................................       4.1(e)(ii)
Surviving Corporation........................................................              1.1
Taxes........................................................................           3.1(j)
Time Period..................................................................          5.12(b)
Transfer Taxes...............................................................              5.3
Violation....................................................................       3.1(c)(ii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated August 1, 1995 (the "Agreement "), among Westinghouse Electric Corporation, a Pennsylvania corporation ("Parent "), Group W Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent ("Sub"), and CBS Inc., a New York corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in the Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company as set forth below (the "Merger "), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $2.50 per share, of the Company (the "Shares" or the "Company Common Stock") (excluding shares owned, directly or indirectly, by the Company or any Subsidiary of the Company or by Parent, Sub or any other Subsidiary of Parent and Dissenting Shares (as defined in Section 2.6)), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.2); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the "BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate corporate existence of Sub shall cease, and the Company (i) shall continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), (ii) shall succeed to and assume all the rights and obligations of Sub in accordance with the BCL, and (iii) shall continue under the name "CBS Inc.".

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") with the New York Secretary of State, as provided in the BCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.4 Effects of the Merger. (a) The Merger shall have the effects set forth in the applicable provisions of the BCL, including Section 906 thereof.

     (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (c) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCL.

     (d) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law or the Surviving Corporation's Certificate of Incorporation or Bylaws.

     (e) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any capital stock of Sub:

          (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent, Sub or any other wholly-owned Subsidiary (as defined below) of Parent or the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or
     (iii) at least 50% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

     2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

          (a) Subject to the other provisions of this Section 2.2 and Section 2.1, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Company or any Subsidiary of the Company or by Parent, Sub or any other

     Subsidiary of Parent and Dissenting Shares) shall be converted into the right to receive the Merger Consideration (as defined below), in cash, payable to the holder thereof, without any interest thereon, upon surrender and exchange of the Certificates (as defined in Section 2.3(b)). As used in this Agreement, the term "Merger Consideration" shall mean the sum of $81.00 and the Additional Amount (as defined below). As used in this Agreement, the term "Additional Amount" shall mean an amount equal to the product of (a) $81.00, (b) a fraction, the numerator of which shall be the number of days in the period from and including August 31, 1995 to but excluding the Closing Date, and the denominator of which shall be 365, and
     (c) 6%; provided, however, that if the Company continues to pay its regular dividend as permitted by Section 4.1(b) of this Agreement, the Additional Amount shall be reduced by the amount per Share of dividends declared after the date hereof with a record date prior to the Effective Time (except that such reduction for the regular dividend immediately succeeding the date hereof shall only be for the pro rata portion of the period to which such dividend relates following the date of this Agreement).

          (b) All such shares of Company Common Stock, when converted as provided in Section 2.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and subject to the Surviving Corporation's obligation to pay any dividends with a record date prior to the Effective Time declared in accordance with the terms of this Agreement and which remain unpaid at the Effective Time and, upon the surrender of Certificates in accordance with the provisions of Section 2.3, shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon.

     2.3 Payment for Shares. (a) Paying Agent. Prior to the Effective Time, Sub shall appoint Chemical Bank (or if Chemical Bank is unwilling or unable to act or to act upon commercially reasonable terms, any other United States bank or trust company mutually acceptable to the Company and Parent) to act as paying agent (the "Paying Agent ") for the payment of the Merger Consideration, and Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund "), immediately available funds in amounts necessary to make the payments pursuant to Section 2.2(a) and this Section 2.3 to holders (other than the Company or any Subsidiary of the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

     From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America or of any agency thereof, in commercial paper obligations rated P-1 or A-1 from Moody's Investors Services, Inc. and Standard & Poor's Corporation, respectively, or in time deposits, certificates of deposit or banker's acceptances of, or repurchase or reverse repurchase agreements with, commercial banks whose commercial paper (or that of its holding company) is rated P-1 or A-1 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 2.3, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any Subsidiary of the

Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3(b), each Certificate (other than Certificates representing Shares owned by the Company or any Subsidiary of the Company or Parent, Sub or any other Subsidiary of Parent) shall represent for all purposes only the right to receive the Merger Consideration.

     (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

     (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

     2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Company for any reason shall be converted into the Merger Consideration, subject to the other provisions of this Article II.

     2.5 Stock Options. At the Effective Time, each holder of a then outstanding option to purchase Shares under the 1983 Stock Rights Plan (as amended from time to time prior to the date hereof, the "Stock Rights Plan"), whether or not then exercisable (the "Options"), shall, in settlement thereof, receive from the Company for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option (such amount being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the

"Exchange Act"), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Option and any coupled SAR Unit (as defined in the Stock Rights Plan) shall be canceled. The surrender of an Option (and any coupled SAR Unit) to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option (and any such coupled SAR Unit). Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Options under the Stock Rights Plan and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.5 (except for such action that may require the approval of the Company's shareholders). Except as otherwise agreed to by the parties, (i) the Stock Rights Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) the Company shall take all action necessary to ensure that following the Effective Time no participant in the Stock Rights Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

     2.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have assented to the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with the applicable provisions of the BCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them pursuant to the laws of the State of New York, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock, in either case pursuant to the BCL, shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows (except to the extent set forth on the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule")):

          (a) Organization, Standing and Power. Each of the Company and its Material Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore made available to Parent complete and correct copies of its and its Material Subsidiaries' respective Certificates or Articles of Incorporation and Bylaws (or other governing instruments). As used in this Agreement, a "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole. As used in this Agreement, "Material Subsidiary", with respect to any party, means any Subsidiary of such party that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of the Regulation S-X of the Securities and Exchange Commission (the "SEC ") and, in the case of the Company, also shall include The CBS/Fox Company and Radford Studio Center Inc.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 Shares and 6,000,000 shares of Preference Stock, $1.00 par value ("Preferred Stock"). At the close of business on July 28, 1995: (i) 63,677,363 Shares and 320,000 shares of Series B Preferred Stock were issued and outstanding, 1,106,400 Shares were reserved for issuance pursuant to the conversion of the Series B Preferred Stock and 1,850,526 Shares were reserved for issuance pursuant to the Stock Rights Plan, and, except for the issuance of Shares pursuant to the exercise of the Options, there were no employment, executive termination or similar agreements providing for the issuance of Shares; (ii) 17,485,230 Shares were held by the Company in its treasury; and (iii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company shareholders may vote ("Company Voting Debt ") were issued or outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and, other than as provided in the BCL, are not subject to preemptive or other similar rights. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Material Subsidiaries of the Company are validly issued, fully paid and nonassessable and are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this
     Section 3.1(b), there are not as of the date hereof, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, there are no restrictions on the Company's ability or right to vote the stock of any of its Subsidiaries.

          (c) Authority; No Violations; Consents and Approvals.

             (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined in Section 3.1(c)(iii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

             (ii) Except as to which requisite waivers or consents have been obtained and except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 3.1(c) are duly and timely obtained or made and the Company Shareholder Approval has been obtained, the execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or other governing documents) of the Company or any of its Material Subsidiaries, (B) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), of any loan or credit agreement, note, mortgage, indenture, lease, Company Employee Benefit Plan (as defined in Section 3.1(k)(i)) or other agreement, obligation or instrument, or (C) result in any Violation of any Company Permit (as defined in Section 3.1(h)), concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"), except, with respect to clauses (B) and
        (C), for any such Violations which would not have a Material Adverse Effect with respect to the Company. The Board of Directors of the Company has taken all actions necessary under the BCL, including approving the transactions contemplated by this Agreement, to ensure that Section 912 of the BCL does not, and will not, apply to the transactions contemplated in this Agreement.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Material Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, which if not obtained or made would have a Material Adverse Effect with respect to the Company, except for:
        (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act "), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (x) a proxy statement in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger ("Company Shareholder Approval ") (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy
        Statement "), and (y) such reports under and such other compliance with the Securities Act of 1933, as amended (the "Securities Act "), or the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the New York Secretary of State; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation; (F) such filings in connection with the New York State Real Property Transfer Tax, the New York Real Property Transfer Gains Tax, the New York City Real Property Transfer Tax or any other state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes"); (G) such filings with and approvals of the Federal Communications Commission or any successor entity (the "FCC ") as may be required under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (the "Communications Act"), including, without limitation, in connection with the transfer of licenses in connection with the operation of the television and radio stations owned and operated by the Company (the "Stations"); and (H) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement.

          (d) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1992 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including, in each case, the notes thereto) included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP ") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

          (e) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, as set forth in Section 3.1(e) of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 1994 and through the date of this Agreement, the business of the Company and each of its Subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

          (f) No Undisclosed Material Liabilities. To the Company's knowledge, except as set forth in Section 3.1(f) of the Company Disclosure Schedule or the other Sections of the Company Disclosure Schedules, as of the date of this Agreement, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect with respect to the Company, other than: (i) liabilities reflected in any Company SEC Document; and (ii) liabilities under this Agreement.

          (g) Information Supplied. The Proxy Statement, at the time it is filed with SEC or any other regulatory authority, on the date it is first mailed to the holders of the Company Common Stock, or at the time of the Company Shareholders Meeting (as defined in Section 5.1(b)), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Shareholders Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Proxy Statement will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder.

          (h) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to possess the same would not have a Material Adverse Effect with respect to the Company and except as set forth in Section 3.1(h) of the Company Disclosure Schedule. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect with respect to the Company and except as set forth in Section 3.1(h) of the Company Disclosure Schedule. Except as disclosed in the Company SEC Documents and except as set forth in Section 3.1(h) of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, laws relating to the environment, or any outstanding administrative or judicial order which, in any case, is reasonably likely to result in a Material Adverse Effect with respect to the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which is not reasonably likely to have a Material Adverse Effect with respect to the Company and except as set forth on Section 3.1(h) of the Company Disclosure Schedule.

          (i) Litigation. As of the date of this Agreement, except as set forth in Section 3.1(i) of the Company Disclosure Schedule or disclosed in any Company SEC Document, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company which (in any case) (i) questions the validity of this Agreement or the Merger or any action taken or to be taken by the Company or any of its shareholders under this Agreement in connection with the consummation of the transactions contemplated hereby or
     (ii) is, individually or together with any other suit, action or proceeding arising out of or based upon the same or substantially the same facts or circumstances, reasonably likely to have a Material Adverse Effect with respect to the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which is reasonably likely to have a Material Adverse Effect on the Company or prevent, hinder or materially delay its ability to consummate the transactions contemplated by this Agreement.

          (j) Taxes. Each of the Company and each of its Subsidiaries has filed all material tax returns required to be filed by such party and has paid (or the Company has paid on behalf of any such Subsidiary) all taxes shown due on such returns, except to the extent that such failures to file or pay are not reasonably likely to result in a Material Adverse Effect with respect to the Company. All material deficiencies for any taxes which have been proposed, asserted or assessed against the Company or any of its Subsidiaries have been fully paid or are being contested and an adequate reserve therefor has been established and is fully reflected in the most recent financial statements contained in the Company SEC Documents, except to the extent that such deficiencies are not reasonably likely to result in a Material Adverse Effect with respect to the Company. The Company's federal income tax returns for all of its taxable years through its taxable year ended December 31, 1990 have been examined by the Internal Revenue Service (the "IRS"). The Company has previously delivered or made available to Parent true and complete copies of its federal income tax returns for each of the fiscal years ended December 31, 1991, December 31, 1992 and December 31, 1993. Except as set forth on Section 3.1(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes with any entity which is not, either directly or indirectly, a Subsidiary of the Company. Neither the Company nor, to its knowledge, any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. For the purpose of this Agreement, the term "tax" (and, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (k) Employee Benefit Plans. With respect to all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries) ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the Company ERISA Plans and such plans being referred to as the "Company Plans"), except as set forth in Section 3.1(k) of the Company Disclosure

     Schedule, as specifically provided in Section 5.12 or, in the case of clause (i) below, as otherwise disclosed by the Company to Parent:

             (i) none of the Company Plans is a "multiemployer plan" within the meaning of ERISA;

             (ii) none of the Company Plans promises or provides retiree medical or life insurance benefits to any person;

             (iii) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

             (iv) neither the Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new Company Plan or, except as required by law, the amendment of an existing Company Plan;

             (v) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan;

             (vi) each Company Plan has been operated in all respects in accordance with its terms and the requirements of all applicable law;

             (vii) neither the Company nor any of its Subsidiaries or members of their "controlled group" has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability;

             (viii) the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) does not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation); and

             (ix) the Company is not aware of any claims relating to the Company Plans; provided, however, that the failure of the representations set forth in clauses (vi), (vii) and (ix) to be true and correct shall not be deemed to be a breach of any such representation unless any such failure, individually or in the aggregate (for this purpose assuming resolution against the Company of any claim referred to in clause (ix) above of which the Company was aware when the representation in such clause was made and which is reasonably likely to be resolved) is reasonably likely to have a Material Adverse Effect.

          (l) Intangible Property.

          Except as set forth in Section 3.1(l) of the Company Disclosure Schedule, each trademark, trade name and service mark listed in such Schedule, as well as all registrations thereof, and each material license or other material contract relating thereto (collectively, the "Company Intangible Property") is in good standing in all material respects and is owned by the Company or its Subsidiaries free and clear of any and all liens or encumbrances. Except as set forth in Section 3.1(l) of the Company Disclosure Schedule, to the knowledge of the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, service mark, or copyright or any pending application therefor of any other person and there are no pending claims and neither the Company nor any of its Subsidiaries has received any notice of any pending claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property.

          (m) Contracts. Except as set forth in Section 3.1(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any employment agreement, television network affiliation agreement, any credit agreement, mortgage or indenture, or any material talent, programming or joint venture agreement which (x) provides that the terms thereof or any or all of the benefits or burdens thereunder will be affected or altered (including, without limitation, by means of acceleration) by, or are contingent upon, or (y) will be subject to termination or cancellation as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (n) Board Recommendation; State Takeover Statutes. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Company and the shareholders of the Company and has approved the same, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Section 912 of the BCL, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger. To the best of the Company's knowledge, other than Section 912 of the BCL, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

          (o) Opinion of Financial Advisor. The Company has received the opinion of Salomon Brothers Inc, dated August 1, 1995, to the effect that, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion has been delivered to Parent, and such opinion has not been withdrawn or modified.

          (p) Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby.

          (q) FCC Qualifications. After due investigation, except for the matters described in Section 3.1(q) of the Company Disclosure Schedule, the Company is not aware of any facts or circumstances that might prevent or delay prompt consent to the transfer of control applications and issuance of the FCC Order.

     3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows (except to the extent set forth on the Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule")):

          (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to Parent. Parent has heretofore made available to the Company complete and correct copies of its and Sub's respective Certificates or Articles of Incorporation and By-laws.

          (b) Authority; No Violations; Consents and Approvals.

             (i) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

             (ii) Except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this
        Section 3.2(b) are duly and timely obtained or made and the Company Shareholder Approval has been obtained, the execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby by each of Parent and Sub will not (A) conflict with any provision of the Certificate or Articles of Incorporation or By-laws of Parent or Sub, (B) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation or instrument or (C) result in any Violation of any Laws applicable to Parent or Sub or their respective properties or assets, except, with respect to clauses (B) and (C), for any such Violations which would not have a Material Adverse Effect with respect to Parent.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, which the failure to obtain or make would have a Material Adverse Effect with respect to Parent, except for:
        (A) filings under the HSR Act; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the New York Secretary of State; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation; (F) such filings in connection with any Gains and Transfer Taxes; (G) such filings with and approvals of the FCC as may be required under the Communications Act, including, without limitation, in connection with the transfer of licenses in connection with the operation of the Stations; and (H) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement. Neither Parent nor any of its Affiliates or Associates (as each such term is defined in Section 912 of the BCL) is, at the date hereof, an "interested shareholder" (as such term is defined in Section 912 of the BCL) of the Company.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC or any other regulatory authority, on the date it is first mailed to the Company's shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Shareholders Meeting any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, such event shall be so described to the Company.

          (d) Financing. Parent has received executed commitments (including the term sheet attached thereto, the "Commitment Letter"), copies of which have been delivered to the Company, from one or more financial institutions to provide, subject to the conditions specified therein, an aggregate of $2 billion of the funds required to consummate the Merger.

          (e) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          (f) Board Approval. The Board of Directors of the Parent, at a meeting duly called and held, has by the vote of those directors present and voting determined that the Merger is fair to and in the best interests of Parent and has approved the same. At such meeting, the Board of Directors of Parent received the opinion of J.P. Morgan Securities Inc., dated August 1, 1995, to the effect that, as of the date thereof, the Merger Consideration to be paid by Parent in the Merger is fair from a financial point of view to Parent, a signed, true and complete copy of which opinion has been delivered to the Company, and such opinion has not been withdrawn or modified.

          (g) FCC Qualifications. Except as set forth in Section 3.2(g) to the Parent Disclosure Schedule, (i) to Parent's knowledge, Parent and Sub are, for purposes of obtaining the FCC Order, legally, financially and otherwise qualified to acquire control of the Company and (ii) after due investigation, Parent and Sub are not aware of any other facts or circumstances that might prevent or delay prompt consent to the transfer of control applications and issuance of the FCC Order.

          (h) Financial Covenant Compliance. After due investigation and in reliance upon financial information and projections provided by the Company with respect to the Company, Parent has no reason to believe that it will not be able to deliver the pro forma financial statements required by, and satisfy the condition set forth in, Section V(f) of the Commitment Letter on the basis contemplated in such Section.

          (i) Third-party Consents.  Except as described in the exceptions to
     Section 3.2(b)(iii), there are no governmental or other third-party approvals necessary in connection with, or waiting periods applicable to, the Merger and the Financing (as defined in Section 5.7(c)) contemplated by the Commitment Letter.

          (j) Sufficient Financing. Parent believes, as of the date hereof, that the funds to be advanced to Parent pursuant to the credit facilities referred to in the Commitment Letter would be sufficient for the Financing.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. Each of the Company and its Subsidiaries shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) except for regular quarterly dividends not in excess of $.10 per Share with customary record and payment dates, declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends or distributions paid to the Company or any wholly-owned Subsidiary on or with respect to the capital stock of a wholly-owned Subsidiary; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof, as contemplated by this Agreement or as contemplated by employee benefit and dividend reinvestment plans as in effect on the date hereof.

          (c) Issuance of Securities. Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights, to purchase shares of Company Common Stock, (ii) amend or reprice any Option or SAR Unit or amend the Stock Rights Plan, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than
     (A) the issuance of Shares upon the exercise of Options granted under the Stock Rights Plan which are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Stock Rights Plan or based upon any individual agreements such as employment agreements or executive termination agreements (in each such case, as in effect on the date hereof), (B) the issuance of Shares upon the conversion of shares of Series B Preferred Stock in accordance with the terms thereof and (C) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

          (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

          (e) No Solicitation. (i) The Company, its Subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (collectively, the "Company's Representatives") shall immediately cease any discussions or negotiations with any party that may be ongoing with respect to a Competing Transaction (as defined below). From and after the date hereof until the termination of this Agreement, neither the Company or any of its Subsidiaries will, nor will the Company authorize or permit any of its Subsidiaries or any of the Company Representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, or authorize or permit any of the Company Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such Company Representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1(e) shall prohibit the Company or its Board of Directors from (A) taking and disclosing to its shareholders a position contemplated by Exchange Act Rule 14e-2 or (B) making any disclosure to its shareholders that, in the good faith judgment of its Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), is required under applicable law; provided, further, however, that nothing contained in this Section 4.1(e) shall prohibit the Company from (1) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes after the date hereof a written, bona fide proposal unsolicited after the date hereof to acquire the Company and/or its Subsidiaries pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction if (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form or (2) failing to make or withdrawing or modifying its recommendation referred to in Section 3.1(n) if there exists a Competing Transaction and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions between the Company, Parent and Sub contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or of more than 25% (in the case of Section 5.4(b)(i) only, 50%) of the equity securities of the Company or any of its Material Subsidiaries, in any case in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% (in the case of Section 5.4(b)(i) only, 50%) or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (ii) Except as set forth in this Section 4.1(e)(ii), the Board of Directors of the Company shall not approve or recommend, or cause the Company to enter into any agreement with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to shareholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such an agreement pay, or cause to be paid, to Parent the full fee and expense reimbursement required by Section 5.4(b) hereof. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

          (f) No Acquisitions. Except as set forth in Section 4.1(f) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any material business.

          (g) No Dispositions. Other than: (i) dispositions or proposed dispositions listed in Section 4.1(g) of the Company Disclosure Schedule; or (ii) dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

          (h) Advice of Changes. The Company shall cause its senior officers to use reasonable efforts to promptly advise Parent of any change or occurrence having, or which, insofar as reasonably can be foreseen, could have, a Material Adverse Effect with respect to the Company and, to the extent permitted by law (including FCC regulations), to meet on a regular basis with Parent's senior officers to discuss the Company's business.

          (i) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

          (j) Other Actions. Except as contemplated by this Agreement, the Company will not nor will it permit any of its Subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue such that the condition set forth in Section 6.2(a) will not be satisfied.

          (k) Certain Employee Matters. The Company and its Subsidiaries shall not (except as contemplated in Section 4.1(k) of the Company Disclosure Schedule (it being understood that Parent shall not unreasonably withhold its consent to certain matters set forth therein as specified therein) and except as provided in Section 3.1(k) of the Company Disclosure Schedule):
     (i) grant any increases in the compensation of any of its directors, officers or key employees, except for increases for officers and employees in the ordinary course of business; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans or Company Pension Plans as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) except as permitted by Section 4.1(l)(ii), enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) except as may be required to comply with applicable law, become obligated under any new Company Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder. The Company shall provide Parent with copies of any amendments to any Company Plan prior to the Effective Time.

          (l) Indebtedness; Agreements. (i) Except as set forth in Section 4.1(l)(i) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of its Subsidiaries to, assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

          (ii) Except as set forth in Section 4.1(l)(ii) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of its Subsidiaries to (x) enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any (A) television network affiliation agreement for a television station in one of the 50 largest markets (provided, however, that this Section 4.1(l)(ii) shall be inapplicable to the ordinary course extension of affiliation agreements upon expiration thereof), (B) intercollegiate, professional or other sports television network programming agreement having an aggregate value over its term greater than $100,000,000, (C) new employment or consulting agreement which provides for compensation in excess of $250,000 per year (in the case of corporate staff employees and consultants) or $750,000 per year (in the case of entertainment division employees and consultants), or (D) Material Contract (as defined below); or (y) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of the contract referred to in subsection (z) of Section 4.1(l)(ii) of the Company Disclosure Schedule; provided, however, that Parent shall not unreasonably withhold or delay its consent to any of the foregoing matters. "Material Contract" means any contract, agreement, commitment or arrangement to which the Company or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which would be required to be filed by the Company with the SEC as an exhibit to its Annual Report on Form 10-K.

          (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices.

          (n) Tax Election. The Company shall not make any material tax election (unless required by law) or settle or compromise any material income tax liability except if such action is taken in the ordinary course of business and Parent shall have been provided reasonable prior notice thereof.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of the Proxy Statement; Company Shareholders
Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date. Parent shall furnish all information concerning itself to the Company as may be reasonably requested in connection with such preparation, filing and response.

     (b) The Company will, as soon as practicable following delivery to the Company of the executed Credit Agreement (as defined in Section 5.7(c)), duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated hereby. At the Company Shareholders Meeting, Parent shall cause all the shares of Company Common Stock then owned by Parent and Sub and any of their Subsidiaries or affiliates to be voted in favor of the Merger.

     5.2 Access to Information; Confidentiality. To the extent permitted by law (including FCC regulations) and subject to confidentiality agreements with third parties, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, commitments and records and, during such period, (a) the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (b) Parent shall have reasonable access to members of senior management of the Company and its Subsidiaries, including the Divisional Presidents or their designees. Parent agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated as of July 25, 1995, between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     5.3 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees (including the Gains and Transfer Taxes) and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). Parent shall pay or cause to be paid, without withholding from the amounts payable to any holder of any Shares, all Transfer Taxes.

     5.4 Fees and Expenses. (a) Except as otherwise provided in this Section 5.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that all costs and expenses, including filing fees, related to the printing, mailing or filing of the Proxy Statement or to any other filing with any Governmental Entity in connection with the Merger, this Agreement or any other transaction contemplated thereby or hereby shall be borne equally by Parent and the Company.

     (b) The Company agrees that if this Agreement shall be terminated pursuant to:

          (i) Section 7.1(f), if at or prior to the time of the Company Shareholders Meeting a Competing Transaction shall have been commenced, publicly proposed or publicly disclosed and if within one year after the Company Shareholders Meeting the Company enters into an agreement with respect to, approves or recommends such or any other Competing Transaction;

          (ii) Section 7.1(g); or

          (iii) Section 7.1(h);

then the Company shall (A) pay to Parent an amount equal to $100,000,000 and (B) assume and pay, or reimburse Parent for, all reasonable documented out-of-pocket fees and expenses incurred by Parent (including, without limitation, the fees and expenses of its counsel, commercial banks, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement; provided, however, that the Company shall not be obligated to pay or reimburse more than an aggregate of $50,000,000 pursuant to the foregoing clause (B).

     (c) Parent agrees that if this Agreement shall be terminated pursuant to:

          (i) Section 7.1(c) if at such time (A) the conditions set forth in
     Section 6.1 shall have been satisfied and the other conditions in Article VI were capable of being satisfied and (B) the condition set forth in
     Section 6.2(c) shall not have been satisfied;

        (ii) Section 7.1(d)(i);

        (iii) Section 7.1(d)(ii);

        (iv) Section 7.1(e)(i);

        (v) Section 7.1(e)(ii);

        (vi) Section 7.1(d)(iii); or

        (vii) Section 7.1(e)(iii);

then Parent shall (A) pay to the Company an amount equal to (x) in the case of clauses (i), (vi) and (vii), $100,000,000, (y) in the case of clauses (iii) and
(v), $50,000,000 and (z) in the case of clauses (ii) and (iv), $25,000,000, and
(B) in any such case, assume and pay, or reimburse the Company for, all reasonable documented out-of-pocket fees and expenses incurred by the Company (including, without limitation, the fees and expenses of its counsel, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement; provided, however, that Parent shall not be obligated to pay or reimburse pursuant to the foregoing clause (B) more than, in the case of clauses
(i), (vi) and (vii), $20,000,000, in the case of clauses (iii) and (v), $10,000,000 and, in the case of clauses (ii) and (iv), $5,000,000.

     (d) Any payment required to be made pursuant to Section 5.4(b) or 5.4(c) shall be made as promptly as practicable but not later than five business days after the occurrence of the event giving rise to such payment and shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as the case may be, except that any payment to be made pursuant to Section 5.4(b)(iii) shall be made not later than the termination of this Agreement by the Company pursuant to Section 7.1(h) and any payment to be made pursuant to Section 5.4(c)(ii), (iii) or (vi) shall be made not later than the termination of this Agreement by Parent pursuant to Section 7.1(d). The amount of fees and expenses so payable under clause (B) of either Section 5.4(b) or 5.4(c) shall be the amount set forth in a written estimate delivered by Parent or the Company, as the case may be, subject to upward or downward adjustment (not to be in excess of the amount set forth in the foregoing proviso) upon delivery of reasonable documentation therefor.

     5.5 Brokers or Finders. (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Salomon Brothers Inc and Allen & Company, Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firms (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and the Company agrees to indemnify and hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc. and another consultant previously identified to the Company, whose fees and expenses will be paid by Parent in accordance with Parent's agreements with each of them, and Parent agrees to indemnify and hold Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     5.6 Indemnification; Directors' and Officers' Insurance. (a) The Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the BCL to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to the Company (or to Parent and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this
Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.6 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

     (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof (which premium the Company represents and warrants to be $77,500 in the aggregate), but in such case shall purchase as much coverage as possible for such amount.

     (c) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

     5.7 Best Efforts. (a) General. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do or satisfy, or cause to be done or satisfied, all things and conditions necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act and of the FCC or any other Governmental Entity, and (ii) obtaining (and cooperating with each other in obtaining) any consent, authorization, order (including the FCC Order) or approval of, or any exemption by, or making any filing with, any Governmental Entity or other public or private third party, including the FCC, required to be obtained or made by the Company, Parent, Sub or any of their respective Subsidiaries in connection with this Agreement or the taking of any action contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     (b) FCC. Each of Parent and Sub shall use its best efforts to take, or cause to be taken, all action and to do or satisfy, or cause to be done or satisfied, all things and conditions necessary, proper or advisable to obtain the FCC Order and to satisfy all conditions and take all actions required thereby, in each case so as to come into compliance with FCC requirements and to consummate the Merger as promptly as practicable. The Company shall also use such best efforts, but shall not be required to take any action that would be effective prior to the consummation of the Merger, except as set forth in the penultimate paragraph of Section 5.11(a) to the Parent Disclosure Schedule.

     (c) Financing. Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (A) to obtain commitment letters to provide all of the financing required by Parent to consummate the Merger, to refinance Parent's and the Company's then-existing bank debt and to pay related fees and expenses on terms not materially less favorable to Parent in the aggregate than the terms set forth in the Commitment Letter and with conditions that are the same, except in respects that do not adversely affect Parent's ability to obtain the Financing, as those in the Commitment Letter (the "Financing") by no later than September 14, 1995 and (B) so that there is in effect, as promptly as practicable but in no event later than October 4, 1995, one or more definitive credit agreements (collectively, the "Credit Agreement") from one or more financial institutions unaffiliated with Parent pursuant to which Parent shall have received commitments to provide the Financing. Parent shall provide to the Company copies of any such commitment letters and Credit Agreement and shall keep the Company reasonably informed of the status of the financing process contemplated by the Commitment Letter. The Company shall cause its senior management to cooperate with all reasonable requests by Parent in connection with such efforts by Parent, including causing such persons to attend meetings with prospective members of and participants in any syndicate of financial institutions being assembled to provide such financing.

     5.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     5.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     5.10 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement, including the Disclosure Schedules, to be untrue or inaccurate such that one or more conditions set forth in Article VI would not be satisfied or (y) any condition contained in this Agreement not to be satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that one or more conditions set forth in Article VI would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not in any manner constitute a waiver by any of the parties of any of the conditions precedent to the Closing hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice. Without limiting the foregoing and notwithstanding that the representations and warranties contained in Section 3.1(i) (i) disclose only matters existing as of the date hereof, the Company shall promptly deliver to Parent any information concerning events subsequent to the date hereof which is necessary to supplement
Section 3.1(i) of the Company Disclosure Schedule in order that the information contained therein be complete and accurate in all material respects. In addition, the Company will provide Parent with reasonable advance notice of and consult with Parent with respect to, any material action proposed to be taken by the Company with respect to the contracts described in Section 5.10 of the Company Disclosure Schedule.

     5.11 FCC Matters. (a) As promptly as practicable following the date of this Agreement, the Company and Parent and Sub shall prepare and file with the FCC all necessary applications for approval of the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company, Parent and Sub shall submit to the FCC an application to be filed on FCC Form 315 pursuant to the Communications Act and an application for certain waivers pursuant to the Communications Act, as described in Section 5.11(a) to the Parent Disclosure Schedule. In no event shall such parties, in making such application, or shall Parent or Sub, in seeking the FCC Order, apply for waivers, except if each party to this Agreement consents thereto in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise set forth in Section 5.11(a) to the Parent Disclosure Schedule. In no event shall the obtaining of any waivers be a condition to consummation of the Merger.

     (b) Parent and Sub, on the one hand, and the Company, on the other hand, further covenant that from and after the date hereof until the Effective Time, without the prior written consent of the Company or Parent, as the case may be, neither Parent nor Sub, on the one hand, nor the Company, on the other hand, shall, except as otherwise set forth in Section 5.11(b) to the Company Disclosure Schedule or Section 5.11(b) to the Parent Disclosure Schedule, take any action that could in any way adversely affect, or delay or interfere with, obtaining the FCC Order or complying with or satisfying the terms thereof, including, without limitation, acquiring any new or increased attributable interest, as defined in the FCC rules, in any media property, which property could not be held (without the need for a waiver) in common control by Parent or the Surviving Corporation following the Effective Time.

     5.12 Employee Benefit Plans.

          (a) Maintenance of Benefits. For not less than two years following the Effective Time, Parent shall maintain or cause to be maintained the Company ERISA Plans, other than severance plans and the CBS pension plan and the Midwest Communications pension plan (together, the "Company Pension Plan") and related supplemental and excess retirement plans (the "SERPS"), maintained by the Company and its Subsidiaries as of the Effective Time ("Benefit Plans"), with respect to employees of the Company and its Subsidiaries eligible for coverage under such Benefit Plans as of the Effective Time who remain employed by the Company or its Subsidiaries or by any broadcasting unit owned by either Parent or its Subsidiaries. The Company shall amend its nonqualified 401(k) plan prior to the Effective Time to permit termination or amendment of such plan two years after the Effective Time. For not less than one year following the Effective Time, Parent shall maintain or cause to be maintained the Company's and any Subsidiary's existing severance plans (including the plan set forth in the CBS Personnel Policy Manual) as of the Effective Time with respect to employees of the Company and its Subsidiaries eligible for coverage under such plan or plans as of the Effective Time.

          (b) Pension Plan. With respect to all employees of the Company and its Subsidiaries eligible for coverage under the Company Pension Plan as of the Effective Time who remain employed by the Company or its Subsidiaries or by any broadcasting unit owned by either Parent or its Subsidiaries

     ("Eligible Employees"), (i) for the two-year period following the Effective Time for all Eligible Employees, (ii) for the five-year period following the Effective Time for all Eligible Employees who have attained the age of fifty and who have not attained age fifty-five at the Effective Time and
     (iii) without limitation for all Eligible Employees who have attained age fifty-five at the Effective Time (each respective time period being referred to as the "Time Period"), Parent shall maintain or cause to be maintained the same benefit accruals, including the determination of final average compensation, benefit options and early retirement eligibility and early retirement subsidies and any other provision relating to the calculation and payment of, and eligibility to receive, benefits (except as otherwise provided below with respect to GATT interest rates), but only with respect to benefit accruals for the period through the end of the applicable Time Period, as are provided under the Company Pension Plan as of the Effective Time. Parent may change or cause to be changed any aspect of the calculation and payment of benefits for Eligible Employees effective as of the end of the applicable Time Period for accruals thereafter and shall have no obligation to adjust accruals through the end of a Time Period for subsequent changes in final average pay. Parent may change or cause to be changed the actuarial assumptions for the calculation of lump sum benefits immediately after the Effective Time pursuant to GATT, all to the extent permitted by applicable law. In addition, the accrual formulas and other applicable provisions of the SERPS with respect to the benefits protected above in the related Company Pension Plan shall be continued with respect to Eligible Employees for their respective applicable Time Periods to the same extent that accruals and other applicable provisions are continued under the Company Pension Plan. Parent shall not by amendment reduce the accrued benefits under the SERP, including in respect of early retirement subsidies and lump sum options (other than to include GATT assumptions), of an Eligible Employee for any period prior to the end of the Time Period. Nothing provided herein shall prevent Parent from causing the merger of the Company Pension Plan with any other pension plan maintained by Parent or its Subsidiaries, subject to the merged plan providing for the payment of benefits as described in this Section 5.12(b).

          (c) Service. For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant under any Parent benefit plan or arrangement (including for severance but not for pension accruals except to the extent provided in
     Section 5.12(b) insofar as applicable to any successor plan to a plan described in Section 5.12(b)), employees of the Company and its Subsidiaries as of the Effective Time ("Employees") shall receive service credit for service with the Company and its Subsidiaries to the same extent such service was granted under comparable plans of the Company and its Subsidiaries. In no event shall service credit granted result in any duplication of benefits.

          (d) Applicability. Notwithstanding anything set forth above, any Company ERISA Plan including the Company Pension Plan, SERPS and any severance plan (the "Plans") may be amended to the extent required to comply with applicable law. Parent and its Subsidiaries shall not be required to incur a cost increase to comply with applicable law except to the extent attributable to automatic increases in compensation or benefit limitations as applicable to "qualified plans" under the provisions of the Internal Revenue Code, but in such event corresponding adjustments shall be made in the SERPS. The restrictions set forth in this Section 5.12 herein shall not be applicable to employees of the Company and its Subsidiaries as of the Effective Time once they are transferred (through the disposition of a subsidiary, division or business unit) to a party not controlled by Parent, except to the extent otherwise required under applicable law, unless such transfer occurs in connection with the disposition of all or substantially all of the assets of the Company, in which case the restrictions in this Section 5.12 shall continue to apply to the extent applicable.

          (e) Employees Covered by Collective Bargaining. With respect to Employees represented for purposes of collective bargaining and eligible to participate in any plan the subject of Section 5.12(a) through (d) ("Union Employees"), after the Effective Time the Company shall expeditiously offer to each collective bargaining representative of each Union Employee the application of Section 5.12 to such Union Employee as proposed amendments to the applicable collective bargaining agreement, but only with respect to plans that at the Effective Time are provided to such Union Employee under the applicable collective bargaining agreement; provided, however, that such offer shall not be deemed a reopener of, or request to reopen, any such agreement. This Section 5.12 shall not be applicable to any Union Employee until and unless the applicable collective bargaining agent and the Company have signed a collective bargaining agreement, or amendment thereto, incorporating the applicable provisions of this Section 5.12.

          (f) Third Party Beneficiary. This Section 5.12 is intended to be for the benefit of and shall be enforceable by each Employee, other than a Union Employee (but only with respect to those provisions applicable to such Employee), and his heirs and personal representatives and, except as provided in Section 5.12(d), shall be binding on all successors and assigns of Parent, the Subsidiaries and the Company. To the extent that any provision of Section 5.12(a)-(d) shall be reflected in a Company ERISA Plan or its successor, the exclusive remedy of each such Employee with respect to such provision or request for a related benefit provided by such plan shall be the claims procedure under such plan.

          (g) Annual Incentive Plan. Discretionary awards under the Annual Incentive Plan for 1995 shall be limited to the amount set forth in the last paragraph of Section 3.1(k)(iv) of the Company Disclosure Schedule.

     5.13 SEC Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use its best efforts to have any such Injunction vacated.

          (d) FCC Order. The FCC shall have issued the FCC Order and any condition or action required to be satisfied or taken to legally effect the Merger in compliance with the FCC Order shall have been so satisfied or taken (provided, that in no event shall the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Order be so satisfied or taken subsequent to consummation of the Merger). As used in this Agreement, the term "FCC Order" means an order or decision of the FCC which grants all consents or approvals required under the Communications Act for the transfer of control of all FCC licenses held by the Company to Parent and/or Sub and the consummation of the Merger and the other transactions contemplated by this Agreement, whether or not (i) any appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect, has expired or (ii) such order is subject to any condition or a provision of law or regulation of the FCC. For purposes of this paragraph, the "FCC" shall mean the FCC or its staff.

     6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and
Sub:

          (a) Representations and Warranties; Performance of Obligations. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except to the extent the failure of such representations and warranties to be true and correct or the failure to perform obligations hereunder would not, in the aggregate, have a Material Adverse Effect with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

          (b) No Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than changes relating to the Company's industry or the economy in general and not specifically related to the Company or any of its Material Subsidiaries. Each of Parent and Sub acknowledges that there may be disruptions to the Company's business as a result of the announcement of the Merger and any changes attributable thereto shall not constitute a material adverse change.

          (c) Funding. Parent shall have received the funds pursuant to the Financing.

     6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the condition, which may be waived in whole or in part by the Company, that the representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, except to the extent the failure of such representations and warranties to be true and correct or the failure to perform obligations hereunder would not, in the aggregate, have a Material Adverse Effect with respect to the Company. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and by the chief financial officer of Parent to such effect.

     6.4 Closing Deliveries. The parties hereto shall deliver or cause to be delivered to one another such opinions, certificates and other documents as shall be reasonably requested.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

          (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

          (b) by either the Company or Parent (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within 30 days following receipt by the breaching party of notice of such breach, in any such case such that the conditions set forth in Section 6.2 or Section 6.3, as the case may be, would be incapable of being satisfied by August 1, 1996, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

          (c) by either the Company or Parent, if the Merger shall not have been consummated on or before August 1, 1996; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by Parent (i) on September 14, 1995 if executed commitments from one or more financial institutions to provide the Financing shall not have been entered into and continue in full force and effect on the date Parent exercises such termination option; (ii) at any time on or after November 3, 1995 but on or prior to November 20, 1995 if the Credit Agreement shall not have been entered into and continue in full force and effect on the date Parent exercises such termination option; or (iii) at any time subsequent to November 20, 1995, if the Credit Agreement no longer is in full force and effect on the date Parent exercises such termination option;

          (e) by the Company (i) at any time on or after September 15, 1995 but on or prior to October 4, 1995 if executed commitments from one or more financial institutions to provide the Financing shall not have been entered into and continue in full force and effect on the date the Company exercises such termination option; (ii) at any time on or after October 5, 1995 but on or prior to November 20, 1995 if the Credit Agreement shall not have been entered into and continue in full force and effect on the date the Company exercises such termination option; or (iii) at any time subsequent to November 20, 1995, if the Credit Agreement no longer is in full force and effect on the date the Company exercises such termination option;

          (f) by either Parent or the Company, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Shareholders Meeting;

          (g) by Parent if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have approved or recommended to the shareholders of the Company a Competing Transaction; (ii) the Company shall have entered into any agreement with respect to any Competing Transaction; or (iii) the Board of Directors shall resolve to do any of the foregoing; or

          (h) by the Company in connection with entering into a definitive agreement relating to a Superior Proposal in accordance with Section 4.1(e)(ii), provided it has complied with all of the provisions thereof and has made payment of the full fee and expense reimbursement required by
     Section 5.4(b) hereof.

     7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to this Section 7.2, the second and third sentences of Section 5.2, Sections 5.4 and 5.5 and Article IX, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement, except as provided in Section 9.7. Notwithstanding anything to the contrary set forth in
Section 7.1(d) or 7.1(e), Parent or the Company, as the case may be, may not exercise its right of termination thereunder if the commitments or Credit Agreement, as the case may be, has been entered into and continues in full force and effect at the time of such party's intended exercise of such right.

     7.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is approved by the Company's shareholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the shareholders of the Company.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                  TENDER OFFER

     8.1 Tender Offer. (a) If (i) there is a bona fide proposal made by a person other than Parent or any affiliate thereof to effect a Competing Transaction or (ii) the FCC will otherwise permit the filing and grant of an application for special temporary authority, Parent shall have the right, in its sole discretion, upon no less than five days' notice to the Company, to commence a cash tender offer to purchase all the outstanding Shares (with a 66 2/3% fully-diluted minimum condition, which cannot be waived without the written consent of the Company) at a price equal to or in excess of what would have been the Merger Consideration (assuming that, for purposes of calculating the Additional Amount, the Closing Date was the date Shares are accepted for payment under such tender offer). There shall be no conditions to the acceptance of Shares pursuant to such tender offer except (x) such conditions as are expressly set forth in Sections 6.1 and 6.2 of this Agreement, (y) grant or approval by the FCC of special temporary authority pursuant to the Communications Act to consummate the offer and (z) the additional conditions set forth in Section 8.1 of the Parent Disclosure Schedule.

          (b) Notwithstanding Parent's exercise of such option to commence such a tender offer, this Agreement shall remain in full force and effect and, to the extent applicable, the provisions hereof shall apply to such tender offer (including, without limitation, that the payments required to be made at the Effective Time under Section 2.5 and as provided in Section 3.1(k) to the Company Disclosure Schedule shall be made upon the acceptance of Shares in the tender offer) and subsequent merger. Without limiting the foregoing, the parties hereto agree to amend this Agreement to include customary provisions pertaining to cash tender offers, including, without limitation, provisions relating to the extension of any such offer, the preparation, filing and dissemination of such documents as shall be required under applicable law in connection with tender offers (and the provision of information required to be included therein), the recommendation of the offer by the Company's Board of Directors and the appointment by Parent (or the trustee referred to below) of directors to the Company's Board of Directors. Any Shares not purchased by Parent in such tender offer shall be, as promptly as possible, acquired by Parent at the same purchase price paid for Shares accepted in such tender through a short-term merger (if available) or a long-form merger, subject to any required approval or order of the FCC.

          (c) Parent or Sub, as appropriate, will enter into a voting trust agreement with respect to the Shares purchased pursuant to the offer with one or more voting trustees acceptable to the FCC, and the Company will cooperate with the trustee, Parent and Sub to effect a sale of the Shares if Shares must be sold pursuant to the voting trust agreement.

          (d) The Company agrees that it will, at the time after commencement of the tender offer, enter into a loan agreement with Parent pursuant to which the Company will lend to Parent, during the period from the consummation of the offer until the sale of all the Shares held by the trustee as a result of the FCC Order not having been obtained, the Company's excess cash flow (which will have the meaning, to be set forth in the loan agreement, customarily ascribed to such term). The terms of any such loan (which will be unsecured) will be based upon market terms for loans of this nature.

          (e) Each of the parties hereto represents that all necessary corporate action has been taken to duly authorize the consummation of the transactions contemplated by this Section 8.1.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Effectiveness of Representations, Warranties and Agreements; Confidentiality Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, this Article IX and Sections 5.6 and 5.12 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and the Effective Time or any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply in all respects as if set forth herein in full, including, without limitation, with respect to all information and material delivered by any party hereunder.

     9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

        (a)  if to Parent or Sub, to:

            Westinghouse Electric Corporation
            11 Stanwix Street
            Pittsburgh, PA 15222
            Attn: Louis J. Briskman, Esq., General Counsel
            Telephone: (412) 244-2000
            Telecopy: (412) 642-5224

        with copies to:

             Westinghouse Broadcasting Company
            200 Park Avenue
            New York, New York 10166
            Attn: Martin P. Messinger, Esq., General Counsel
            Telephone: (212) 885-2600
            Telecopy: (212) 885-2787

             and

             Weil, Gotshal & Manges
            767 Fifth Avenue
            New York, New York 10153
            Attn: Dennis J. Block, Esq.
            Telephone: (212) 310-8000
            Telecopy: (212) 310-8007

        (b)  if to the Company, to:

            CBS Inc.
            51 West 52nd Street
            New York, New York 10019
            Attn: Ellen O. Kaden, Esq., General Counsel
            Telephone: (212) 975-4321
            Telecopy: (212) 975-7292
        with a copy to:

            Cravath, Swaine & Moore
            825 Eighth Avenue
            New York, New York 10019
            Attn: Samuel C. Butler, Esq.
            Telephone: (212) 474-1000
            Telecopy: (212) 474-3700

     9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. All references herein to days are to calendar days, except where business days are expressly referred to herein.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (together with the Confidentiality Agreement), including the Disclosure Schedules, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in
Section 5.6 or as set forth in Section 5.12, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement and would give rise to a failed condition under Article VI or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any purported assignment shall be void), except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          WESTINGHOUSE ELECTRIC CORPORATION

                                          By: /s/  MICHAEL H. JORDAN

                                            ------------------------------------
                                            Name:  Michael H. Jordan
                                            Title: Chairman and Chief Executive
                                                   Officer


                                          GROUP W ACQUISITION CORP.

                                          By: /s/  LOUIS J. BRISKMAN

                                            ------------------------------------
                                            Name:  Louis J. Briskman
                                            Title: President

                                          CBS INC.

                                          By: /s/  LAURENCE A. TISCH

                                            ------------------------------------
                                            Name:  Laurence A. Tisch
                                            Title: Chairman, President and
                                                   Chief Executive Officer

Conformed Copy                                                        APPENDIX B

                               L.T. HOLDING CORP.
                                1013 CENTRE ROAD
                                   SUITE 350
                           WILMINGTON, DELAWARE 19805

                                                   August 1, 1995

Westinghouse Electric Corporation
11 Stanwix Street
Pittsburgh, PA 15222

Gentlemen:

     As an inducement and a condition to your execution of the Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, among Westinghouse Electric Corporation, a Pennsylvania corporation ("Parent"), Group W Acquisition Corp., a New York corporation and an indirect wholly-owned subsidiary of Parent ("Sub"), and CBS Inc., a New York corporation (the "Company"), under which Sub will be merged (the "Merger") with and into the Company, L.T. Holding Corp., a Delaware corporation ("Shareholder") hereby agrees, subject to the last paragraph hereof, as follows:

          1. Shareholder shall vote, and cause to be voted, all shares of common stock of the Company (the "Company Shares") set forth opposite Shareholder's name on Schedule A hereto and all other Company Shares held of record or beneficially owned by Shareholder, whether issued, or hereafter acquired (collectively, the "Shares") in favor of the Merger. Moreover, in the event Parent elects to exercise its rights under the Merger Agreement to commence a cash tender offer (the "Tender Offer") for the Company Shares, Shareholders shall tender all Shares in the Tender Offer and shall not withdraw any of the Shares tendered pursuant to the Tender Offer.

          2. Shareholder shall not (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares (including, without limitation, exercising any registration rights of Shareholder with respect to the Shares) or (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares.

     Notwithstanding anything to the contrary contained herein, if the Merger Agreement is terminated or if the Board of Directors of the Company withdraws its recommendation of the Merger Agreement and the Merger, Shareholder will have no further obligations under this letter agreement.

                                          Very truly yours,

                                          L.T. HOLDING CORP.

                                          By: /s/  DANIEL R. BUTLER

                                            ------------------------------------
                                            Name: Daniel R. Butler
                                            Title: Secretary

Accepted and Agreed to this
1st day of August, 1995.

WESTINGHOUSE ELECTRIC CORPORATION

By: /s/  MICHAEL H. JORDAN

    --------------------------------------------------------
    Name: Michael H. Jordan
    Title: Chairman and Chief Executive Officer

                                   SCHEDULE A

NAME AND ADDRESS OF SHAREHOLDER                                                NUMBER OF SHARES
-------------------------------                                                ----------------
L.T. Holding Corp............................................................     10,987,285
1013 Centre Road
Suite 350
Wilmington DE 19805

                                                                      APPENDIX C

                         [SALOMON BROTHERS LETTERHEAD]

Confidential

August 1, 1995

Board of Directors
CBS Inc.
51 West 52nd Street
New York, New York 10019

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of Common Stock, $2.50 par value (the "Shares"), of CBS Inc., a New York corporation (the "Company") of the consideration to be received by such holders in the proposed merger (the "Merger") of Group W Acquisition Corp. ("Acquisition Sub"), a New York corporation and a subsidiary of Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), with and into the Company. Pursuant to the Agreement and Plan of Merger to be dated as of July 30, 1995 (the "Merger Agreement") among the Company, Westinghouse and Acquisition Sub, all outstanding Shares (other than the Shares whose holders exercise their dissenter's rights) will be converted into the right to receive $81.00 per Share, plus the Additional Amount as defined in the Merger Agreement, in cash.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement dated July 30, 1995; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the five-year period ended December 31, 1994 and the Quarterly Reports on Form 10-Q of the Company for the quarter ended March 31, 1995; (iii) the Company's press release announcing preliminary financial information for the quarter ended June 30, 1995; (iv) certain other internal information, primarily financial in nature, including the Company's estimate of 1995 earnings, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Shares; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We were not requested to and did not solicit third party interest in the Company. We have also met with certain officers and employees of the Company, to discuss the foregoing as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which we deemed relevant.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the Company's estimate of earnings for 1995, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the financial performance of the Company for the period covered. We have not made or obtained any independent evaluations or appraisals of any of the Company's assets, properties or facilities, nor have we been furnished with any such evaluations or appraisals. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. We have also assumed that the definitive Merger Agreement will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the drafts of such document we have reviewed.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of the operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Shares and for the equity securities of certain other companies that we believe to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the broadcasting industry as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Shares in the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Shares as to how such holder should vote with respect to the Merger.

     As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the execution by the Company of the Merger Agreement. Additionally, Salomon Brothers Inc has previously rendered certain investment banking and financial advisory services to the Company for which we received customary compensation. In addition, in the ordinary course of our business, we actively trade the debt and equity securities of both the Company and Westinghouse for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/  SALOMON BROTHERS INC

                                          --------------------------------------
                                          SALOMON BROTHERS INC

                                                                      APPENDIX D

                       NEW YORK BUSINESS CORPORATION LAW

     SECTION 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of Section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve-month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares.

     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

     (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

     (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice laws and rules.

     (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

     (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

     (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

     (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by L. 1986, Ch 117, Section 3.)

P                                    CBS INC.

R                               51 WEST 52ND STREET
                              NEW YORK, NY 10019-6188
O
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
X
     The undersigned hereby appoints Laurence A. Tisch, Henry B. Schacht and
Y Franklin A. Thomas as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote all the shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting to be held on Thursday, November 16, 1995, or at any adjournment or postponement thereof, (1) as specified below on the matters listed and more fully described in the Notice of Special Meeting and Proxy Statement of said meeting, receipt of which is acknowledged, and (2) in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof. If the undersigned participates in the Company's Employee Investment Fund (the "Fund"), pursuant to which the Fund account(s) of the undersigned have been allocated shares of Common Stock of the Company ("Fund Stock"), the undersigned hereby directs Boston Safe and Trust Company, as trustee of the Fund, to vote all such shares at the aforesaid Special Meeting or at any adjournment or postponement thereof, as directed on the reverse side of this Proxy, and, in its discretion, upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

     The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given, shares (other than, in certain instances, shares of Fund Stock) will be voted FOR the proposal. With respect to shares of Fund Stock, see the Proxy Statement. Specific choices may be made on the reverse side of this Proxy.

                 (Continued and to be signed on the other side)


                                                                     SEE REVERSE
                                                                        SIDE

     PLEASE MARK YOUR
/x/  VOTE AS IN THIS                                                       1644
     EXAMPLE.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOLLOWING
PROPOSAL.


Approval and adoption of (i) an Agreement and Plan of Merger dated August 1, 1995, among Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), Group W Acquisition Corp., a New York corporation and indirect wholly owned subsidiary of Westinghouse ("Sub"), and CBS Inc., a New York corporation (the "Company"), pursuant to which (A) Sub would be merged with and into the Company, with the Company continuing as the Surviving Corporation, (B) the Company would thereupon become a wholly owned subsidiary of Westinghouse and
(C) each outstanding share of Common Stock would be converted into the right to receive $81 in cash plus an additional amount equal to the product of (x) $81,
(y) 6% and (z) the number of days in the period from and including August 31, 1995, to but excluding the closing date for the Merger, divided by 365, minus any dividends declared and payable by the Company for the period following August 1, 1995 (collectively, the "Merger"), and (ii) the Merger.


            FOR                      AGAINST                ABSTAIN
            / /                        / /                    / /


For other than Fund Stock, this Proxy will be voted FOR the proposal unless instructions to the contrary are indicated. Please note that abstaining from the vote on the proposal will have the same effect as a vote AGAINST the proposal. As to Fund Stock, see the Proxy Statement.

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                        , 1995
---------------------------------------
Signature                          Date

                                        , 1995
---------------------------------------
Signature (if held jointly)        Date

                         [Coopers & Lybrand Letterhead]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                  -----------

To the Shareholders of CBS Inc.:

We have audited the consolidated financial statements of CBS Inc. and subsidiaries listed in the index on page 17 of this Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CBS Inc. and subsidiaries as of December 31, 1994, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 5 to the consolidated financial statements, in 1994 the Company changed its method of accounting for certain investments in debt and equity securities.

                                        COOPERS & LYBRAND L.L.P.


                                        /s/  Coopers & Lybrand L.L.P.

New York, New York
February 8, 1995

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                  -----------

We consent to the incorporation by reference in the registration statements of CBS Inc. and subsidiaries on Form S-8 (File Nos. 2-87270, 2-58540, and 2-33-2098) and the registration statement of CBS Inc. on Form S-3 (File No. 33-59462) of our report dated February 8, 1995, on our audits of the consolidated financial statements of CBS Inc. and subsidiaries for the years ended December 31, 1994, 1993 and 1992, which report appears above.

                                        COOPERS & LYBRAND L.L.P.


                                        /s/ Coopers & Lybrand L.L.P.

New York, New York
October 17, 1995

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